Exhibit 10.1
OMNIBUS AGREEMENT
among
HENRY SCHEIN, INC.,
NATIONAL LOGISTICS SERVICES, LLC,
WINSLOW ACQUISITION COMPANY,
BUTLER ANIMAL HEALTH HOLDING COMPANY LLC,
BUTLER ANIMAL HEALTH SUPPLY, LLC,
OAK HILL CAPITAL PARTNERS II, L.P.,
OAK HILL CAPITAL MANAGEMENT PARTNERS II, L.P.,
W.A. BUTLER COMPANY,
DARBY GROUP COMPANIES, INC.,
BURNS VETERINARY SUPPLY INC.,
and
THE MANAGEMENT MEMBERS
NOVEMBER 29, 2009

i

v

SCHEDULES

Schedule A-1	Certain Transaction Document Deliveries
Schedule A-2	Certain Closing Document Deliveries
Schedule B	Account Information
Schedule 1.1(a)	Schein Contribution
Annex A Excluded HSI Real Property Leases
Annex B Certain Excluded Assets
Annex C Certain Excluded Liabilities
Schedule 1.1(b)	Merger
Schedule 1.1(c)	HSI Stock Purchase
Schedule 1.8	Closing Mechanics
Schedule 2	Working Capital Adjustments
Schedule 8.2(b)(xiii)	Permitted Employment Consulting Agreements
Schedule 8.5(e)	Severance Pay Plan
Schedule 9.3(e)	Discharge of Certain Butler Holding Indebtedness
Schedule 13	Permitted Liens

EXHIBITS

EXHIBIT 3.6A	NLS Financials
EXHIBIT 3.6B	Core Vet Financials
EXHIBIT 3.6C	Schein Allocation Methodologies
EXHIBIT 4.6	Butler Financial Statements
EXHIBIT A	Management Members
EXHIBIT B	[Intentionally Omitted.]
EXHIBIT C	[Intentionally Omitted.]
EXHIBIT D	[Intentionally Omitted.]
EXHIBIT E	Form of MergerSub Stockholders Agreement
EXHIBIT F	Form of Non-Competition Agreement
EXHIBIT G-1	Form of Oak Hill Put Rights Agreement
EXHIBIT G-2	Form of Burns Put Rights Agreement
EXHIBIT H-1	Form of DE Certificate of Merger
EXHIBIT H-2	Form of OH Certificate of Merger
EXHIBIT I	Form of Demand Note
EXHIBIT J	Form of Registration Rights Agreement
EXHIBIT K	Balance Sheet Rules
EXHIBIT L-1	Current Assets and Current Liabilities of Butler Holding
EXHIBIT L-2	Current Assets and Current Liabilities of NLS
EXHIBIT L-3	Current Assets and Current Liabilities of Core Vet Business
EXHIBIT M	Calculation Existing Net Debt
EXHIBIT N-1	Form of Butler Holding Operating Agreement
EXHIBIT N-2	Form of Existing Operating Agreement
EXHIBIT O	Indemnification Percentage Interests
EXHIBIT P	Commitment Letter
EXHIBIT Q	Pre-Closing Percentage Interests
EXHIBIT R	License Agreement

OMNIBUS AGREEMENT
     This Omnibus Agreement (this “Agreement”) is entered into as of November 29, 2009 by and among Henry Schein, Inc., a Delaware corporation (“HSI”), National Logistics Services, LLC, a Delaware limited liability company (“NLS”), Winslow Acquisition Company, a Delaware corporation (“MergerSub”), Butler Animal Health Holding Company LLC, a Delaware limited liability company (“Butler Holding”), Butler Animal Health Supply, LLC, a Delaware limited liability company (“BAHS”), Oak Hill Capital Partners II, L.P., a Delaware limited partnership (“OHCP”), Oak Hill Capital Management Partners II, L.P., a Delaware limited partnership (“OHCM” and together with OHCP, “Oak Hill”), W.A. Butler Company, an Ohio corporation (“WA Butler”), Darby Group Companies, Inc., a New York corporation (“Darby”), Burns Veterinary Supply, Inc., a New York corporation (“Burns” and together with Oak Hill, the “Butler Group”), and those persons set forth on Exhibit A and party hereto (collectively, the “Management Members” and each, a “Management Member”).
Introduction
     WHEREAS, each of HSI and Butler Holding is engaged in the Vet Business (as defined herein);
     WHEREAS, the desire to combine the Schein Vet Business and the Butler Vet Business, on the terms and subject to the conditions set forth herein, which, in addition to the other transactions contemplated hereby, will be accomplished pursuant to (a) the Schein Contribution, (b) the Merger between WA Butler and MergerSub, with MergerSub as the surviving corporation, (c) the HSI Stock Purchase, (d) the MergerSub Contribution, (e) the Butler Holding Contribution, (f) the Redemptions and (g) the Butler Holding Conversion;
     WHEREAS, immediately after giving effect to the transactions contemplated hereby, the issued and outstanding equity interests of Butler Holding will be owned and held of record by Burns, OHCM, MergerSub and the Management Members;
     WHEREAS, immediately after giving effect to the transactions contemplated hereby, the issued and outstanding capital stock of MergerSub will be owned and held of record by OHCP and HSI;
     WHEREAS, as a condition to the Closing of the transactions contemplated hereby, Butler Holding and its Subsidiaries shall repay the Existing Indebtedness and enter into the Financing; and
     WHEREAS, after giving effect to the transactions contemplated hereby, HSI will own a 50.1% indirect ownership interest in Butler Holding with the intention that it is acquiring sufficient control of Butler Holding so that Butler Holding and its Subsidiaries shall be treated as consolidated subsidiaries of HSI for financial reporting purposes.

     Certain defined terms and an index of defined terms are set forth in Article 13.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
THE TRANSACTIONS
     1.1 The Transactions. Upon the terms and subject to the conditions set forth in this Agreement, (a) Each of HSI and NLS, as applicable, shall contribute and assign all of its right, title and interest in and to the Contributed Assets to MergerSub and MergerSub shall assume the Assumed Liabilities from HSI and NLS, in each case on the terms and subject to the conditions set forth in Schedule 1.1(a) (the “Schein Contribution”), (b) WA Butler shall merge with and into MergerSub, with MergerSub as the surviving corporation, on the terms and subject to the conditions set forth in Schedule 1.1(b) (the “Merger”), (c) HSI shall purchase the MergerSub Shares from OHCP, on the terms and subject to the conditions set forth in Schedule 1.1(c) (the “HSI Stock Purchase”), (d) MergerSub shall contribute and assign all of its right, title and interest in and to the Contributed Assets to Butler Holding and Butler Holding shall assume the Assumed Liabilities from MergerSub, in each case, on the terms and subject to the conditions set forth herein and in the Contribution Documents (the “MergerSub Contribution”), (e) Butler Holding shall contribute and assign all of its right, title and interest in and to the Contributed Assets to BAHS and BAHS shall assume the Assumed Liabilities from Butler Holding, in each case, on the terms and subject to the conditions set forth herein and in the Contribution Documents (the “Butler Holding Contribution”), (f) Butler Holding shall redeem that number of Butler Holding Preferred Shares and Butler Holding Common Shares, on the terms and subject to the conditions set forth in the Closing Mechanics (collectively, the “Redemptions”) and (g) MergerSub shall convert that number of Butler Holding Preferred Shares for that number of Butler Holding Common Shares, on the terms and subject to the conditions set forth in the Closing Mechanics (the “Butler Holding Conversion”).
The parties acknowledge and agree that after giving effect to the transactions contemplated hereby, HSI’s indirect ownership interest in Butler Holding shall be equal to 50.1% (in the manner set forth in the Closing Mechanics) with the intention that it is acquiring sufficient control of Butler Holding so that Butler Holding and its Subsidiaries shall be treated as consolidated subsidiaries of HSI for financial reporting purposes.
     1.2 The Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 (a) subject to the satisfaction or waiver of the conditions set forth in Article 9, on December 31, 2009, or (b) on such other date that is agreed to in writing by HSI and Butler Holding (the “Closing Date”). Unless otherwise agreed to in writing by HSI and Butler Holding, the Closing shall be deemed to have occurred at the close of business on the Closing Date.

     1.3 Deliveries at Closing by HSI.
          (a) Closing Documents. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.3, HSI and NLS shall deliver, or cause to be delivered, (i) each of the documents on Schedule A-1 to which HSI, NLS and MergerSub is a party, to each other party thereto, in each case, duly executed by HSI, NLS or MergerSub, as applicable, and (ii) each of the documents listed on Schedule A-2(i) to the parties indicated thereon.
          (b) Payments. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.3, HSI and NLS shall deliver, or cause to be delivered:
               (i) to OHCP the HSI Cash Payment by wire transfer of immediately available funds to OHCP’s account set forth on Schedule B;
               (ii) by MergerSub, following receipt by MergerSub of the payment by Butler Holding pursuant to Section 1.4(b), the payment to OHCP of the Demand Note Amount in cash by wire transfer of immediately available funds to OHCP’s account set forth on Schedule B; and
               (iii) the payment by HSI, if any, required pursuant to Section 2.1.
     1.4 Deliveries at Closing by Butler Holding.
          (a) Butler Holding Closing Documents. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2, Butler Holding shall deliver or cause to be delivered, (i) each of the documents on Schedule A to which Butler Holding and BAHS is a party, to each other party thereto, in each case, duly executed by Butler Holding or BAHS, as applicable, and (ii) each of the documents listed on Schedule A-2(ii) to the parties indicated thereon.
          (b) Redemption Payments. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2, Butler Holding shall deliver or cause to be delivered to each of OHCM, MergerSub, Burns and the Management Members, the redemption price specified on Schedule 1.8, by payment in cash by wire transfer of immediately available funds.
     1.5 Deliveries at Closing by Oak Hill and WA Butler.
          (a) Closing Documents. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, Oak Hill and WA Butler shall deliver or cause to be delivered, (i) each of the documents on Schedule A to which Oak Hill and WA Butler is a party, to each other party thereto, in each case, duly executed by Oak Hill or WA Butler, as applicable, and (ii) each of the documents listed on Schedule A-2(iii) to the parties indicated thereon.

          (b) Payments. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, Oak Hill and WA Butler shall deliver or cause to be delivered the payment by Oak Hill, if any, required pursuant to Section 2.1.
     1.6 Deliveries at Closing by Burns.
          (a) Closing Documents. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, Burns shall deliver or cause to be delivered, (i) each of the documents on Schedule A to which Burns, Darby, Michael Ashkin, or Carl Ashkin is a party, to each other party thereto, in each case, duly executed by Burns, Darby, Michael Ashkin, and Carl Ashkin, as applicable, and (ii) each of the documents listed on Schedule A-2(iv) to the parties indicated thereon.
          (b) Payment. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, Burns shall deliver or cause to be delivered the payment, if any, required pursuant to Section 2.1.
     1.7 Deliveries at Closing by the Management Members.
          (a) Closing Documents. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, each Management Member shall deliver, or cause to be delivered, (i) each of the documents on Schedule A to which such Management Member is a party, to each other party thereto, in each case, duly executed such Management Member, and (ii) each of the documents listed on Schedule A-2(v) to the parties indicated thereon.
          (b) Payment. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, each Management Member shall deliver, or cause to be delivered, the payment, if any, required pursuant to Section 2.1.
     1.8 Closing Mechanics.
          (a) Set forth on Schedule 1.8 hereto is an outline of the transaction mechanics (the “Closing Mechanics”), including, without limitation, the transactions set forth in Section 1.1. At least three (3) business days prior to the Closing Date, Butler Holding shall deliver to HSI a certificate (the “Closing Date Certificate”), which shall set forth estimates of the Aggregate Preferred Face Amount, the Refinancing Expenses and the Existing Net Debt. The amounts set forth on the Closing Date Certificate shall be used for purposes of Closing Mechanics at the Closing, provided that any payments and distributions made in accordance with Schedule 1.8 shall be subject to adjustment following the Closing as set forth in Section 1.8(b) below.
          (b) Within ten (10) days after the Closing, the Butler Group shall deliver to Butler Holding a statement setting forth the actual Aggregate Preferred Face Amount, the Refinancing Expenses and Existing Net Debt (the “Final Closing Statement”), which statement shall set forth in reasonable detail the actual Refinancing Expenses and Existing Net Debt as of the Closing. If Butler Holding delivers a dispute notice to the Butler Group within ten (10) days after receipt by Butler Holding of the Final Closing Statement, then Butler Holding and the Butler Group will attempt to resolve and finally determine and agree upon the Final Closing Statement as promptly as practicable. If Butler Holding and the Butler Group are unable to agree upon the Final Closing Statement within thirty (30) days any items remaining in dispute, at the request of either party at any time after the HSI Negotiation Period, shall be submitted to the Accounting Firm to resolve such dispute pursuant to the dispute resolution provisions of Section 2.2(c) hereof, mutatis mutandis. Upon final determination of the amounts set forth on the Final Closing Statement, all payments and distributions made pursuant to the Closing Mechanics shall be recalculated as though the amounts set forth on the Final Closing Statement were used for purposes of the Closing, and each of the Butler Holding Members and Butler Holding agrees to make such payments or distributions as may be necessary to true-up any such payments and distributions to reflect the amounts set forth on the Final Closing Statement. The parties acknowledge that HSI and its representatives on the Company Board shall have the right to exercise the rights of Butler Holding under this Section 1.8(b) (including the resolution of disputes).
          (c) Notwithstanding anything contained herein to the contrary, (i) the aggregate cash payment by HSI pursuant to the Closing Mechanics is equal to $55,323,439,22, subject to adjustment for the amount of Refinancing Expenses (other than the payments, if any, required by Article 2), and (ii) immediately after giving effect to all the transactions contemplated hereby, HSI shall own, directly or indirectly, 50.1% of the outstanding equity interests in Butler Holding and there shall be only one class of outstanding Equity Securities of Butler Holding and MergerSub in accordance with the Closing Mechanics.

ARTICLE 2
PURCHASE PRICE ADJUSTMENTS
     2.1 Payments at Closing.
          (a) At least ten (10) days prior to the Closing, HSI will furnish to Butler Holding a certificate (the “HSI Estimated Closing Working Capital Certificate”) setting forth an estimate of HSI Closing Working Capital. In preparing the HSI Estimated Closing Working Capital Certificate, HSI’s estimate of the HSI Closing Working Capital will be made in accordance with the Balance Sheet Rules.
          (b) At least ten (10) days prior to the Closing, Butler Holding will furnish to HSI a certificate (the “Butler Holding Estimated Closing Working Capital Certificate”) setting forth an estimate of Butler Holding Closing Working Capital. In preparing the Butler Holding Estimated Closing Working Capital Certificate, Butler Holding’s estimate of the Butler Holding Closing Working Capital will be made in accordance with the Balance Sheet Rules.
          (c) At the Closing, (i) either (A) the Butler Holding Members (severally, in accordance with their respective Pre-Closing Percentage Interests) shall pay HSI an amount of cash equal to the excess, if any, of the Butler Closing Working Capital Payment (as defined below) over the HSI Closing Working Capital Payment (as defined below) or (B) HSI shall pay the Butler Holding Members (in accordance with their respective Pre-Closing Percentage Interests) an amount of cash equal to the excess, if any, of the HSI Closing Working Capital Payment over the Butler Closing Working Capital Payment:
               (ii) For purposes of this Section 2.1(c):
“Butler Closing Working Capital Payment” shall mean an amount, equal to the sum of:
          (W) the product of (1) the Butler Holding Post-Closing Percentage Interest multiplied by (2) the excess, if any, of HSI Estimated Closing Working Capital over HSI Target Closing Working Capital; plus
          (X) the product of (1) the HSI Post-Closing Percentage Interest multiplied by (2) the excess, if any, of Butler Holding Target Closing Working Capital over Butler Holding Estimated Closing Working Capital.
“HSI Closing Working Capital Payment” shall mean an amount, equal to the sum of:
          (Y) the product of (1) the HSI Post-Closing Percentage Interest multiplied by (2) the excess, if any, of Butler Holding Estimated Closing Working Capital over Butler Holding Target Closing Working Capital; plus

          (Z) the product of (1) the Butler Holding Post-Closing Percentage Interest multiplied by (2) the excess, if any, of HSI Target Closing Working Capital over HSI Estimated Closing Working Capital.
For the avoidance of doubt, for purposes of calculating the “excess, if any” in each of clauses (W)(2), (X)(2), (Y)(2) and (Z)(2) above, if the result of such calculation does not yield a positive number, such calculation shall be deemed to equal zero. For the purposes of illustration, examples of the calculations to determine the Butler Closing Working Capital Payment, the HSI Closing Working Capital Payment and the amounts, if any, to be paid pursuant to Section 2.1(c) are set forth on Schedule 2.
     2.2 HSI Working Capital Adjustment.
          (a) Within ninety (90) days after the Closing Date, HSI will deliver to the Butler Group a certificate (the “HSI Closing Working Capital Certificate”) executed by HSI setting forth an itemized statement of HSI Closing Working Capital. The HSI Closing Working Capital Certificate will be prepared in accordance with the Balance Sheet Rules.
          (b) If the Butler Group delivers written notice (the “HSI Disputed Items Notice”) to HSI within thirty (30) days after receipt by the Butler Group of the HSI Closing Working Capital Certificate, stating that the Butler Group objects to any items in the HSI Closing Working Capital Certificate, specifying in reasonable detail the basis for such objection and setting forth the Butler Group’s proposed modification to HSI Closing Working Capital, HSI and the Butler Group will attempt to resolve and finally determine and agree upon the HSI Closing Working Capital as promptly as practicable.
          (c) If HSI and the Butler Group are unable to agree upon the HSI Closing Working Capital within thirty (30) days after delivery of the HSI Disputed Items Notice (the “HSI Negotiation Period”), any items remaining in dispute, at the request of either party at any time after the HSI Negotiation Period, shall be submitted to the New York office of Ernst & Young (the “Accounting Firm”). If the New York office of Ernst & Young is unwilling to serve as the Accounting Firm, then an independent, nationally recognized accounting firm reasonably acceptable to each of HSI and the Butler Group (which Accounting Firm shall not be HSI’s, Butler Holding’s, Darby’s, Burns’ or Oak Hill’s or any of their respective Subsidiaries’ regular auditors) will resolve the items set forth in the HSI Disputed Items Notice (the “HSI Disputed Items”). If the Butler Group and HSI are unable to agree upon the selection of an Accounting Firm within 10 days after the end of the HSI Negotiation Period, HSI and the Butler Group shall each (at its own expense) select an independent accounting firm and said firms shall promptly designate a third firm as the Accounting Firm. The Accounting Firm will (i) resolve only the HSI Disputed Items, and (ii) make a determination of HSI Closing Working Capital using the calculations set forth in the HSI Closing Working Capital Certificate, as modified only by the Accounting Firm’s resolution of the HSI Disputed Items. The Accounting Firm shall address only the HSI Disputed Items and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The determination of the Accounting Firm will be made within sixty (60) days after being selected and will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court with jurisdiction thereover. The fees, costs and expenses of the Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by such Accounting Firm (i.e., HSI or the Butler Group (severally in accordance with their respective Indemnification Percentage Interests)), or if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by HSI and fifty percent (50%) by the Butler Group (severally in accordance with their respective Indemnification Percentage Interests). If an Accounting Firm is required to resolve HSI Disputed Items and Butler Holding Disputed Items, such disputes shall be combined and resolved together to the extent practicable.
          (d) If the Butler Group does not deliver the HSI Disputed Items Notice to HSI within thirty (30) days after receipt by the Butler Group of the HSI Closing Working Capital Certificate, the HSI Closing Working Capital specified in the HSI Closing Working Capital Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.
          (e) HSI will provide the Butler Group and its accountants, lawyers and representatives with full access at all reasonable times to (and shall be allowed to make copies of) the Schein Books and Records and to any personnel of HSI reasonably requested by such persons, in each case in connection with the final determination of the HSI Closing Working Capital or any dispute relating thereto.
     2.3 Butler Holding Working Capital Adjustment.
          (a) Within ninety (90) days after the Closing Date, the Butler Group will deliver to HSI a certificate (the “Butler Holding Closing Working Capital Certificate”) executed by the Butler Group setting forth an itemized statement of Butler Holding Closing Working Capital. The Butler Holding Closing Working Capital Certificate will be prepared in accordance with the Balance Sheet Rules.
          (b) If HSI delivers written notice (the “Butler Holding Disputed Items Notice”) to the Butler Group within thirty (30) days after receipt by HSI of the Butler Holding Closing Working Capital Certificate, stating that HSI objects to any items in the Butler Holding Closing Working Capital Certificate, specifying in reasonable detail the basis for such objection and setting forth HSI’s proposed modification to Butler Holding Closing Working Capital, the Butler Group and HSI will attempt to resolve and finally determine and agree upon the Butler Holding Closing Working Capital as promptly as practicable.
          (c) If the Butler Group and HSI are unable to agree upon the Butler Holding Closing Working Capital within thirty (30) days after delivery of the Butler Holding Disputed Items Notice (the “Butler Negotiation Period”), any items remaining in dispute, at the request of either party at any time after the Butler Negotiation Period, shall be submitted to the named Accounting Firm set forth in the first sentence of Section 2.2(c). If such firm is unwilling to serve as the Accounting Firm, then an Accounting Firm reasonably acceptable to each of the Butler Group and HSI (which Accounting Firm shall not be HSI’s, Butler Holding’s, Darby’s, Burns’ or Oak Hill’s or any of their respective Subsidiaries’ regular auditors) will resolve the items set forth in the Butler Holding Disputed Items Notice (the “Butler Holding Disputed Items”). If the Butler Group and HSI are unable to agree upon the selection of an Accounting Firm within 10 days after the end of the Butler Negotiation Period, HSI and the Butler Group shall each (at its own expense) select an independent accounting firm and said firms shall promptly designate a third firm as the Accounting Firm. The Accounting Firm will (i) resolve only the Butler Holding Disputed Items, and (ii) make a determination of Butler Holding Closing Working Capital using the calculations set forth in the Butler Holding Closing Working Capital Certificate, as modified only by the Accounting Firm’s resolution of the Butler Holding Disputed Items. The Accounting Firm shall address only the Butler Holding Disputed Items and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The determination of the Accounting Firm will be made within sixty (60) days after being selected and will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court with jurisdiction thereover. The fees, costs and expenses of the Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by such accounting firm (i.e., the Butler Group (severally in accordance with their respective Indemnification Percentage Interests) or HSI), or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Butler Group (severally in accordance with their respective Indemnification Percentage Interests) and fifty percent (50%) by HSI. If an Accounting Firm is required to resolve HSI Disputed Items and Butler Holding Disputed Items, such disputes shall be combined and resolved together to the extent practicable.
          (d) If HSI does not deliver the Butler Holding Disputed Items Notice to the Butler Group within thirty (30) days after receipt by HSI of the Butler Holding Closing Working Capital Certificate, the Butler Holding Closing Working Capital specified in the Butler Holding Closing Working Capital Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.
          (e) Butler Holding will provide HSI and its accountants, lawyers and representatives with full access at all reasonable times to (and shall be allowed to make copies of) the Butler Holding Books and Records and to any personnel of Butler Holding reasonably requested by such persons, in each case in connection with the final determination of the Butler Holding Closing Working Capital or any dispute relating thereto.
     2.4 Payments for Working Capital Adjustments. At such time as the HSI Closing Working Capital and the Butler Holding Closing Working Capital are finally determined or otherwise agreed to in writing by Butler Holding and HSI pursuant to Sections 2.2 and 2.3, then:
          (a) (i) Either (A) the Butler Holding Members (severally, in accordance with their respective Pre-Closing Percentage Interests) shall pay HSI an amount of cash equal to the excess, if any, of the Butler Post-Closing Working Capital Payment (as defined below) over the HSI Post-Closing Working Capital Payment (as defined below) or (B) HSI shall pay the Butler Holding Members (in accordance with their respective Pre-Closing Percentage Interests) an amount of cash equal to the excess, if any, of the HSI Post-Closing Working Capital Payment over the Butler Post-Closing Working Capital Payment; and

               (ii) For purposes of this Section 2.4(a), “Butler Post-Closing Working Capital Payment” shall mean an amount, equal to the sum of:
          (W) the product of (1) the Butler Holding Post-Closing Percentage Interest multiplied by (2) the excess, if any, of HSI Closing Working Capital over HSI Estimated Closing Working Capital; plus
          (X) the product of (1) the HSI Post-Closing Percentage Interest multiplied by (2) the excess, if any, of Butler Holding Estimated Closing Working Capital over Butler Holding Closing Working Capital; and
“HSI Post-Closing Working Capital Payment” shall mean an amount, equal to the sum of:
          (Y) the product of (1) the HSI Post-Closing Percentage Interest multiplied by (2) the excess, if any, of Butler Holding Closing Working Capital over Butler Holding Estimated Closing Working Capital; plus
          (Z) the product of (1) the Butler Holding Post-Closing Percentage Interest multiplied by (2) the excess, if any, of HSI Estimated Closing Working Capital over HSI Closing Working Capital.
For the avoidance of doubt, for purposes of calculating the “excess, if any” in each of clauses (W)(2), (X)(2), (Y)(2) and (Z)(2) above, if the result of such calculation does not yield a positive number, such calculation shall be deemed to equal zero. For the purposes of illustration, examples of the calculations to determine the Butler Post-Closing Working Capital Payment, the HSI Post-Closing Working Capital Payment and the amounts, if any, to be paid pursuant to Section 2.4(a) are set forth on Schedule 2.
          (b) No adjustment to the HSI Closing Working Capital pursuant to this Article 2 shall be considered a breach of any representation, warranty or other provision of this Agreement. No adjustment to the Butler Holding Closing Working Capital pursuant to this Article 2 shall be considered a breach of any representation, warranty or other provision of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING HSI AND THE
CONTRIBUTED SCHEIN VET BUSINESS AND MERGERSUB
     HSI hereby represents and warrants to the Butler Holding Members solely with respect to the Contributed Schein Vet Business (except where otherwise expressly indicated in this Article 3) as follows. Except for the representations and warranties set forth in this Article 3, HSI makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

     3.1 Organization, Power and Standing.
          (a) HSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HSI has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Charter Documents of HSI, each as amended to date, that have been made available to the Butler Group by HSI are complete and correct copies thereof.
          (b) NLS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. NLS has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Charter Documents of NLS, each as amended to date, that have been made available to the Butler Group by HSI are complete and correct copies thereof.
          (c) MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Charter Documents of MergerSub, each as amended to date, that have been made available to the Butler Group by HSI are complete and correct copies thereof.
     3.2 Power and Authority. Each of HSI, NLS and MergerSub has the corporate power and authority and have taken all required corporate or limited liability company action, as applicable, on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which it is a party.
     3.3 Validity and Enforceability. This Agreement is, and each of the other Transaction Documents contemplated hereby will be when executed and delivered by each of HSI, NLS and MergerSub, as applicable, the valid and binding obligations of each of HSI, NLS and MergerSub, as applicable, enforceable against HSI, NLS and MergerSub, as applicable, in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
     3.4 Capitalization; Subsidiaries.
          (a) HSI is the record and beneficial owner of all outstanding membership interests of NLS and there are no outstanding Equity Securities of, or in, NLS to which NLS is a party or is bound requiring the issuance, delivery or sale of membership interests of or equity securities in NLS.
          (b) Schedule 3.4(b)-1 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of MergerSub and the record or beneficial owners of such Equity Securities as of the date hereof and, subject to the accuracy of the representations and warranties with respect to WA Butler in Section 6.2, Schedule 3.4(b)-2 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of MergerSub and the record or beneficial owners of such Equity Securities as of the Closing Date (immediately prior to the Closing of the transactions contemplated hereby). All of the issued and outstanding Equity Securities of MergerSub (the “MergerSub Equity Securities”) have been (or, as of the Closing Date, immediately following the Closing of the transactions contemplated hereby, they will be) validly issued, are fully paid and are non-assessable. OHCP will have (as of the Closing Date), good and valid title to the MergerSub Equity Securities held by it immediately after giving effect to all the transactions contemplated hereby, free and clear of all Liens other than restrictions on transfer imposed under applicable securities laws and the Liens set forth in the Transaction Documents. Other than HSI, there are no (and, as of the Closing Date, other than HSI and OHCP, there will be no) other record or beneficial owners of MergerSub Equity Securities.
          (c) Except as expressly contemplated by this Agreement, there are no outstanding or authorized options, stock appreciation, phantom stock or profit participation rights with respect to the capital stock of, or other equity interests in, MergerSub to which MergerSub is bound. There are no (i) Contracts to which MergerSub is a party or by which MergerSub is bound to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity security in, MergerSub or (ii) irrevocable proxies and voting agreements with respect to any shares of capital stock of, or other equity interest in, MergerSub. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by NLS or MergerSub.
          (d) Neither NLS nor MergerSub has any Subsidiaries and neither entity, directly or indirectly, owns or has the right to acquire any equity interest in any other Person and except as expressly contemplated by this Agreement is not obligated to make any loans or equity contributions to any Person.
     3.5 Foreign Qualifications. Schedule 3.5 sets forth a complete and accurate list of each jurisdiction in which HSI or any of its Subsidiaries is qualified to do business as a foreign entity in which the conduct of the Contributed Schein Vet Business or the ownership of the Contributed Assets makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a Schein Material Adverse Effect.
     3.6 Financial Statements.
          (a) Attached hereto as Exhibit 3.6A are the (i) unaudited balance sheets of NLS as of December 29, 2007 and December 27, 2008, and unaudited statements of income for the fiscal years then ended, and (ii) unaudited balance sheet of NLS as of September 26, 2009 (“NLS September Balance Sheet”), and an unaudited statement of income for the twelve fiscal month period then ended (collectively, the “NLS Financials”). Except as set forth on Schedule 3.6A, the NLS Financials fairly present, in all material respects, the financial condition of NLS as of the dates thereof and results of operations of NLS for the periods shown therein, and were derived from the books and records of NLS in conformity with GAAP consistently applied during the periods covered thereby (except as otherwise stated therein and for the omission of footnotes and subject to year end and other audit adjustments, which adjustments are, individually and in the aggregate, immaterial). None of the $1,031,584 expenses under the category “Medical Administration Allocation” charges on Exhibit 3.6A for the twelve (12) fiscal month period ended September 26, 2009 contains any material costs or expenses that directly support NLS.
          (b) Attached hereto as Exhibit 3.6B are the (i) unaudited Statement of Contributed Assets and Assumed Liabilities of the Core Vet Business as of December 29, 2007 and December 27, 2008, and unaudited statements of income for the fiscal years then ended, and

(ii) unaudited Statement of Contributed Assets and Assumed Liabilities as of September 26, 2009 (“Core Vet September Statement”), and an unaudited statement of income for the twelve fiscal month period then ended (collectively, the “Core Vet Financials”). Except as set forth on Schedule 3.6B, (A) the Core Vet Financials have been derived from the accounting records that underlie the consolidated financial statements of HSI as prepared as of the date hereof, which have been prepared in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise stated therein or in the case of unaudited financial statements, subject to year end and other audit adjustments, which adjustments are, individually and in the aggregate, immaterial), (B) the net sales and direct costs have been determined in accordance with GAAP, consistently applied, (C) all other expenses reflected on the Core Vet Financials were determined and allocated in accordance with the principles, assumptions and methodologies on Exhibit 3.6C (the “Schein Allocation Methodologies”), which have been consistently applied to the Core Vet Financials, (D) HSI has not made any material mathematical error in applying the Schein Allocation Methodologies, and (E) none of the expenses under the category “Global SG&A Costs” on Exhibit 3.6C, other than “Corporate Overhead”, contains any material costs or expenses that directly support the Core Vet Business. The income statements in the Core Vet Financials fairly present, in all material respects, the results of operations of the Core Vet Business for the periods shown therein, in accordance with the application of the Schein Allocation Methodologies and the immediately preceding sentence.
          (c) Butler Holding, BAHS and the Butler Holding Members acknowledge and agree that (i) the Core Vet Business involves a carve out of operations of HSI, which are not free standing operations, and (ii) they each hereby waive any right to challenge or assert any claims in respect of the Schein Allocation Methodologies or the treatment of Corporate Overhead (referenced in Exhibit 3.6C), including their impact in determining purchase price.
          (d) Without limiting the representations set forth in Section 3.6(a) above, except (i) for liabilities shown on the NLS September Balance Sheet or the Core Vet September Statement, (ii) for liabilities which have arisen in the ordinary course of business since the Balance Sheet Date, (iii) for liabilities which are not Assumed Liabilities or liabilities allocated pursuant to the Schein Allocation Methodologies, and (iv) as set forth on Schedule 3.6(d), neither HSI nor any of its Subsidiaries has incurred any material liability or obligation of any nature in respect of the Contributed Vet Business (whether absolute, accrued, contingent, liquidated or unliquidated) which is required by GAAP to be reflected as a liability on a balance sheet of the Contributed Schein Vet Business. Except as set forth in the Core Vet Financials or the NLS Financials, neither HSI nor any of its Subsidiaries maintains any “off-balance sheet arrangement” (within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission) relating to the Core Schein Vet Business.
          (e) HSI and each of its Subsidiaries have in place systems and processes reasonably designed to provide reasonable assurances regarding the reliability of the consolidated financial statements of HSI.
     3.7 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.7, HSI and its Subsidiaries have conducted the Contributed Schein Vet Business only in the ordinary course of business, in the same manner as heretofore conducted (except as may be necessary to comply with Applicable Laws) and, with respect to the Contributed Schein

Vet Business, HSI and NLS, as applicable, have not (a) subjected the Contributed Assets to any Lien, other than Permitted Liens, (b) acquired or disposed of any material assets, except in the ordinary course of business, (c) suffered any damage, destruction or casualty loss (whether or not covered by insurance) which individually or in the aggregate exceeds $150,000, (d) made any change in its accounting, auditing or Tax methods, practices or principles, (e) made or rescinded any express or deemed election relating to Taxes, settled or compromised any claim, action, suit litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (f) incurred any Indebtedness other than in the ordinary course of business consistent with past practices, or (g) suffered any Schein Material Adverse Effect. Since September 26, 2009, except as set forth on Schedule 3.7, HSI and its Subsidiaries have not increased any wages, salaries, bonuses or any other direct or indirect cash compensation received by any employee or consultant whose duties are primarily related to the Contributed Schein Vet Business and whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000. From the Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 3.7, HSI and its Subsidiaries have complied with the covenants set forth in Sections 8.2(b)(x), (xi) and (xii) of this Agreement.
     3.8 Taxes.
          (a) The representations set forth in this Section 3.8 are subject to the qualifications and disclosures set forth on Schedule 3.8.
               (i) None of the Contributed Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the Contributed Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954. No audits or other similar proceedings are pending or have been asserted in writing with respect to any Taxes due with respect to the Contributed Assets or the Assumed Liabilities. In respect of the Contributed Assets and the Assumed Liabilities, HSI, NLS and MergerSub have timely paid all Taxes owed by such companies and have made adequate provision for any Taxes that are not yet due and payable for all taxable periods ending on or before the Closing Date. In respect of the Contributed Assets and the Assumed Liabilities, HSI, NLS and MergerSub have filed all Tax Returns required to have been filed on or before the date hereof, all Taxes shown to be due on the Tax Returns referred to in this sentence have been timely paid and all such Tax Returns were correct and complete in all material respects. Schedule 3.8 sets forth the jurisdictions in which HSI (in respect of the Contributed Assets), NLS and MergerSub file Tax Returns and no written claim has been made by any Governmental Authority in a jurisdiction where HSI (in respect of the Contributed Assets), NLS or MergerSub, whichever applicable, does not file Tax Returns that it is required to file Tax Returns in that jurisdiction. There are no material Tax Liens pending or, to the knowledge of HSI, NLS and MergerSub, threatened against HSI, NLS, MergerSub or their assets or property (including, without limitation, the Contributed Assets), other than Permitted Liens. Neither HSI, NLS, nor MergerSub is a “foreign person” within the meaning of Section 1445(b)(2) of the Code; at the Closing, HSI, NLS, and MergerSub shall provide to Butler Holding and OHCP, as applicable, certificates to that effect that comply with the provisions of the Treasury Regulations under Sections 897 and 1445 of the Code. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no representation is made in this Section 3.8(b) with respect to any Taxes to the extent those Taxes result from (i) the transactions contemplated herein or in any of the other Transaction Documents or (ii)  Butler Holding or BAHS ceasing to utilize the LIFO method of accounting.
     3.9 Personal Property. Except as set forth on Schedule 3.9, HSI is the record owner of the Vedco Interests, free and clear of all Liens, other than Permitted Liens. HSI and NLS, as applicable, have good title to or a valid leasehold, license or other similar interest in the Tangible Property included in the Contributed Assets, free and clear of all Liens, except for Permitted Liens. The Tangible Property included in the Contributed Assets is in adequate condition to conduct the Contributed Schein Vet Business as the same is currently conducted, normal wear and tear excepted, has received continued repair and replacement in accordance with past practice and is suitable for its current use. To the knowledge of HSI, such Tangible Property is free of any material structural or engineering defects.
     3.10 Real Property.
          (a) None of the Contributed Assets constitutes real property owned by HSI or NLS.
          (b) Schedule 3.10(b) describes each interest in real property leased by HSI and its Subsidiaries with respect to the Contributed Schein Vet Business, including the lessor of such leased property, and identifies each lease or any other agreement under which such property is leased (collectively, the “HSI Real Property Leases,” and the real property subject to such HSI Real Property Leases being herein called the “HSI Leased Premises”). HSI and each of its Subsidiaries enjoys peaceful and quiet possession of the HSI Leased Premises and neither HSI nor NLS has received any written notice from any landlord under any HSI Real Property Lease asserting the existence of a material default under any HSI Real Property Lease (or the existence of any condition which after the passage of time or the giving of notice or both would constitute a default of or breach under any HSI Real Property Lease) or been informed in writing that the lessor under any HSI Real Property Lease has taken action or, to the knowledge of HSI, threatened to terminate the HSI Real Property Lease before the expiration date specified in the HSI Real Property Lease. Except as set forth on Schedule 3.10(b), the transactions contemplated by this Agreement or any other Transaction Document will not be the basis for any lessor under a HSI Real Property Lease to terminate its HSI Real Property Lease prior to the expiration date of the HSI Real Property Lease. The HSI Leased Premises, the condition thereof, the purposes for which such HSI Leased Premises are used and the activities of HSI with respect to the Contributed Schein Vet Business therein, conform in all material respects with Applicable Laws (except Environmental Laws, as to which only Section 3.21 applies) and all insurance requirements and restrictive covenants affecting the HSI Leased Premises. The HSI Leased Premises have adequate electric and other utility services for the operations conducted therein by HSI with respect to the Contributed Schein Vet Business. There are no “put” or other similar obligations requiring HSI to purchase or lease any real property or facilities with respect to the Contributed Schein Vet Business. Except as set forth on Schedule 3.10(b), there are no security deposits under the HSI Real Property Leases and no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease. Except as set forth on Schedule 3.10(b), none of the HSI Real Property Leases contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

          (c) Except as set forth on Schedule 3.10(c), the HSI Leased Premises include all of the land, buildings, structures and other improvements used by HSI and its Subsidiaries in the conduct of Contributed Schein Vet Business.
          (d) HSI Improvements are in good condition and repair and sufficient for the operation of the Contributed Schein Vet Business.
          (e) There are no leases, subleases, licenses or other agreements granting to any Person other than HSI or its Subsidiaries any right to the possession, use, occupancy or enjoyment of the HSI Leased Premises or any portion thereof (other than parking and other common areas used by other tenants).
          (f) HSI and each of its Subsidiaries holds its leasehold interest in the HSI Leased Premises (including each of the HSI Improvements) free and clear of all Liens, except for Permitted Liens.
          (g) To the knowledge of HSI, there are no condemnation Proceedings pending or, to the knowledge of HSI, threatened with respect to all or any part of the HSI Leased Premises.
          (h) There are no outstanding leasing commissions with respect to the HSI Real Property Leases and all real estate Taxes now and heretofore due or payable with regard to the HSI Leased Premises have been paid. There is no proposed or pending imposition of any special or other assessments for public betterments or otherwise, affecting the HSI Leased Premises.
     3.11 Intellectual Property.
          (a) Schedule 3.11(a) hereto contains a list of all material Business Intellectual Property included in clauses (i), (ii) (iii), (iv) and (vi) of the definition of Intellectual Property which HSI or any of its Subsidiaries owns and has registered with a Governmental Authority or other registrar, or with respect to which HSI or any of its Subsidiaries has filed an application for such a registration. Each of HSI and its Subsidiaries has taken all necessary actions with the appropriate Governmental Authority to maintain each such registration of Business Intellectual Property owned by HSI or such Subsidiary and registered with a Governmental Authority, and such Business Intellectual Property is subsisting and unexpired. Schedule 3.11(a) also contains a list of all IP Licenses used primarily or exclusively in the Contributed Schein Vet Business.
          (b) Except as set forth on Schedule 3.11(b), (i) neither HSI nor any of its Subsidiaries is violating, infringing or misappropriating any Intellectual Property of any other Person, and no Proceedings have been instituted or, to HSI’s knowledge, threatened, nor, to HSI’s knowledge, has a communication been received alleging any present or past violation, infringement or misappropriation, and (ii) to HSI’s knowledge, no third party is violating, infringing or misappropriating any Business Intellectual Property, nor is there any Proceeding which is pending or threatened, that challenges the rights of HSI or NLS in respect of any Business Intellectual Property owned by HSI, NLS or any of its Subsidiaries.

          (c) Each of HSI and its Subsidiaries has taken all commercially reasonable precautions to protect the secrecy and confidentiality of its trade secrets and other proprietary Business Intellectual Property.
          (d) Either HSI or one of its Subsidiaries (i) owns, (ii) otherwise has the right pursuant to a valid license, sublicense or other agreement to, or (iii) has public domain or other legal access without the need for a license, lease or consent of any third party to, the Business Intellectual Property. HSI’s and NLS’s rights in and to the Business Intellectual Property are free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.11(d), the execution and delivery of this Agreement and the performance of the obligations hereunder will not result in the default under or require consent of any other Person in respect of any IP License or otherwise result in the loss or diminution of any rights of HSI or its Subsidiaries in or to the Business Intellectual Property.
          (e) HSI’s and its Subsidiaries’ practices are and have always been in compliance in all material respects with (i) their then current privacy policies and (ii) their customers’ or any other party’s privacy policies when required to do so by contract. Neither HSI nor its Subsidiaries has received a notice of noncompliance relating to its actions relevant to this Section 3.11(e).
     3.12 Material Contracts. Schedule 3.12 hereto sets forth for HSI and its Subsidiaries a true, complete and correct list of all of the following Contracts in respect of the Contributed Schein Vet Business, except those which will be terminated at or prior to the Closing:
          (a) Contracts with respect to which HSI or any of its Subsidiaries has a stated liability or obligation of more than $250,000 within any twelve-month period from and after the date hereof, other than purchase orders entered into in the ordinary course of business consistent with past practice;
          (b) Contracts which place any limitation on the method of conducting or scope of the Contributed Schein Vet Business or prohibit, impair or otherwise limit any business practice of HSI, any of its Subsidiaries or any of their respective present or future Affiliates, including, without limitation, agreements containing covenants not to compete, non-disclosure or non-solicitation Contracts or any Contract granting a party thereto exclusive rights;
          (c) Contracts between HSI or NLS and their top twenty (20) vendors based on the aggregate dollar amount of sales of vendor product by the Contributed Schein Vet Business during the 2008 fiscal year, other than purchase orders entered into in the ordinary course of business consistent with past practice;
          (d) agency Contracts between HSI or its Subsidiaries and any third-party manufacturer with revenues greater than $500,000 for the 2008 fiscal year;
          (e) employment, consulting, severance, retention and deferred compensation Contracts involving the Contributed Schein Vet Business;
          (f) Contracts of HSI or any of its Subsidiaries with any officer, director or Affiliate of HSI or any of its Subsidiaries;

          (g) financing documents, loan agreements, security agreements, or Contracts providing for the guaranty of the obligations of any party (other than HSI or any of its Subsidiaries) primarily or exclusively relating to the Contributed Schein Vet Business or other Contracts evidencing Indebtedness primarily or exclusively relating to the Contributed Schein Vet Business;
          (h) Contracts with any labor union or association relating to any current or former employee, or collective bargaining agreements;
          (i) partnership, joint venture or similar agreements;
          (j) Contracts regarding acquisitions or dispositions of all or a material portion of the assets of the Contributed Schein Vet Business other than in the ordinary course of business;
          (k) Contracts entered into since December 31, 2007 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $250,000;
          (l) Contracts with the twenty (20) largest customers of the Contributed Schein Vet Business measured by dollar value for the twelve (12) calendar months ended December 31, 2008;
          (m) [Intentionally Omitted.];
          (n) any Contract containing any covenant limiting the freedom of HSI or any of its Subsidiaries or any of their present or future Affiliates with respect to the Contributed Schein Vet Business to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;
          (o) any agreement pursuant to which HSI or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the sale, distribution, license or support of any products or services of the Contributed Schein Vet Business;
          (p) any Contract with any Governmental Authority with revenues greater than $500,000 for the 2008 fiscal year;
          (q) (i) any purchase order or commitment for HSI Inventory items or supplies that, together with amounts on hand, constitute in excess of six (6) months normal usage, and (ii) any purchase order or commitment for the sale of HSI Inventory of the Contributed Schein Vet Business not entered into in the ordinary course of business;
          (r) any Contract providing for liquidated damages or similar penalties in the event of a breach;

          (s) any Contract providing for indemnification of any other party against incidental, consequential or similar losses;
          (t) management and financial advisory Contracts; and
          (u) independent sales representative Contracts.
     All of the foregoing, together with the IP Licenses used primarily or exclusively in the Contributed Schein Vet Business and the HSI Real Property Leases are herein called “HSI Material Contracts.” HSI has made available to the Butler Group true and correct copies of all HSI Material Contracts (including all amendments, modifications and side letters relating thereto). Each HSI Material Contract is valid and in full force and effect and constitutes a legal, valid, binding and enforceable obligation of HSI or such Subsidiary, as the case may be, and, to the knowledge of HSI, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles. HSI or such Subsidiary, as the case may be, and, to the knowledge of HSI, each other party thereto has performed all material obligations required to be performed by them thereunder. Neither HSI nor any of its Subsidiaries is in default under any material provision of any HSI Material Contract. To the knowledge of HSI, no third party is in default under any material provision of any HSI Material Contract. Except as set forth on Schedule 3.12, the transactions contemplated by this Agreement or any other Transaction Document will not afford any other party the right to terminate any such HSI Material Contract. Except as set forth on Schedule 3.12, none of the HSI Material Contracts contains any “change of control,” “assignment” or “transfer” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document. When used in this Agreement, the term “HSI Material Contract” also shall include any Contract of the type required to be disclosed on Schedule 3.12 that is entered into by HSI between the date of this Agreement and the Closing Date in compliance with the provisions of this Agreement.
     3.13 Litigation. Except as disclosed on Schedule 3.13, there is no Proceeding pending or, to the knowledge of HSI, threatened against HSI or any of its Subsidiaries with respect to the Contributed Schein Vet Business. Neither the Contributed Schein Vet Business nor any of Contributed Assets is subject to any unsatisfied order, judgment, injunction, decision, award or decree of any Governmental Authority. To the knowledge of HSI, except as otherwise set forth on Schedule 3.13, each of the claims set forth on Schedule 3.13 is covered under the HSI Insurance Policies. Except as disclosed on Schedule 3.13, there are no judgments unsatisfied against the Contributed Schein Vet Business or consent decrees or injunctions to which the Contributed Schein Vet Business is subject.
     3.14 No Conflict; Required Consents and Approvals. Except as set forth on Schedule 3.14, each of HSI’s, NLS’s and, subject to the accuracy of the representations and warranties with respect to WA Butler in Section 6.4 for all periods from and after the Merger, MergerSub’s execution, delivery and performance of this Agreement and the other Transaction Documents will not (a) cause a violation of, be in conflict with, constitute a default under or permit the termination or acceleration of any obligations or loss of any privileges under (i) the Charter Documents of HSI, NLS or MergerSub, (ii) any HSI Material Contract, (iii) any HSI Authorization or (iv) any Applicable Law, except for such violations, conflicts or defaults which are not material to the Contributed Schein Vet Business, taken as whole or (b) result in the imposition of any Lien upon the Contributed Assets, other than Permitted Liens. Except as set forth on Schedule 3.14, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a HSI Material Contract is required on the part of HSI or any of its Subsidiaries for or in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby by HSI, except for those which, if not obtained, are not material to HSI and its Subsidiaries, taken as whole.
     3.15 Licenses and Permits. Schedule 3.15 hereto sets forth a list of all HSI Authorizations (except for licenses, permits and authorizations relating to Environmental Laws, as to which only Section 3.21 applies). The HSI Authorizations are in full force and effect. HSI and each of its Subsidiaries is in compliance in all material respects with the HSI Authorizations. To the knowledge of HSI, no Governmental Authority has threatened the suspension or cancellation of any HSI Authorization. All HSI Authorizations have been obtained by HSI or NLS in respect of controlled substances.
     3.16 Compliance with Laws.
          (a) HSI and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws (including, without limitation, those relating to the purchasing, storing and distribution of controlled substances) with respect to the Contributed Schein Vet Business, except as to Environmental Laws, as to which only Section 3.21 applies. Within the past two (2) years, except as set forth on Schedule 3.16, neither HSI nor NLS has received any written notice alleging any material failure to comply with any such Applicable Laws.
          (b) HSI and its Subsidiaries have not violated in any material respect any Applicable Law with respect to the Contributed Schein Vet Business in the previous two (2) years and are not aware of any such violation where the applicable statute of limitations has not lapsed, except as to Environmental Laws, as to which Section 3.21 only applies.
     3.17 Employees and Compensation.
          (a) Except as described on Schedule 3.17(a) hereto, (i) no employee whose duties are primarily related to the Contributed Schein Vet Business are represented by any union, (ii) there is no labor strike, slowdown, stoppage, labor dispute or organizational effort pending or to the knowledge of HSI, threatened against HSI or any of its Subsidiaries in respect of the Contributed Schein Vet Business, and (iii) during the past two (2) years, no labor strike, slowdown, stoppage, labor dispute or organizational effort has occurred in respect of the Contributed Schein Vet Business. HSI and its Subsidiaries as they relate to the Contributed Schein Vet Business are not a party to or bound by any collective bargaining agreement. There has been no unfair labor practice within the meaning of the National Labor Relations Act with respect to HSI and its Subsidiaries as they relate to the Contributed Schein Vet Business. HSI and its Subsidiaries as they relate to the Contributed Schein Vet Business are in compliance with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining and the WARN Act. Except as set forth on

Schedule 3.17(a), there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, director, stockholder, consultant or other service provider of HSI and its Subsidiaries whose duties are primarily related to the Contributed Schein Vet Business at any time during the past four (4) years and, to the knowledge of HSI, no facts exist that could reasonably be expected to give rise to such claims or actions. To HSI’s knowledge, no employees or consultants of HSI and its Subsidiaries whose duties primarily relate to the Contributed Schein Vet Business (“Schein Business Employees”) are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Contributed Schein Vet Business because of the nature of the business conducted or presently proposed to be conducted or to the use of trade secrets or proprietary information of others.
          (b) Schedule 3.17(b) sets forth as of the date hereof (i) the name, title and current total annual cash compensation of each employee or consultant whose duties are primarily related to the Contributed Schein Vet Business and whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000, (ii) all wage and salary increases, bonuses and increases in any other direct or indirect cash compensation received by such Persons whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000 since September 26, 2009 (other than those applicable to employees generally), and (iii) any payments or commitments to pay any severance or termination pay to any such Persons whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000. HSI has provided or shall provide prior to the Closing, a list of the permanent employees as of the date hereof whose duties are primarily related to the Contributed Schein Vet Business, it being understood that such schedule is being furnished for informational purposes only and no Butler Holding Member may assert any claims against HSI in respect thereof.
          (c) True and correct copies of each of the Contributed Schein Vet Business’s forms of non-competition agreements for each of the employees are attached to Schedule 3.17(c). Schedule 3.17(c) sets forth a complete list of all employees and consultants of the Contributed Schein Vet Business who have executed a non-competition agreement and, if applicable, any variances from a disclosed form non-competition agreement reflected in such executed non-competition agreement.
     3.18 Benefit Plans.
          (a) Schedule 3.18(a) hereto sets forth a list of all HSI Benefit Plans.
          (b) With respect to each HSI Benefit Plan, HSI has made available to the Butler Group true and complete copies of: (i) any and all material plan texts and agreements including the current employee handbook(s) applicable to Schein Business Employees, (ii) any and all outstanding summary plan descriptions and material modifications thereto, (iii) the three (3) most recent annual reports (Form 5500), if applicable, (iv) the most recent annual and periodic accounting of plan assets, if applicable, (v) the most recent determination letter or opinion letter received from the IRS, if applicable, and (vi) the most recent actuarial reports (if applicable) for all HSI Benefit Plans. The disclosures under this paragraph are only required to the extent they relate to HSI Benefit Plans for service providers, whether current, former or retired, whose duties are primarily or solely related to the Contributed Schein Vet Business.
          (c) Each HSI Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS regarding such plan’s qualified status for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter for such plan (taking into account any applicable remedial amendment period currently in effect for such plan), and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification. The representations in this paragraph relate solely to HSI, its Subsidiaries and the HSI Benefit Plans as they relate to the Contributed Schein Vet Business.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code, made or to be made to or for the benefit of any “disqualified individual” with respect to HSI or any Affiliate.
          (e) No HSI Benefit Plan is a Multiemployer Plan or subject to ERISA Section 312, Title IV of ERISA or Code Section 412. During the current year and within the six (6) years prior, none of HSI, any ERISA Affiliate or any of their predecessors has (i) maintained, contributed to, participated in, maintains, contributes to or participates in or has or has had any liability with respect to or has terminated or filed any notice of intent to terminate, any plan subject to ERISA Section 312, Title IV of ERISA or Code Section 412; (ii) incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation, or to a trustee appointed under Section 4042 of ERISA, or (iii) incurred a complete or partial withdrawal from a Multiemployer Plan.
          (f) All contributions (including all employer contributions and employee salary reduction contributions) and payments (including all insurance premiums and intercompany charges) required to have been made under the terms of any HSI Benefit Plan, other agreement or in accordance with Applicable Law and GAAP, as of the date hereof have been timely made or reflected on HSI’s financial statements and all contributions and premium payments for any period ending on or prior to the Closing which are not yet due will, on or prior to the Closing, have been paid or accrued on HSI’s financial statements in accordance with GAAP.
          (g) Except as set forth in Schedule 3.18(g), neither HSI, nor NLS, nor any ERISA Affiliate has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee, officer, director, stockholder, consultant or other service provider whose duties are primarily or solely related to the Contributed Schein Vet Business (whether current, former or retired) or any beneficiary thereof, except as may be required under COBRA, and at the expense of the employee or former employee.

          (h) No liability or obligation with respect to the Contributed Schein Vet Business under the WARN Act or any similar state or local law has been incurred which remains unsatisfied.
          (i) Neither HSI nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee except where any such misclassification would not result in material liability to Butler Holding or any of its Subsidiaries.
     3.19 Insurance. HSI and its Subsidiaries, and their business, properties and/or employees, solely with respect to the Contributed Schein Vet Business and the Contributed Assets, are insured under the insurance policies listed on Schedule 3.19, all of which are valid and in full force (the “HSI Insurance Policies”). HSI has made available to the Butler Group copies of all material HSI Insurance Policies, including, without limitation, all property and casualty, product liability and directors and officers HSI Insurance Policies. All premiums due and payable thereon have been paid in full. HSI and NLS are in compliance in all material respects with the terms and provisions of the HSI Insurance Policies. Except as disclosed on Schedule 3.19, as of the date hereof, there are no pending material claims under any HSI Insurance Policy as to which the respective insurers have denied coverage. As of the date hereof, neither HSI nor any of its Subsidiaries has received a written notice of cancellation or non-renewal of any HSI Insurance Policy. Except as set forth on Schedule 3.19, none of the HSI Insurance Policies contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document. HSI has made available to the Butler Group true and correct copies of all loss run reports for the past three (3) years to the extent any such claims relate to the Contributed Schein Vet Business or the Contributed Assets, which have been provided by HSI’s insurance agent to HSI or NLS.
     3.20 Brokers. Except as set forth on Schedule 3.20, neither HSI nor NLS has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and neither HSI nor NLS is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     3.21 Compliance with Environmental Laws. Except as set forth on Schedule 3.21:
          (a) All of the operations and properties of the Contributed Schein Vet Business are, and have been, in compliance in all material respects with all Environmental Laws.
          (b) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances in the operations of the Contributed Schein Vet Business are, and have been, in compliance in all material respects with all Environmental Laws.
          (c) All material permits, licenses and authorizations required under all Environmental Laws for the operations of the Contributed Schein Vet Business have been obtained, and the current operations of the Contributed Schein Vet Business are in compliance in all material respects with the terms and conditions of such required permits, licenses and authorizations.
          (d) There are no pending or, to the knowledge of HSI, threatened material Environmental Claims in respect of the Contributed Schein Vet Business.
          (e) To the knowledge of HSI, there are no events, conditions or circumstances reasonably likely to result in a material liability to the Contributed Schein Vet Business pursuant to Environmental Laws.
          (f) HSI has provided to the Butler Group all material reports, assessments, audits, studies, investigations, data, environmental permits, licenses and authorizations and other written environmental information in the custody or possession of HSI concerning the Contributed Schein Vet Business.
          (g) None of the matters disclosed on Schedule 3.21, individually or in the aggregate, is reasonably expected to have a Schein Material Adverse Effect on the Contributed Assets or the Contributed Schein Vet Business.
     3.22 Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed on Schedule 3.22, none of HSI’s or NLS’s respective officers, directors or employees, or any Affiliate of any of them, is a party to any Contributed Contract or proposed transaction relating to or affecting the Contributed Schein Vet Business or is directly or indirectly interested in any Contributed Contract. Except as set forth on Schedule 3.22, none of HSI’s or NLS’s respective directors, officers or employees, or any Affiliate of any of them, (a) has any direct or indirect financial interest in any competitor, supplier or customer of the Contributed Schein Vet Business or (b) owns, directly or indirectly, in whole or in part, or has any other interest in, any Contributed Asset.
     3.23 Books and Records. The records of meetings of and corporate action taken by (including action taken by written consent) the respective members and management committee of NLS since March 31, 2006, as previously made available to the Butler Group and its representatives, are accurate in all material respects.
     3.24 Suppliers and Customers.
          (a) Schedule 3.24(a) sets forth the names of the twenty (20) largest vendors of the Contributed Schein Vet Business measured by the aggregate dollar value of vendor product sold by HSI or NLS for the fiscal year ended December 27, 2008. None of the vendors listed on Schedule 3.24(a) has notified in writing (including by email, text messaging or otherwise in writing) HSI or NLS that it is (i) canceling or terminating its relationship with the Contributed Schein Vet Business, or (ii) materially modifying its relationship with the Contributed Schein Vet Business in a manner materially adverse to the Contributed Schein Vet Business, except as otherwise set forth on such Schedule. To the knowledge of HSI, except as set forth on Schedule 3.24(a), there have been no material disputes with such vendors within the past two (2) years concerning amounts in excess of $250,000.

          (b) Schedule 3.24(b) sets forth the names of the twenty (20) largest customers of the Contributed Schein Vet Business measured by dollar value for the fiscal year ended December 27, 2008. None of the customers listed on Schedule 3.24(b) has notified in writing (including by email, text messaging or otherwise in writing) HSI or NLS that it is (i) canceling or terminating its relationship with the Contributed Schein Vet Business, or (ii) materially modifying its relationship with the Contributed Schein Vet Business in a manner materially adverse to the Contributed Schein Vet Business, except as otherwise set forth on such Schedule. To the knowledge of HSI, except as set forth on Schedule 3.24(b), there has been no material dispute with any such customer within the past two (2) years concerning an amount in excess of $30,000.
     3.25 Product Liability. During the past five (5) years, there have been no material product liability claims, suits, actions or Proceedings involving the Contributed Schein Vet Business or relating to products or services manufactured, sold or provided by the Contributed Schein Vet Business, in each case resulting in liability to the Contributed Schein Vet Business in excess of $100,000. To the knowledge of HSI, (a) no such claim, suit, action or proceeding has been threatened and (b) no circumstance exists that would reasonably be expected to result in any of the foregoing.
     3.26 Sales Representatives. Except as set forth on Schedule 3.26 (on a no-name basis), as of the date of this Agreement, none of the top twenty (20) sales representatives of the Contributed Schein Vet Business (measured by total commissions for the 2008 fiscal year) has notified HSI or NLS in writing (including by e-mail, text messaging or otherwise in writing) that such sales representative is terminating his or her employment with HSI or NLS.
     3.27 Product Recalls. Schedule 3.27 contains a true and correct list of all products sold by the Contributed Schein Vet Business which have been the subject of a product recall requested by the U.S. Food and Drug Administration within the past three (3) years.
     3.28 HSI Inventories. HSI and its Subsidiaries have good and valid title to the HSI Inventory free and clear of all Liens, except Permitted Liens and any Inventory held on consignment as set forth on Schedule 3.28. Except as set forth on Schedule 3.28, no clearance or extraordinary sale of the HSI Inventories has been conducted.
     3.29 Certain Business Practices. HSI, each of its Affiliates, and each other Person associated with or acting for or on behalf of any of them, has not directly or indirectly: (a) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any Applicable Law, or (b) established or maintained any fund or asset that has not been recorded in its books and records.
     3.30 No Other Agreements. Except for the agreements expressly contemplated hereby, and as set forth on Schedule 3.30, neither HSI nor any of its Affiliates or Associates have any other agreements, arrangements or understandings with any other party or any Affiliate or Associate of such party in respect of the transactions contemplated hereby.

     3.31 Business of MergerSub and NLS.
          (a) MergerSub was incorporated on November 19, 2009 solely for purposes of consummating the transactions contemplated hereby, and except as may arise in connection with the consummation of the transactions contemplated hereby, (i) has not directly or indirectly engaged in any business operations, (ii) has no assets, liabilities or Indebtedness, other than nominal liabilities incident to its formation and its consummation of the transactions contemplated hereby in accordance with the terms hereof and (iii) has not had any employees, other than unpaid corporate officers with no entitlement to benefits or other compensation that was, is or will be a liability of MergerSub.
          (b) NLS has only engaged in the Vet Business.
     3.32 Accounts Receivable. The receivables included in the Contributed Schein Vet Business (including accounts receivable, loans receivable and advances) which are reflected in the HSI Vet Financial Statements have arisen only in the ordinary course of business from bona fide transactions involving third party customers not affiliated with HSI or any of its Affiliates.
     3.33 Sufficiency of Contributed Assets. Except for back office and corporate services, any services (whether or not requested by BAHS) contemplated under Section 8.16, any Excluded Assets, or as set forth on Schedule 3.33, the Contributed Assets, are adequate and sufficient in all material respects, for all current operations of the Schein Vet Business.
     3.34 No Other Representations or Warranties. HSI and NLS acknowledge that:
          (a) none of Burns or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Burns expressly set forth in Article 5;
          (b) none of Oak Hill, WA Butler or any of their directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty concerning Oak Hill or WA Butler, except for the representations and warranties of Oak Hill expressly set forth in Article 6; and
          (c) none of the Management Members or any of their Affiliates, consultants, agents, counsel or advisors makes or has made any other representation or warranty concerning any Management Member, except for the representations and warranties of the Management Members expressly set forth in Article 7.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING BUTLER HOLDING AND WA BUTLER
     Butler Holding and the Management Members hereby represent and warrant to HSI as follows. Except for the representations and warranties set forth in this Article 4, Butler Holding makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement. Except for the representations and warranties set forth in this Article 4 and Article 7, the Management Members make no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.
     4.1 Organization, Power and Standing.
          (a) Butler Holding is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Butler Holding has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Charter Documents of Butler Holding, each as amended to date, that have been made available to HSI are complete and correct copies thereof. The name of each managing member and officer of Butler Holding, and the position held by each such individual, is set forth in Schedule 4.1(a) hereto.
          (b) BAHS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BAHS has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Charter Documents of BAHS, each as amended to date, that have been made available to HSI are complete and correct copies thereof. The name of each managing member and officer of BAHS, and the position held by each such individual, is set forth in Schedule 4.1(b) hereto.
     4.2 Power and Authority. Each of Butler Holding and BAHS has the limited liability company power and authority and have taken all required limited liability action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which it is a party.
     4.3 Validity and Enforceability. This Agreement is, and each of the other Transaction Documents contemplated hereby will be when executed and delivered by each of Butler Holding and BAHS, as applicable, the valid and binding obligations of each of Butler Holding and BAHS, as applicable, enforceable against Butler Holding and BAHS, as applicable, in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
     4.4 Capitalization; Subsidiaries.
          (a) Butler Holding is the record and beneficial owner of all outstanding membership interests of BAHS and there are no outstanding Equity Securities of, or in, BAHS to which BAHS is a party or is bound requiring the issuance, delivery or sale of membership interests of or equity securities in BAHS.
          (b) Schedule 4.4(b)-1 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of Butler Holding and its Subsidiaries and the record or beneficial owners of such Equity Securities as of the date hereof and Schedule 4.4(b)-2 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of Butler Holding and its Subsidiaries and the record or beneficial owners of such Equity Securities as of the Closing Date (immediately following the Closing of the transaction contemplated hereby). All of the issued and outstanding Equity

Securities of Butler Holding and its Subsidiaries (the “Butler Equity Securities”) have been (or, as of the Closing Date, will be) validly issued, are fully paid and are non-assessable. The Persons listed on Schedule 4.4(b)-1 and Schedule 4.4(b)-2 have, or will have (as of the Closing Date), good and valid title to the Butler Equity Securities listed thereon free and clear of all Liens other than restrictions on transfer imposed under applicable securities laws. Other than as set forth on Schedule 4.4(b)-1 and Schedule 4.4(b)-2, there are no (and, as of the Closing Date, will be no) other Butler Equity Securities or record or beneficial owners of Butler Equity Securities.
          (c) Except as set forth on Schedule 4.4(b)-1, there are, and except as set forth on Schedule 4.4(b)-2, there will be (as of the Closing Date) no outstanding or authorized options, stock appreciation, phantom stock or profit participation rights with respect to the capital stock of, or other equity interests in, Butler Holding or its Subsidiaries to which Butler Holding or its Subsidiaries is bound. There are no (i) Contracts to which Butler Holding or its Subsidiaries is a party or by which Butler Holding or its Subsidiaries is bound to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity security in, Butler Holding or its Subsidiaries or (ii) irrevocable proxies and voting agreements with respect to any shares of capital stock of, or other equity interest in, Butler Holding or its Subsidiaries. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by Butler Holding or its Subsidiaries.
          (d) Except as set forth on Schedule 4.4(d), BAHS does not have any Subsidiaries. Other than BAHS, Butler Holding does not have any Subsidiaries and neither Butler Holding nor BAHS, directly or indirectly, owns or has the right to acquire any equity interest in any other Person and is not obligated to make any loans or equity contributions to any Person.
     4.5 Foreign Qualifications. Schedule 4.5 sets forth a complete and accurate list of each jurisdiction in which Butler Holding and its Subsidiaries is qualified to do business as a foreign entity in which, because of their business conducted there or the nature of their assets, or property there, makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a Butler Holding Material Adverse Effect.
     4.6 Financial Statements.
          (a) Attached hereto as Exhibit 4.6 are the (i) audited balance sheets of Butler Holding and its Subsidiaries as of December 31, 2007 and December 31, 2008, and audited consolidated statements of income for the fiscal years then ended, and (ii) unaudited consolidated balance sheet of Butler Holding and its Subsidiaries as of September 30, 2009, and an unaudited consolidated statement of income for the twelve fiscal month period then ended (collectively, the “Butler Financial Statements”). Except as set forth on Schedule 4.6, each of the Butler Financial Statements and the notes thereto, if any, fairly present, in all material respects, the consolidated financial condition of Butler Holding and its Subsidiaries as of the dates thereof and the results of operations of Butler Holding and its Subsidiaries for the periods shown therein, and were prepared in accordance with the books and records of Butler Holding in conformity with GAAP consistently applied during the periods covered thereby (except as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to year end adjustments, which adjustments are, individually and in the aggregate, immaterial).
          (b) Without limiting the representations set forth in Section 4.6(a) above, except (i) for liabilities shown on the Butler Balance Sheet, (ii) for liabilities which have arisen in the ordinary course of business since the Balance Sheet Date, and (iii) as set forth on Schedule 4.6(b), neither Butler Holding nor its Subsidiaries has incurred any material liability or obligation of any nature in respect of Butler Holding or its Subsidiaries (whether absolute, accrued, contingent, liquidated or unliquidated) which is required by GAAP to be reflected as a liability on a balance sheet of Butler Holding and its Subsidiaries. Except as set forth in the financial statements delivered to HSI pursuant to this Agreement, neither Butler Holding nor its Subsidiaries maintains any “off-balance sheet arrangement” (within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission).
          (c) Butler Holding and its Subsidiaries have in place systems and processes reasonably designed to provide reasonable assurances regarding the reliability of the consolidated financial statements of Butler Holding and its Subsidiaries.
     4.7 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 4.7, Butler Holding and its Subsidiaries have conducted their business only in the ordinary course of business, in the same manner as heretofore conducted (except as may be necessary to comply with Applicable Laws) and have not (a) subjected their assets to any Lien, other than Permitted Liens, (b) acquired or disposed of any material assets, except in the ordinary course of business, (c) suffered any damage, destruction or casualty loss (whether or not covered by insurance) which individually or in the aggregate exceeds $150,000, (d) made any change in its accounting, auditing or Tax methods, practices or principles, (e) made or rescinded any express or deemed election relating to Taxes, settled or compromised any claim, action, suit litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (f) incurred any Indebtedness other than in the ordinary course of business consistent with past practices, or (g) suffered any Butler Holding Material Adverse Effect. Since September 30, 2009, except as set forth on Schedule 4.7, Butler Holding and its Subsidiaries have not increased any wages, salaries, bonuses or any other direct or indirect cash compensation received by any Butler Employee whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000. From the Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 4.7, Butler Holding and its Subsidiaries have complied with the covenants set forth in Sections 8.2(b)(v), (vi), (x), (xi) and (xii) of this Agreement.
     4.8 Taxes.
          (a) The representations set forth in this Section 4.8 are subject to the qualifications and disclosures set forth on Schedule 4.8.
          (b) Butler Holding. For all periods (or portions thereof) beginning on or after July 1, 2005 with respect to transactions (or portions thereof) that were provided for in the 2005 Transaction Documents and July 2, 2005 with respect to all other transactions: Butler Holding has made available to HSI true and correct copies of the income Tax Returns filed by Butler

Holding and each of its Subsidiaries for the most recent three (3) years. All Tax Returns required to be filed by Butler Holding and each of its Subsidiaries have been properly prepared in all material respects and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. Butler Holding and each of its Subsidiaries has paid when due all Taxes owed by each of them whether or not shown on any Tax Return. Butler Holding and each of its Subsidiaries has made adequate provision for any Taxes that are not yet due and payable for all taxable periods ending on or before the Closing Date. Neither Butler Holding nor any of its Subsidiaries is subject to any currently effective waiver that would have the effect of extending any applicable statute of limitations for the collection or assessment or reassessment of any Tax liability of Butler Holding or any of its Subsidiaries, and no request for any such waiver is currently pending. There is no unpaid assessment against Butler Holding or any of its Subsidiaries for any material Taxes for any fiscal period, and no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Butler Holding or any of its Subsidiaries, threatened with respect to any Taxes due from Butler Holding or any of its Subsidiaries. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Butler Holding or any of its Subsidiaries, and no written claim has been made by any Governmental Authority against Butler Holding or any of its Subsidiaries that it is required to file Tax Returns in a jurisdiction where Butler Holding or such Subsidiary does not file Tax Returns, and all deficiencies for Taxes asserted or assessed against Butler Holding and each of its Subsidiaries have been fully and timely paid or settled. All material Taxes that Butler Holding and its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Authority. There are no material Tax Liens pending or, to the knowledge of Butler Holding, threatened against Butler Holding or any of its Subsidiaries or any of their assets or property, other than Permitted Liens. Neither Butler Holding nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, or has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. Neither Butler Holding nor any of its Subsidiaries has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Authority has, to the knowledge of Butler Holding, proposed any such adjustment or change in accounting method. Neither Butler Holding nor any of its Subsidiaries has used any method of accounting that defers the recognition of income. Neither Butler Holding nor any of its Subsidiaries has engaged in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any comparable provision of state or local Tax law. None of the assets or properties of Butler Holding or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the assets or properties of Butler Holding or any of its Subsidiaries is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954. Butler Holding and each of its Subsidiaries has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no representation is made in this Section 4.8(b) with respect to any Taxes to the extent those Taxes result from (i) the transactions contemplated herein or in any of the other Transaction Documents or (ii) Butler Holding or BAHS ceasing to utilize the LIFO method of accounting.

          (c) WA Butler.
               (i) Except to the extent that any of the representations set forth in Section 4.8(c)(ii) would fail to be true as a result of the of the failure of the representations set forth in Section 6.10(b) and Section 6.11(a) to be true, Butler Holding represents and warrants to HSI as set forth in Section 4.8(c)(ii).
               (ii) For all periods (or portions thereof) beginning on or after July 1, 2005 with respect to transactions (or portions thereof) that were provided for in the 2005 Transaction Documents and July 2, 2005 with respect to all other transactions: Butler Holding has made available to HSI true and correct copies of the income Tax Returns filed by WA Butler for the most recent three (3) years. All Tax Returns required to be filed by WA Butler have been properly prepared in all material respects and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. WA Butler has paid when due all Taxes owed by it whether or not shown on any Tax Return. WA Butler is not subject to any currently effective waiver that would have the effect of extending any applicable statute of limitations for the collection or assessment or reassessment of any WA Butler Tax liability and no request for any such waiver is currently pending. There is no unpaid assessment against WA Butler for any material Taxes for any fiscal period, and no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of WA Butler, threatened with respect to any Taxes due from WA Butler. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against WA Butler, and no written claim has been made by any Governmental Authority in a jurisdiction where WA Butler does not file Tax Returns that it is required to file Tax Returns in that jurisdiction, and all deficiencies for Taxes asserted or assessed against WA Butler have been fully and timely paid or settled. All material Taxes that WA Butler is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Authority. There are no material Tax Liens pending or, to the knowledge of WA Butler, threatened against WA Butler or its assets or property, other than Permitted Liens. WA Butler is not a party to any Tax Sharing Agreement, or have any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. WA Butler has not agreed, and is not required to make, any adjustment under Section 481(a) of the Code, and, to the knowledge of WA Butler, no Governmental Authority has proposed any such adjustment or change in accounting method. WA Butler has not used any method of accounting that defers the recognition of income. WA Butler has not engaged in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any comparable provision of state or local Tax law. WA Butler has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no representation is made in this Section 4.8(c) with respect to any Taxes to the extent those Taxes result from (i) the transactions contemplated herein or in any of the other Transaction Documents or (ii) Butler Holding or BAHS ceasing to utilize the LIFO method of accounting.
     4.9 Personal Property. Butler Holding and its Subsidiaries, as applicable, have good title to or a valid leasehold, license or other similar interest in their tangible personal property,

free and clear of all Liens, except for Permitted Liens. The equipment and other tangible operating assets of Butler Holding and its Subsidiaries are in adequate condition to conduct the business of Butler Holding and its Subsidiaries as the same is currently conducted, normal wear and tear excepted, have received continued repair and replacement in accordance with past practice and are suitable for their current use. To the knowledge of Butler Holding, such property and assets are free of any material structural or engineering defects.
     4.10 Real Property.
          (a) None of Butler Holding and its Subsidiaries owns any real property.
          (b) Schedule 4.10(b) describes each interest in real property leased by Butler Holding and its Subsidiaries, including the lessor of such leased property, and identifies each lease or any other agreement under which such property is leased (collectively, the “Butler Real Property Leases,” and the real property subject to such Butler Real Property Leases being herein called the “Butler Leased Premises”). Butler Holding and each of its Subsidiaries enjoys peaceful and quiet possession of the Butler Leased Premises and Butler Holding has not received any written notice from any landlord under any Butler Real Property Lease asserting the existence of a material default under any Butler Real Property Lease (or the existence of any condition which after the passage of time or the giving of notice or both would constitute a default of or breach under any Butler Real Property Lease) or been informed in writing that the lessor under any Butler Real Property Lease has taken action or, to the knowledge of Butler Holding, threatened to terminate the Butler Real Property Lease before the expiration date specified in the Butler Real Property Lease. Except as set forth on Schedule 4.10(b), the transactions contemplated by this Agreement or any other Transaction Document will not be the basis for any lessor under a Butler Real Property Lease to terminate its Butler Real Property Lease prior to the expiration date of the Butler Real Property Lease. The Butler Leased Premises, the condition thereof, the purposes for which such Butler Leased Premises are used and the activities of Butler Holding and its Subsidiaries, conform in all material respects with Applicable Laws (except Environmental Laws, as to which only Section 4.21 applies) and all insurance requirements and restrictive covenants affecting the Butler Leased Premises. The Butler Leased Premises have adequate electric and other utility services for the operations conducted therein by Butler Holding and its Subsidiaries. There are no “put” or other similar obligations requiring Butler Holding or its Subsidiaries to purchase or lease any real property or facilities. Except as set forth on Schedule 4.10(b), there are no security deposits under the Butler Real Property Leases and no security deposit or portion thereof deposited with respect to any Butler Real Property Lease has been applied in respect of a breach of or default under such Butler Real Property Lease. Except as set forth on Schedule 4.10(b), none of the Butler Real Property Leases contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
          (c) The Butler Leased Premises include all of the land, buildings, structures and other improvements used by Butler Holding and its Subsidiaries.
          (d) The Butler Improvements are in good condition and repair and sufficient for the operation of the business of Butler Holding and its Subsidiaries.

          (e) Except as set forth on Schedule 4.10(e), there are no leases, subleases, licenses or other agreements granting to any Person other than Butler Holding or its Subsidiaries any right to the possession, use, occupancy or enjoyment of the Butler Leased Premises or any portion thereof (other than parking and other common areas used by other tenants).
          (f) Butler Holding and each of its Subsidiaries holds its leasehold interest in the Butler Leased Premises (including each of the Butler Improvements) free and clear of all Liens, except for Permitted Liens.
          (g) To the knowledge of Butler Holding, there are no condemnation Proceedings pending or, to the knowledge of Butler Holding, threatened with respect to all or any part of the Butler Leased Premises.
          (h) There are no outstanding leasing commissions with respect to the Butler Real Property Leases and all real estate Taxes now and heretofore due or payable with regard to the Butler Leased Premises have been paid. There is no proposed or pending imposition of any special or other assessments for public betterments or otherwise, affecting the Butler Leased Premises.
     4.11 Intellectual Property.
          (a) Schedule 4.11(a) hereto contains a list of all material Business Intellectual Property included in clauses (i), (ii) (iii), (iv) and (vi) of the definition of Intellectual Property which Butler Holding or any of its Subsidiaries owns and has registered with a Governmental Authority or other registrar, or with respect to which Butler Holding or any of its Subsidiaries has filed an application for such a registration. Each of Butler Holding and its Subsidiaries has taken all necessary actions with the appropriate Governmental Authority to maintain each such registration of Business Intellectual Property owned by Butler Holding or such Subsidiary and registered with a Governmental Authority, and such Business Intellectual Property is subsisting and unexpired. Schedule 4.11(a) also contains a list of all IP Licenses.
          (b) Except as set forth on Schedule 4.11(b), (i) neither Butler Holding nor any of its Subsidiaries is violating, infringing or misappropriating any Intellectual Property of any other Person, and no Proceedings have been instituted or, to Butler Holding’s knowledge, threatened, nor, to Butler Holding’s knowledge, has a communication been received alleging any present or past violation, infringement or misappropriation, and (ii) to Butler Holding’s knowledge, no third party is violating, infringing or misappropriating any Business Intellectual Property, nor is there any Proceeding which is pending or threatened, that challenges the rights of Butler Holding or its Subsidiaries in respect of any Business Intellectual Property owned by Butler Holding or any of its Subsidiaries.
          (c) Each of Butler Holding and its Subsidiaries has taken all commercially reasonable precautions to protect the secrecy and confidentiality of its trade secrets and other proprietary Business Intellectual Property.
          (d) Either Butler Holding or one of its Subsidiaries (i) owns, (ii) otherwise has the right pursuant to a valid license, sublicense or other agreement to, or (iii) has public domain or other legal access without the need for a license, lease or consent of any third party to, the

Business Intellectual Property. Butler Holding’s and its Subsidiaries’ rights in and to the Business Intellectual Property are free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.11(d), the execution and delivery of this Agreement and the performance of the obligations hereunder will not result in the default under or require consent of any other Person in respect of any IP License or otherwise result in the loss or diminution of any rights of Butler Holding or its Subsidiaries in or to the Business Intellectual Property.
          (e) Butler Holding’s and its Subsidiaries’ practices are and have always been in compliance in all material respects with (i) their then current privacy policies and (ii) their customers’ or any other party’s privacy policies when required to do so by contract. Neither Butler Holding nor its Subsidiaries has received a notice of noncompliance relating to its actions relevant to this Section 4.11(e).
     4.12 Material Contracts. Schedule 4.12 hereto sets forth for Butler Holding and its Subsidiaries a true, complete and correct list of all of the following Contracts, except those which will be terminated at or prior to the Closing:
          (a) Contracts with respect to which Butler Holding or any of its Subsidiaries has a stated liability or obligation of more than $250,000 within any twelve-month period from and after the date hereof, other than purchase orders entered into in the ordinary course of business consistent with past practice;
          (b) Contracts which place any limitation on the method of conducting business or scope of the business conducted or prohibit, impair or otherwise limit any business practice of Butler Holding, any of its Subsidiaries or any of their respective present or future Affiliates, including, without limitation, agreements containing covenants not to compete, non-disclosure or non-solicitation Contracts or any Contract granting a party thereto exclusive rights;
          (c) Contracts between Butler Holding or any of its Subsidiaries and the top twenty (20) vendors based on the aggregate dollar amount of sales of vendor product by Butler Holding and its Subsidiaries during the 2008 fiscal year, other than purchase orders entered into in the ordinary course of business consistent with past practice;
          (d) agency Contracts between Butler Holding or its Subsidiaries and any third-party manufacturer with revenues greater than $500,000 for the 2008 fiscal year;
          (e) employment, consulting, severance, retention and deferred compensation Contracts involving Butler Holding or any of its Subsidiaries for any employee whose total annual compensation equals or exceeds $100,000;
          (f) Contracts of Butler Holding or any of its Subsidiaries with any officer, director or Affiliate of Butler Holding or any of its Subsidiaries;
          (g) financing documents, loan agreements, security agreements, or Contracts providing for the guaranty of the obligations of any party (other than Butler Holding or any of its Subsidiaries) or other Contracts evidencing Indebtedness of Butler Holding or any of its Subsidiaries;

          (h) Contracts with any labor union or association relating to any current or former employee, or collective bargaining agreements;
          (i) partnership, joint venture or similar agreements;
          (j) Contracts regarding acquisitions or dispositions of all or a material portion of the assets of Butler Holding or any of its Subsidiaries other than in the ordinary course of business;
          (k) Contracts entered into since December 31, 2007 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $250,000;
          (l) Contracts with the twenty (20) largest customers of Butler Holding and its Subsidiaries measured by dollar value for the twelve (12) calendar months ended December 31, 2008;
          (m) [Intentionally Omitted.];
          (n) any Contract containing any covenant limiting the freedom of Butler Holding or any of its Subsidiaries or any of their present or future Affiliates to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;
          (o) any agreement pursuant to which Butler Holding or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the sale, distribution, license or support of any products or services;
          (p) any Contract with any Governmental Authority with revenues greater than $500,000 for the 2008 fiscal year;
          (q) (i) any purchase order or commitment for Butler Inventory items or supplies that, together with amounts on hand, constitute in excess of six (6) months normal usage, and (ii) any purchase order or commitment for the sale of Butler Inventory not entered into in the ordinary course of business;
          (r) any Contract providing for liquidated damages or similar penalties in the event of a breach;
          (s) any Contract providing for indemnification of any other party against incidental, consequential or similar losses;
          (t) management and financial advisory Contracts; and
          (u) independent sales representative Contracts.
     All of the foregoing and the Butler Real Property Leases and IP Licenses of Butler Holding and its Subsidiaries are herein called “Butler Material Contracts.” Butler Holding has made available to the Butler Group true and correct copies of all Butler Material Contracts (including all amendments, modifications and side letters relating thereto). Each Butler Material Contract is valid and in full force and effect and constitutes a legal, valid, binding and enforceable obligation of Butler Holding or such Subsidiary, as the case may be, and, to the knowledge of Butler Holding, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles. Butler Holding or such Subsidiary, as the case may be, and, to the knowledge of Butler Holding, each other party thereto has performed all material obligations required to be performed by them thereunder. Neither Butler Holding nor any of its Subsidiaries is in default under any material provision of any Butler Material Contract. To the knowledge of Butler Holding, no third party is in default under any material provision of any Butler Material Contract. Except as set forth on Schedule 4.12, the transactions contemplated by this Agreement or any other Transaction Document will not afford any other party the right to terminate any such Butler Material Contract. Except as set forth on Schedule 4.12, none of the Butler Material Contracts contains any “change of control,” “assignment” or “transfer” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document. When used in this Agreement, the term “Butler Material Contract” also shall include any Contract of the type required to be disclosed on Schedule 4.12 that is entered into by Butler Holding or BAHS between the date of this Agreement and the Closing Date in compliance with the provisions of this Agreement.
     4.13 Litigation. Except as disclosed on Schedule 4.13, there is no Proceeding pending or, to the knowledge of Butler Holding, BAHS or the Butler Group, threatened against Butler Holding or any of its Subsidiaries. Neither Butler Holding nor any of its Subsidiaries is subject to any unsatisfied order, judgment, injunction, decision, award or decree of any Governmental Authority. To the knowledge of Butler Holding, except as otherwise set forth on Schedule 4.13, each of the claims set forth on Schedule 4.13 is covered under the Butler Insurance Policies. Except as disclosed on Schedule 4.13, there are no judgments unsatisfied against Butler Holding or any of its Subsidiaries or consent decrees or injunctions to which the Butler Holding or any of its Subsidiaries is subject.
     4.14 No Conflict; Required Consents and Approvals. Except as set forth on Schedule 4.14, each of Butler Holding’s and BAHS’s execution, delivery and performance of this Agreement and the other Transaction Documents will not (a) cause a violation of, be in conflict with, constitute a default under or permit the termination or acceleration of any obligations or loss of any privileges under (i) the Charter Documents of Butler Holding or BAHS, (ii) any Butler Material Contract, (iii) any Butler Authorization or (iv) any Applicable Law, except for such violations, conflicts or defaults which are not material to Butler Holding and its Subsidiaries, taken as whole or (b) result in the imposition of any Lien upon any assets of Butler Holding or any of its Subsidiaries, other than Permitted Liens. Except as set forth on Schedule 4.14, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Butler Material Contract is required on the part of Butler Holding or any of its Subsidiaries for or in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby by Butler Holding, except for those which, if not obtained, are not material to Butler Holding and its Subsidiaries, taken as whole.

     4.15 Licenses and Permits. Schedule 4.15 hereto sets forth a list of all Butler Authorizations (except for licenses, permits and authorizations relating to Environmental Laws, as to which only Section 4.21 applies). The Butler Authorizations are in full force and effect. Butler Holding and each of its Subsidiaries is in compliance in all material respects with the Butler Authorizations. To the knowledge of Butler Holding, no Governmental Authority has threatened the suspension or cancellation of any Butler Authorization. All Butler Authorizations have been obtained by Butler Holding in respect of controlled substances.
     4.16 Compliance with Laws.
          (a) Butler Holding and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws (including, without limitation, those relating to the purchasing, storing and distribution of controlled substances), except as to Environmental Laws, as to which only Section 4.21 applies. Within the past two (2) years, except as set forth on Schedule 4.16, Butler Holding and its Subsidiaries have not received any written notice alleging any material failure to comply with any such Applicable Laws.
          (b) Butler Holding and its Subsidiaries have not violated in any material respect any Applicable Law in the previous two (2) years and are not aware of any such violation where the applicable statute of limitations has not lapsed, except as to Environmental Laws, as to which Section 4.21 only applies.
     4.17 Employees and Compensation.
          (a) Except as described on Schedule 4.17(a) hereto, (i) no employee of Butler Holding or any of its Subsidiaries are represented by any union, (ii) there is no labor strike, slowdown, stoppage, labor dispute or organizational effort pending or to the knowledge of Butler Holding, threatened against Butler Holding or any of its Subsidiaries, and (iii) during the past two (2) years, no labor strike, slowdown, stoppage, labor dispute or organizational effort has occurred. None of Butler Holding or any of its Subsidiaries is a party to or bound by any collective bargaining agreement. There has been no unfair labor practice within the meaning of the National Labor Relations Act with respect to Butler Holding or any of its Subsidiaries. Butler Holding and each of its Subsidiaries are in compliance with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining and the WARN Act. Except as set forth on Schedule 4.17(a), there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, director, stockholder, consultant or other service provider of Butler Holding or its Subsidiaries at any time during the past four (4) years and, to the knowledge of Butler Holding, BAHS or the Butler Group, no facts exist that could reasonably be expected to give rise to such claims or actions. To the knowledge of Butler Holding, BAHS or the Butler Group, no employees or consultants of Butler Holding and its Subsidiaries (“Butler Employees”) are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee or consultant to be employed or retained by Butler Holding or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted or to the use of trade secrets or proprietary information of others.

          (b) Schedule 4.17(b) sets forth as of the date hereof (i) the name, title and current total annual cash compensation of each Butler Employee whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000, (ii) all wage and salary increases, bonuses and increases in any other direct or indirect cash compensation received by any such Butler Employee whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000 since September 30, 2009 (other than those applicable to employees generally), and (iii) any payments or commitments to pay any severance or termination pay to any such Butler Employee whose current or committed annual rate of cash compensation (including bonuses and commissions) exceeds $100,000.
          (c) True and correct copies of each of the forms of non-competition agreements for each Butler Employee are attached to Schedule 4.17(c). sets forth a complete list of each Butler Employee who has executed a non-competition agreement and, if applicable, any variances from a disclosed form non-competition agreement reflected in such executed non-competition agreement.
     4.18 Benefit Plans.
          (a) Schedule 4.18(a) hereto sets forth a list of all Butler Benefit Plans.
          (b) With respect to each Butler Benefit Plan, Butler Holding has made available to HSI true and complete copies of: (i) any and all plan texts and agreements including the current employee handbook(s), (ii) any and all outstanding summary plan descriptions and material modifications thereto, (iii) the three (3) most recent annual reports (Form 5500), if applicable, (iv) the most recent annual and periodic accounting of plan assets, if applicable, (v) the most recent determination letter or opinion letter received from the IRS, if applicable, and (vi) the most recent actuarial reports (if applicable) for all Butler Benefit Plans; and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.
          (c) Except as set forth on Schedule 4.18(c), with respect to each Butler Benefit Plan: (i) such plan has been established in accordance with all Applicable Laws in all material respects, complies in form and has been operated and administered in accordance with its terms and all Applicable Laws including ERISA and the Code in all material respects, (ii) no breach of fiduciary duty has occurred with respect to which Butler Holding, any of its Subsidiaries or any Butler Benefit Plan would be liable, (iii) no material disputes are pending or, to the knowledge of Butler Holding, threatened, (iv) no Proceeding has been threatened, asserted, instituted or, to the best knowledge of Butler Holding, is anticipated against any of the Butler Benefit Plans (other than non-material, routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder, consultant or other service provider of Butler Holding or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Butler Benefit Plans, (v) no non-exempt “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to which Butler Holding, any of its Subsidiaries or any Butler Benefit Plan would be liable, (vi) each Butler Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS regarding each such plan’s qualified status for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter for such plan (taking into account any applicable remedial amendment period currently in effect for such plan), and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, and (vii) no Butler Benefit Plan is under, and neither Butler Holding nor BAHS has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
          (d) Except as set forth on Schedule 4.18(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will (either alone or in combination with another event): (i) accelerate the time of payment or vesting under any Butler Benefit Plan, (ii) give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or result in severance pay or any increase in severance pay or any termination of employment after the date of this Agreement, (iii) increase the amount of compensation or benefits due to any individual under any Butler Benefit Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code, made or to be made to or for the benefit of any “disqualified individual” with respect to HSI or any Affiliate.
          (e) Except as set forth on Schedule 4.18(e), no Butler Benefit Plan is a Multiemployer Plan or subject to ERISA Section 312, Title IV of ERISA or Code Section 412. During the current year and within the six (6) years prior, except as set forth in Schedule 4.18(e), none of Butler Holding, BAHS, any ERISA Affiliate or any of their predecessors has (i) maintained, contributed to, participated in, maintains, contributes to or participates in or has or has had any liability with respect to or has terminated or filed any notice of intent to terminate, any plan subject to ERISA Section 312, Title IV of ERISA or Code Section 412; (ii) incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation, or to a trustee appointed under Section 4042 of ERISA, or (iii) incurred a complete or partial withdrawal from a Multiemployer Plan. Neither Butler Holding nor any Subsidiary has any liability with respect to any plan subject to Title IV of ERISA maintained or contributed to by an ERISA Affiliate or with respect to which any ERISA Affiliate had any obligation to contribute, in each case in the six-year period prior to the date hereof.
          (f) Except as set forth in Schedule 4.18(f), Butler Holding or its Subsidiaries may amend or terminate any Butler Benefit Plan (other than an employment agreement or any similar agreement between Butler Holding or its Subsidiaries and another party that cannot be amended or terminated without the consent of such other party) at any time without incurring liability thereunder other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination. None of Butler Holding, BAHS, any ERISA Affiliate, or any employee, officer, director, stockholder, consultant or other service provider of Butler Holding, BAHS or any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Butler Benefit Plan.

          (g) All contributions (including all employer contributions and employee salary reduction contributions) and payments (including all insurance premiums and intercompany charges) required to have been made under the terms of any Butler Benefit Plan, other agreement or in accordance with Applicable Law and GAAP, as of the date hereof have been timely made or reflected on Butler Holding’s or BAHS’s financial statements and all contributions and premium payments for any period ending on or prior to the Closing which are not yet due will, on or prior to the Closing, have been paid or accrued on Butler Holding’s financial statements in accordance with GAAP.
          (h) Except as set forth in Schedule 4.18(h), neither Butler Holding, any of its Subsidiaries nor any ERISA Affiliate has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee, officer, director, stockholder, consultant or other service provider of Butler Holding or its Subsidiaries (whether current, former or retired) or any beneficiary thereof, except as may be required under COBRA, and at the expense of the employee or former employee.
          (i) No liability or obligation under the WARN Act or any similar state or local law has been incurred by Butler Holding or any of its Subsidiaries which remains unsatisfied.
          (j) Neither Butler Holding, any of its Subsidiaries nor any ERISA Affiliate has unfunded liabilities pursuant to any Butler Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.
          (k) No individual who has performed services for Butler Holding or any of its Subsidiaries has been improperly excluded from participation in any Butler Benefit Plan, and neither Butler Holding nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, except where any such misclassification would not result in any material liability to HSI or any of its Subsidiaries.
     4.19 Insurance. Butler Holding and its Subsidiaries, and their business, properties and/or employees are insured under the insurance policies listed on Schedule 4.19, all of which are valid and in full force (the “Butler Insurance Policies”). Butler Holding has made available to HSI copies of all material Butler Insurance Policies, including, without limitation, all property and casualty, product liability and directors and officers Butler Insurance Policies. All premiums due and payable thereon have been paid in full. Butler Holding and its Subsidiaries is in compliance in all material respects with the terms and provisions of the Butler Insurance Policies. Except as disclosed on Schedule 4.19, as of the date hereof, there are no pending material claims under any Butler Insurance Policy as to which the respective insurers have denied coverage. As of the date hereof, neither Butler Holding nor any of its Subsidiaries has received a written notice of cancellation or non-renewal of any Butler Insurance Policy. Except as set forth on Schedule 4.19, none of the Butler Insurance Policies contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Butler Holding has made available to HSI true and correct copies of all loss run reports for the past three (3) years, which have been provided by Butler Holding’s or BAHS’s insurance agent to Butler Holding or BAHS, as applicable.
     4.20 Brokers. Except as set forth on Schedule 4.20, Butler Holding has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and Butler Holding is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Neither Butler Holding nor BAHS nor any of their respective Affiliates will incur any Liability under the Consulting Agreement, dated Sept 24, 2008, between BAHS and Brakke Consulting, Inc. in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     4.21 Compliance with Environmental Laws. Except as set forth on Schedule 4.21:
          (a) All of the operations and properties of Butler Holding and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws.
          (b) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances in the operations of Butler Holding and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws.
          (c) All material permits, licenses and authorizations required under all Environmental Laws have been obtained, and the current operations of Butler Holding and its Subsidiaries are in compliance in all material respects with the terms and conditions of such required permits, licenses and authorizations.
          (d) There are no pending or, to the knowledge of Butler Holding, threatened material Environmental Claims against Butler Holding or any of its Subsidiaries.
          (e) To the knowledge of Butler Holding, there are no events, conditions or circumstances reasonably likely to result in a material liability to Butler Holding or any of its Subsidiaries pursuant to Environmental Laws.
          (f) Butler Holding has provided to HSI all material reports, assessments, audits, studies, investigations, data, environmental permits, licenses and authorizations and other written environmental information in the custody or possession of Butler Holding or its Subsidiaries.
          (g) None of the matters disclosed on Schedule 4.21, individually or in the aggregate, is reasonably expected to have a Butler Material Adverse Effect.
     4.22 Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed on Schedule 4.22, none of Butler Holding’s or any of its Subsidiaries’ officers, directors or employees, or any Affiliate of any of them, is a party to any Contract or proposed transaction relating to or affecting Butler Holding or any of its Subsidiaries or is directly or indirectly interested in any such Contract or proposed transaction. Except as set forth on Schedule 4.22, none of Butler Holding’s or any of its Subsidiaries’ directors, officers or employees, or any Affiliate of any of them, (a) has any direct or indirect financial interest in any competitor, supplier or customer of

Butler Holding or any of its Subsidiaries or (b) owns, directly or indirectly, in whole or in part, or has any other interest in, any asset of Butler Holding or its Subsidiaries.
     4.23 Books and Records. The records of meetings of and corporate action taken by (including action taken by written consent) the respective members and management committee of BAHS, as previously made available to the Butler Group and its representatives, are true, complete and accurate in all material respects.
     4.24 Suppliers and Customers.
          (a) Schedule 4.24(a) sets forth the names of the twenty (20) largest vendors of Butler Holding and its Subsidiaries measured by the aggregate dollar value of vendor product sold by Butler Holding and its Subsidiaries for the fiscal year ended December 31, 2008. None of the vendors listed on Schedule 4.24(a) has notified in writing (including by email, text messaging or otherwise in writing) Butler Holding or any of its Subsidiaries that it is (i) canceling or terminating its relationship with Butler Holding or any of its Subsidiaries, or (ii) materially modifying its relationship with Butler Holding or any of its Subsidiaries in a manner materially adverse to Butler Holding or any of its Subsidiaries, except as otherwise set forth on such Schedule. To the knowledge of Butler Holding, except as set forth on Schedule 4.24(a), there have been no material disputes with such vendors within the past two (2) years concerning amounts in excess of $250,000.
          (b) Schedule 4.24(b) sets forth the names of the twenty (20) largest customers of Butler Holding and its Subsidiaries measured by dollar value for the fiscal year ended December 31, 2008. None of the customers listed on Schedule 4.24(b) has notified in writing (including by email, text messaging or otherwise in writing) Butler Holding or any of its Subsidiaries that it is (i) canceling or terminating its relationship with Butler Holding or any of its Subsidiaries, or (ii) materially modifying its relationship with Butler Holding or any of its Subsidiaries in a manner materially adverse to Butler Holding or any of its Subsidiaries, except as otherwise set forth on such Schedule. To the knowledge of Butler Holding, except as set forth on Schedule 4.24(b), there has been no material dispute with any such customer within the past two (2) years concerning an amount in excess of $30,000.
     4.25 Product Liability. During the past five (5) years, there have been no material product liability claims, suits, actions or Proceedings involving Butler Holding or any of its Subsidiaries or relating to products or services manufactured, sold or provided by Butler Holding or any of its Subsidiaries in excess of $100,000. To the knowledge of Butler Holding, (a) no such claim, suit, action or proceeding has been threatened and (b) no circumstance exists that would reasonably be expected to result in any of the foregoing.
     4.26 Sales Representatives. Except as set forth on Schedule 4.26 (on a no-name basis), as of the date of this Agreement, none of the top twenty (20) sales representatives of Butler Holding and its Subsidiaries (measured by total commissions for the 2008 fiscal year) has notified Butler Holding or any its Subsidiaries in writing (including by e-mail, text messaging or otherwise in writing) that such sales representative is terminating his or her employment with BAHS.

     4.27 Product Recalls. Schedule 4.27 contains a true and correct list of all products sold by Butler Holding and its Subsidiaries which have been the subject of a product recall requested by the U.S. Food and Drug Administration within the past three (3) years.
     4.28 Butler Inventories. Butler Holding and its Subsidiaries have good and valid title to the Butler Inventory free and clear of all Liens, except Permitted Liens and any Inventory held on consignment as set forth on Schedule 4.28. Except as set forth on Schedule 4.28, no clearance or extraordinary sale of the Butler Inventories has been conducted.
     4.29 Certain Business Practices. Butler Holding and its Subsidiaries, each of their Affiliates, and each other Person associated with or acting for or on behalf of any of them, has not directly or indirectly: (a) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any Applicable Law, or (b) established or maintained any fund or asset that has not been recorded in its books and records.
     4.30 No Other Agreements. Except for the agreements expressly contemplated hereby, and as set forth on Schedule 4.30, neither Butler Holding, any of its Subsidiaries, nor any of its Affiliates or Associates have any other agreements, arrangements or understandings with any other party or any Affiliate or Associate of such party in respect of the transactions contemplated hereby.
     4.31 Accounts Receivable. The receivables of Butler Holding and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the Butler Financial Statements have arisen only in the ordinary course of business from bona fide transactions involving third party customers not affiliated with Butler Holding or any of its Affiliates.
     4.32 Regarding Oak Hill and WA Butler Capitalization Representations. The Butler Group acknowledges that the representations of Oak Hill and WA Butler set forth in Sections 6.2, 6.4 and 6.6 may be breached as a result of facts or circumstances arising prior to the transactions consummated pursuant to the 2005 Transaction Documents. The Butler Group hereby agrees that to the extent Sections 6.2, 6.4 and 6.6 are breached by reason of facts or circumstances arising prior to the transactions consummated pursuant to the 2005 Transaction Documents, the Butler Group shall indemnify for such breach of Sections 6.2, 6.4 and 6.6 as if Butler Holding and the Management Members made such representations pursuant to this Article 4 (and not by Oak Hill under Article 6).
     4.33 No Other Representations or Warranties. Butler Holding acknowledges that:
          (a) none of HSI, NLS or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of HSI and NLS expressly set forth in Article 3;
          (b) none of Burns or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Burns expressly set forth in Article 5;
          (c) none of Oak Hill, WA Butler or any of their directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Oak Hill expressly set forth in Article 6; and
          (d) none of the Management Members or any of their Affiliates, consultants,

agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of the Management Members expressly set forth in Article 7.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING BURNS
     Burns hereby represents and warrants to HSI as follows. Except for the representations and warranties set forth in Article 4 and this Article 5, Burns makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.
     5.1 Organization, Power and Standing. Burns is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite organizational power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.
     5.2 Power and Authority. Burns has full power and authority and has taken all required organizational action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by laws, organizational documents, law, statute, regulation, ordinance, Contract, agreement, instrument, judgment, decree or order to which it is a party or by which it or its assets are bound.
     5.3 Consents and Approvals. No consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of Burns in connection with the execution, delivery and performance of this Agreement by Burns and the consummation by Burns of any of the transactions contemplated by this Agreement and the other Transaction Documents.
     5.4 Validity and Enforceability. This Agreement constitutes, and each other Transaction Document contemplated hereby will be when executed and delivered by Burns, the valid and legally binding obligation of Burns enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
     5.5 Brokers. Burns has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and Burns is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     5.6 No Other Agreements. Except for the agreements expressly contemplated hereby and as set forth on Schedule 6.7, neither Burns nor any of its Affiliates or Associates have any other agreements, arrangements or understandings with any other party or any Affiliate or Associate of such party in respect of the transactions contemplated hereby.

     5.7 Holdings of Butler Holding Common Shares. As of the date hereof, Burns is the record and beneficial owner of 27,206,796.80 Butler Holding Common Shares and 485.8357 Butler Holding Preferred Shares (and no other Butler Holding securities), free and clear of any Liens and any other limitation or restriction (including any restriction on its right to vote, sell or otherwise dispose of its Butler Holding Common Shares and Butler Holding Preferred Shares but excluding any restrictions imposed by applicable securities laws).
     5.8 No Other Representations or Warranties. Burns acknowledges that:
          (a) none of HSI, NLS or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of HSI and NLS expressly set forth in Article 3;
          (b) none of Oak Hill, WA Butler or any of their directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Oak Hill expressly set forth in Article 6; and
          (c) none the Management Members or any of their Affiliates, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of the Management Members expressly set forth in Article 7.
     5.9 Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of Burns, threatened against Burns or any of its Affiliates before any Governmental Authority which seeks to prevent Burns or its Affiliates from consummating the transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
CONCERNING OAK HILL AND WA BUTLER
     Oak Hill hereby represents and warrants to HSI as follows. Except for the representations and warranties set forth in Article 4 and this Article 6, Oak Hill makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.
     6.1 Organization, Power and Standing.
          (a) OHCP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite organizational power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.
          (b) OHCM is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite organizational power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

          (c) WA Butler is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with all requisite organizational power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.
     6.2 Capitalization.
          (a) OHCP is the record and beneficial owner of all outstanding shares of capital stock of WA Butler.
          (b) Schedule 6.2(b)-1 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of WA Butler and the record or beneficial owners of such Equity Securities as of the date hereof and Schedule 6.2(b)-2 sets forth a correct and complete list of all of the authorized, issued and outstanding classes of Equity Securities of WA Butler and the record or beneficial owners of such Equity Securities as of the Closing Date (immediately prior to the Closing of the transaction contemplated hereby). All of the issued and outstanding Equity Securities of WA Butler (the “WA Butler Equity Securities”) have been (or, as of the Closing Date, will be) validly issued, are fully paid and are non-assessable. The Persons listed on Schedule 6.2(b)-1 and Schedule 6.2(b)-2 have, or will have (as of the Closing Date), good and valid title to the WA Butler Equity Securities listed thereon free and clear of all Liens other than restrictions on transfer imposed under applicable securities laws. Other than as set forth on Schedule 6.2(b)-1 and Schedule 6.2(b)-2, there are no (and, as of the Closing Date, will be no) other WA Butler Equity Securities or record or beneficial owners of WA Butler Equity Securities.
          (c) There are no outstanding or authorized stock appreciation, phantom stock or profit participation rights with respect to the capital stock of, or other equity interests in, WA Butler to which WA Butler is bound. There are no (i) Contracts to which WA Butler is a party or by which the WA Butler is bound to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity security in, WA Butler or (ii) irrevocable proxies and voting agreements with respect to any shares of capital stock of, or other equity interest in, WA Butler. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by WA Butler.
          (d) WA Butler does not have any Subsidiaries except for Butler Holding and its Subsidiaries or, directly or indirectly, own or have the right to acquire any equity interest in any other Person and except as expressly contemplated by this Agreement is not obligated to make any loans or equity contributions to any Person.
          (e) The MergerSub Shares, when delivered by OHCP to HSI in accordance with the terms of Schedule 1.1(c) (i) will be duly and validly transferred and (ii) will be free and clear of all Liens.
     6.3 Power and Authority. Each of Oak Hill and WA Butler has full power and authority and has taken all required organizational action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which it is a party.

     6.4 No Conflict; Required Consents and Approvals. Except as set forth on Schedule 6.4, each of Oak Hill’s and WA Butler’s execution, delivery and performance of this Agreement and the other Transaction Documents will not (a) cause a violation of, be in conflict with, constitute a default under or permit the termination or acceleration of any obligations or loss of any privileges under (i) the Charter Documents of Oak Hill or WA Butler, (ii) any of Oak Hill’s or WA Butler’s material Contracts, (iii) any licenses, permits and authorizations of Governmental Authorities applicable to Oak Hill or WA Butler or (iv) any Applicable Law, except for such violations, conflicts or defaults which are not material, taken as whole or (b) result in the imposition of any Lien upon the shares of WA Butler Common Stock, other than Permitted Liens. Except as set forth on Schedule 6.4, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to any of their material Contracts is required on the part of Oak Hill or WA Butler for or in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby by either Oak Hill or WA Butler, except for those which, if not obtained, are not material to either Oak Hill or WA Butler. The representations set forth in this Section 6.4 do not relate to BAHS or any of its Contracts or operations.
     6.5 Validity and Enforceability. This Agreement constitutes, and each other Transaction Document contemplated hereby will be when executed and delivered by Oak Hill and WA Butler, the valid and legally binding obligation of Oak Hill and WA Butler enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
     6.6 Brokers. Except as set forth on Schedule 6.6, neither Oak Hill nor WA Butler has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and neither Oak Hill nor WA Butler is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     6.7 No Other Agreements. Except for the agreements expressly contemplated hereby and as set forth on Schedule 6.7, neither Oak Hill nor WA Butler or any of their respective Affiliates or Associates have any other agreements, arrangements or understandings with any other party or any Affiliate or Associate of such party in respect of the transactions contemplated hereby.
     6.8 No Other Representations or Warranties. Each of Oak Hill and WA Butler acknowledges that:
          (a) none of HSI or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of HSI expressly set forth in Article 3.

          (b) none of Burns or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Burns expressly set forth in Article 5; and
          (c) none the Management Members or any of their Affiliates, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of the Management Members expressly set forth in Article 7.
     6.9 Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of Oak Hill and WA Butler, threatened against Oak Hill or WA Butler or any of their Affiliates before any Governmental Authority which seeks to prevent Oak Hill or WA Butler or any of their Affiliates from consummating the transactions contemplated by this Agreement or the other Transaction Documents.
     6.10 Business of WA Butler.
          (a) WA Butler is the record and beneficial owner of 26,743,577.60 Butler Holding Common Shares and 477.5639 Butler Holding Preferred Shares (and no other Butler Holding securities), free and clear of any Liens and any other limitation or restriction (including any restriction on its right to vote, sell or otherwise dispose of its Butler Holding Common Shares and Butler Holding Preferred Shares but excluding any restrictions imposed by applicable securities laws).
          (b) Immediately following the closing of the transactions contemplated by the 2005 Transaction Documents, since July 1, 2005, WA Butler:
               (i) has not directly or indirectly owned any assets other than the securities referred to in Section 6.10(a) and rights under the Existing Operating Agreement;
               (ii) has not directly or indirectly engaged in any business other than holding the securities referred to in Section 6.10(a);
               (iii) has not been party to any Contract or other obligation, whether written or oral, other than the Existing Operating Agreement and those disclosed in Schedule 6.10(b)(iii); and
               (iv) has not had any employees, other than unpaid corporate officers with no entitlement to benefits or other compensation that was, is or will be a liability of WA Butler.
          (c) WA Butler does not have any Liabilities other than (i) Liabilities arising under the Transaction Documents, (ii) Liabilities disclosed in Schedule 6.10(c), (iii) Liabilities for which it is indemnified under Sections 7.1(b) through (e) of the Existing Operating Agreement and (iv) nominal Liabilities necessary to maintain its corporate existence.

     6.11 Taxes.
          (a) For all periods (or portions thereof) beginning on or after July 2, 2005, (i) WA Butler has filed all material Tax Returns in a manner consistent with the Schedule K-1s it received from Butler Holding and paid all Taxes due in respect of income and gains of Butler Holding allocated to WA Butler as shown on such Schedule K-1s and (ii) has not realized for Tax purposes any income or gains other than through Butler Holding. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no representation is made in this Section 6.11 with respect to any Taxes to the extent those Taxes result from (i) the transactions contemplated herein or in any of the other Transaction Documents or (ii) Butler Holding or BAHS ceasing to utilize the LIFO method of accounting.
          (b) OHCP is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code; at the Closing OHCP shall provide to HSI a certificate to that effect that complies with the provisions of the Treasury Regulations under Sections 897 and 1445 of the Code.
     6.12 Regarding Representations of WA Butler Taxes. Oak Hill and WA Butler acknowledge that the representations of Butler Holding and the Management Members set forth in Section 4.8(c) regarding WA Butler assume the truth and accuracy of the Oak Hill and WA Butler representations set forth in Sections 6.10(b) and 6.11(a). Oak Hill hereby agrees that if Section 4.8(c) is breached by reason of a breach of the representations set forth in Sections 6.10(b) or 6.11(a), Oak Hill will be responsible for the indemnification of such breach of Section 4.8(c) to the extent attributable to such breach of Sections 6.10(b) or 6.11(a), as if Oak Hill made such representation pursuant to this Article 6.
     6.13 Regarding Certain Representations of Oak Hill and WA Butler. To the extent any of the representations set forth in Sections 6.2, 6.4 or 6.6 would fail to be true as a result of any facts or circumstances arising prior to the transactions consummated pursuant to the 2005 Transaction Documents, the Butler Group agrees to be responsible for the indemnification of such breach of Sections 6.2, 6.4 or 6.6 as if such representation was made pursuant to Article 4 (with no cap or basket applicable thereto).
ARTICLE 7
REPRESENTATIONS AND WARRANTIES CONCERNING
THE MANAGEMENT MEMBERS
     Each Management Member hereby represents and warrants to HSI, solely as to himself or herself and not as to any other person, as follows. Except for the representations and warranties set forth in Article 4 and this Article 7, the Management Members make no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.
     7.1 Power and Authority. Each Management Member has the legal capacity and the right, authority and power under Applicable Laws necessary to permit him to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which such Management Member is a party and none of such actions will result in any violation of, be in conflict with or constitute a default under any law, statute, regulation, ordinance, Contract, agreement, instrument, judgment, decree or order to which such Management Member is a party or by which such Management Member or his assets are bound.
     7.2 Consents and Approvals. No consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of any Management Member in connection with the execution, delivery and performance of this Agreement by each Management Member and the consummation by each Management Member of any of the transactions contemplated by this Agreement and the other Transaction Documents to which such Management Member is a party.

     7.3 Validity and Enforceability. This Agreement constitutes, and each other Transaction Document contemplated hereby will be when executed and delivered by the Management Members, the valid and legally binding obligation of such Management Member enforceable against him or her in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
     7.4 Brokers. No Management Member has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and no Management Member is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     7.5 No Other Agreements. Except for the agreements expressly contemplated hereby, no Management Member nor any of their respective Affiliates or Associates have any other agreements, arrangements or understandings with any other party or any Affiliate or Associate of such party in respect of the transactions contemplated hereby.
     7.6 Holdings of Butler Holding Common Shares. As of the date hereof, each Management Member is the record and beneficial owner of the number of Butler Holding Common Shares and/or Butler Holding Preferred Shares (and no other Butler Holding securities) set forth opposite his or her name on Schedule 4.4(b)-1, in each case, free and clear of any Liens and any other limitation or restriction (including any restriction on its right to vote, sell or otherwise dispose of its Butler Holding Common Shares and Butler Holding Preferred Shares but excluding any restrictions imposed by applicable securities laws).
     7.7 No Other Representations or Warranties. Each Management Members acknowledge that:
          (a) none of HSI or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of HSI expressly set forth in Article 3;
          (b) none of Burns or any of its directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Burns expressly set forth in Article 5; and
          (c) none of Oak Hill, WA Butler or any of their directors, officers, Affiliates, managers, stockholders, members, employees, consultants, agents, counsel or advisors makes or has made any other representation or warranty, except for the representations and warranties of Oak Hill expressly set forth in Article 6.
     7.8 Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of any Management Member, threatened against any Management Member or any of their respective Affiliates before any Governmental Authority which seeks to prevent any

Management Member or such Affiliates from consummating the transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE 8
COVENANTS
     8.1 Access to Information; Confidentiality.
          (a) (i) HSI shall permit Butler Holding and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the Schein Books and Records. Pending the Closing, HSI shall also permit Butler Holding reasonable access during normal business hours to senior management of the Contributed Schein Vet Business for the purpose of discussing integration after the Closing of the Contributed Schein Vet Business with Butler Holding. Any access under this Section shall be managed by and conducted through HSI, and shall be subject to such reasonable additional limitations as HSI may reasonably require to prevent disclosure of the transactions contemplated hereby and/or the material disruption of the business of HSI or any of its Subsidiaries.
               (ii) Butler Holding shall permit HSI and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the Butler Holding Books and Records. Pending the Closing, Butler Holding shall also permit HSI reasonable access during normal business hours to senior management of Butler Holding for the purpose of discussing integration after the Closing of the Contributed Schein Vet Business with Butler Holding. Any access under this Section shall be managed by and conducted through Butler Holding, and shall be subject to such reasonable additional limitations as Butler Holding may reasonably require to prevent disclosure of the transactions contemplated hereby and/or the material disruption of the business of Butler Holding or any of its Subsidiaries.
               (iii) Oak Hill and WA Butler shall permit HSI and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the books and records of WA Butler and its Subsidiaries. Pending the Closing, Oak Hill and WA Butler shall also permit HSI reasonable access during normal business hours to senior management of Oak Hill and WA Butler. Any access under this Section shall be managed by and conducted through Oak Hill, and shall be subject to such reasonable additional limitations as Oak Hill may reasonably require to prevent disclosure of the transactions contemplated hereby and/or the material disruption of the business of Oak Hill or WA Butler.
          (b) HSI, Butler Holding and WA Butler acknowledge and agree that the access and information rights provided in Section 8.1(a) may be restricted by HSI, Butler Holding and WA Butler to the extent HSI, Butler Holding or WA Butler, as applicable, are advised by antitrust counsel to do so.
          (c) The confidentiality agreement among HSI, Butler Holding, OHCP, Michael Ashkin and Carl Ashkin dated February 25, 2008, as amended, modified or supplemented from time to time (the “Confidentiality Agreement”), shall remain in full force and effect. Each of the Management Members, Burns and OHCM hereby agrees to comply with the confidentiality provisions set forth in the Confidentiality Agreement as though a party thereto with respect to any “Evaluation Materials” (as defined in the Confidentiality Agreement) that such party received in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents.
          (d) Each of (i) Butler Holding, the Butler Holding Members and WA Butler, and any Affiliate or Associate of any of the foregoing shall maintain in strict confidence and shall not disclose to any Person any information with respect to HSI or any of its Affiliates, including any pricing information for the products and services of HSI and its Affiliates, and (ii) each of the parties hereto and its Affiliates or Associates shall maintain in strict confidence and shall not disclose to any Person any information with respect to Butler Holding or any of its Affiliates, including any pricing information for the products and services of Butler Holding and its Affiliates.
          (e) The obligations and restrictions set forth in Section 8.1(d) shall not apply, with respect to any Person described in such Section, to any information that (i) has come into the public domain prior to, or after the disclosure thereof other than as a result of a breach of this Agreement or the Confidentiality Agreement, (ii) is approved for release or use by written authorization of the party which owns such information or to which such information pertains (the “Relevant NDA Party”), (iii) is independently developed by such Person without reference to any information disclosed as result of the transactions contemplated by this Agreement, or (iv) is requested or required pursuant to Section 8.1(f).
          (f) In the event that any party or party’s Affiliate or Associate described in Section 8.1(d) is requested or required by applicable law, regulation or legal process (including oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any information described in such Section, the party (or the party whose Affiliate or Associate is) requested or required to make the disclosure shall provide the Relevant NDA Party with prompt notice, unless notice is prohibited by law, of any such request or requirement so that the Relevant NDA Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Relevant NDA Party, the party (or the party whose Affiliate or Associate is) requested or required to make the disclosure is nonetheless, under the advice of counsel, required to make such disclosure, such party may, without liability hereunder, make only that portion of the disclosure that such counsel advises is required to be disclosed.
     8.2 Conduct of Business. Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless otherwise specified below, (x) solely with respect to the Contributed Schein Vet Business, HSI shall, and shall cause its Subsidiaries to, comply with the following covenants unless Butler Holding shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and (y) Butler Holding shall, and shall cause its Subsidiaries to, comply with the following covenants, unless HSI shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned):

          (a) Required Actions. HSI and Butler Holding shall, and shall cause its respective Subsidiaries (with respect to HSI and its Subsidiaries, solely with respect to the Contributed Schein Vet Business) to:
               (i) use commercially reasonable efforts to take all actions and to do all things necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents;
               (ii) file or supply, or cause to be filed or supplied, all applications, and information required to be filed or supplied by such party pursuant to any Applicable Law in connection with this Agreement or the other Transaction Documents, the contribution and transfer of the Contributed Assets to Butler Holding and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents;
               (iii) maintain its corporate existence;
               (iv) conduct its business only in the ordinary course;
               (v) prepare and timely file in the ordinary course of business consistent with past practice (except as otherwise required by Applicable Law) all Tax Returns required to be filed by it before the Closing Date, and pay all Taxes due prior to the Closing Date with respect to such Tax Returns;
               (vi) promptly notify the other party of any material federal, state, local or foreign audit, claim, investigation or proceeding with respect to Taxes (including refunds) brought against such party from and after the date hereof, and shall not settle or compromise any such audit, claim, investigation or proceeding, except as expressly contemplated hereby; and
               (vii) use reasonable best efforts to preserve its relationships with customers, suppliers and others having business dealings with such Person.
          (b) Prohibited Actions. Such party shall not, and shall not permit its respective Subsidiaries (with respect to HSI and its Subsidiaries, solely with respect to the Contributed Schein Vet Business) to, do any of the following:
               (i) solely with respect to Butler Holding and its Subsidiary, effect any change to the Charter Documents of Butler Holding or any of its Subsidiaries, except as expressly contemplated by this Agreement;
               (ii) dispose of any of its properties or assets (including any Intellectual Property), except in the ordinary course of business;
               (iii) incur any Indebtedness for borrowed money, other than in the ordinary course of business;
               (iv) subject any of its properties or assets to any Lien, other than Permitted Liens;

               (v) solely with respect to Butler Holding and its Subsidiaries, make any dividend or distribution on or redemption of its equity interests, except for dividends or distributions of cash (A) to the Butler Holding Members for purposes of paying income Taxes allocable to such members pursuant to the operating agreement for Butler Holding as in effect on the date hereof or (B) expressly contemplated by this Agreement;
               (vi) (A) solely with respect to Butler Holding and its Subsidiaries, issue, sell, purchase or redeem any capital stock or equity interest except as expressly contemplated by this Agreement, and (B) solely with respect to MergerSub, issue, sell, purchase or redeem any Equity Securities except as expressly contemplated by this Agreement;
               (vii) modify, amend, cancel or terminate any HSI Material Contract or Butler Material Contract, as applicable, in any material respect, other than in the ordinary course of business;
               (viii) make any material change in its Tax or accounting practices, methods or policies or systems of internal accounting controls, other than any change required by Applicable Law, regulatory accounting requirements or GAAP;
               (ix) make any change to any material Tax election or material Tax Return, other than any change required by Applicable Law;
               (x) make any material change to its customer pricing, rebates or discounts, other than in the ordinary course of business;
               (xi) make any capital expenditure or commitment therefor in excess of $100,000 individually or $200,000 in the aggregate;
               (xii) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by such party (A) to any employee in connection with business expenses in the ordinary course of business, (B) to trade creditors in the ordinary course of business, or (C) pursuant to HSI Benefit Plans or Butler Benefit Plans, as applicable, in the ordinary course of business;
               (xiii) except as may be required by this Agreement or Applicable Law, (A) amend in any material respect, or adopt or terminate, any HSI Benefit Plans or Butler Benefit Plans, as applicable, for the benefit of its employees, former employees, consultants or directors, (B) grant any general increase in the compensation or benefits of its employees, consultants, officers or directors, except in the ordinary course and consistent with past practice, (C) enter into any employment or consulting agreement, except as set forth on Schedule 8.2(b)(xiii) or with the written consent of the other party, or (D) enter into any collective bargaining agreement; and
               (xiv) commit to do any of the foregoing.
     8.3 Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

          (a) HSI will not, directly or indirectly, solicit any competing offers for the acquisition or sale of the Contributed Schein Vet Business or any substantial portion of the Contributed Assets, or negotiate or discuss with any third party with respect to any offer or indication of interest with respect to any such acquisition or sale.
          (b) Each of Burns, Oak Hill, BAHS and Butler Holding agrees not to, directly or indirectly, solicit any competing offers for the acquisition of Butler Holding or any of its Subsidiaries, the sale of any of the shares of membership interests in Butler Holding or any of its Subsidiaries or the sale of all or a substantial portion of the assets or business of Butler Holding or any of its Subsidiaries, or negotiate or discuss with any third party with respect to any offer or indication of interest with respect to any such acquisition or sale.
     8.4 Consents and Approvals. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties shall cooperate and use all reasonable efforts to obtain (a) all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which HSI, NLS or Butler Holding or any of its Subsidiaries is required, by Applicable Law or regulations or otherwise, to obtain, and (b) all consents and approvals as the parties may agree to obtain.
     8.5 Employees and Employee Benefits.
          (a) Prior to the Closing Date, BAHS shall make an offer of employment, to be effective as of the Closing Date (or, with respect to employees on approved leave of absence or disability leave, at the conclusion of such leave), to each employee whose duties are primarily or exclusively related to the Contributed Schein Vet Business (“Vet Business Employee”). Offers of employment to such employees shall be on the same or substantially the same terms in aggregate and conditions of employment with respect to wages, salary, commission, eligibility for benefits and position applicable to each such employee immediately prior to the Closing Date. Employees who affirmatively accept BAHS’s offer of employment and commence working for BAHS on the Closing Date (or, if later, on the date the employee’s approved leave of absence terminates or the employee returns from disability) are hereinafter referred to as “Transferred Employees” and BAHS and its Affiliates shall ensure that each Transferred Employee shall receive credit for all service or employment recognized in accordance with each such employee’s “seniority date” by HSI and NLS prior to the Closing Date for purposes of eligibility, vesting and the calculation of benefits (but not for the accrual of benefits under any defined benefit plan or for the calculation of or vesting of any benefits under any equity compensation plan) under any employee benefit plan or arrangement, including any severance plan, sick pay plan, vacation, personal or floating day policy, cash incentive awards based in whole or in part on service, or other program continued, established, maintained or contributed to by BAHS or any of its Affiliates under which such Transferred Employee may be eligible to participate on and after the Closing Date; provided, however, that for purposes of service awards, each Transferred Employee shall receive such credit based upon such employee’s “service date” recognized by HSI; and provided further, that such crediting of service shall not operate to duplicate any benefit.
          (b) As of the Closing Date, BAHS shall cause any medical or dental plan established or maintained by BAHS or its Affiliates after the Closing Date (such plans, “BAHS’s Welfare Plans”) to waive any pre-existing condition exclusions, evidence of insurability provisions or waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under HSI’s or its Affiliate’s health plans) or any similar provisions with respect to Transferred Employees (and their dependents or other beneficiaries) after the Closing Date, provided such Transferred Employees (and their dependents or other beneficiaries) timely enroll for coverage under BAHS’s Welfare Plans upon becoming employed with BAHS or an Affiliate of BAHS. For purposes of computing deductible amounts under BAHS’s Welfare Plans, expenses and claims incurred by a Transferred Employee (or a beneficiary thereof) under a welfare plan of HSI or any Affiliate for the year in which the Closing occurs shall be credited or recognized under BAHS’s Welfare Plans to the extent such plans would have credited or recognized such expenses or claims if the individual had been covered under BAHS’s Welfare Plans at the time the expenses or claims were incurred.
          (c) In any termination or layoff of any Transferred Employee by BAHS after the Closing Date, BAHS shall fully comply, if applicable, with all Applicable Laws. BAHS will bear the cost of compliance with (or failure to comply with) any such laws after the Closing.
          (d) HSI and its Affiliates shall be responsible for any legally mandated continuation of health care coverage for employees who are not Transferred Employees and/or their dependents who have a loss of health care coverage due to a qualifying event which occurs at or before the Closing Date, and for satisfaction of any related notice requirements with respect to such employees and their dependents, and BAHS and its Affiliates shall be responsible for any legally mandated continuation of health care coverage for Transferred Employees and/or their dependents who have a loss of health care coverage due to a qualifying event which occurs on and after the Closing Date, and for satisfaction of any related notice requirements.
          (e) BAHS shall be responsible for any claims by any Transferred Employee (and any beneficiary thereof) for any liabilities for severance pay, notice pay, accrued vacation pay, workers’ compensation and similar laws or under COBRA or in connection with any other liability related to such person’s employment with BAHS or an Affiliate of BAHS or arising out of a termination of such person’s employment with BAHS or an Affiliate of BAHS on and after the Closing Date. BAHS shall not be responsible for any unpaid and unused vacation, sick, personal and floating days accrued by each Transferred Employee as of the Closing Date. Any severance pay or notice pay (including but not limited to liability under WARN) with respect to a Vet Business Employee as a result of a termination of employment with HSI, NLS, BAHS, or any Affiliate of any of them occurring during the period beginning on the Closing Date and ending on the date that is the nine month anniversary of the Closing Date shall be a liability of BAHS, and neither HSI nor any Subsidiary of HSI shall have any liability or obligation therefor. Severance to Transferred Employees shall be paid according to the terms of the BAHS severance pay plan described on Schedule 8.5(e).
          (f) Effective as of the Closing Date, the Transferred Employees who have vested account balances in the Henry Schein, Inc. 401(k) Savings Plan or any other 401(k) plan maintained by HSI or any Affiliate thereof (collectively, the “HSI 401(k) Plan”) shall be entitled to receive distributions of their vested account balances in accordance with, and subject to, the terms of the HSI 401(k) Plan and shall be permitted to roll over their eligible rollover distributions, which may include promissory notes evidencing outstanding participant loans (“Loans”) under the HSI 401(k) Plan, to any 401(k) plan qualified under Section 401(a) of the Code established or maintained by BAHS (or an Affiliate thereof) (the “Butler 401(k) Plan”) in which they participate, provided that such plan shall be amended, as necessary, to accept rollover contributions and to provide for the assumption and continuation of the rolled over Loans on the same terms and conditions as in effect under the HSI 401(k) Plan immediately prior to the rollover.
          (g) HSI, NLS and BAHS shall use the alternate procedure provided for in Section 5 of Internal Revenue Service Revenue Procedure 2004-53 with regard to the preparation and filing of Forms W-2 and other employment tax forms relating to Transferred Employees.
          (h) BAHS shall be responsible for the payment of all salary and wages, employment and payroll taxes, and related withholding, with respect to each Vet Business Employee for any payroll period ending on a date following the Closing Date. HSI shall reimburse BAHS for the aggregate amount of salary and wages, and amounts equal to any additional employment and payroll taxes with respect to Vet Business Employees for the period beginning on the first day of the applicable payroll period in which the Closing Date occurs and ending at the close of business on the Closing Date. Additionally, BAHS shall be responsible for the payment of unpaid bonuses, in amounts to be determined by HSI in its sole discretion, in respect of calendar year 2009, payable to Vet Business Employees following the Closing Date, all employment and payroll taxes thereon, and related withholding. HSI shall reimburse BAHS for the aggregate amount of such bonuses, and amounts equal to any additional employment and payroll taxes, and, if applicable, any employer match contributed to the Butler 401(k) Plan in respect of such bonuses. Reimbursements under this Section 8.5(h) shall be made within 15 days following receipt by HSI of documentation of the applicable payment(s) for which such reimbursement is sought. HSI shall be entitled to all of the Tax deductions relating to reimbursements under this Section 8.5(h).
     8.6 Reasonable Efforts. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use commercially reasonable efforts to (a) take all actions and to do all things necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby and (b) file or supply, or cause to be filed or supplied, all applications, and information required to be filed or supplied by HSI, Butler Holding or any of their Subsidiaries pursuant to any Applicable Law in connection with this Agreement or the other Transaction Documents, the contribution and transfer of the Contributed Assets to Butler Holding and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents.
     8.7 Books and Records. From and after the Closing, HSI will maintain a reasonable records retention policy. After the Closing, Butler Holding and its accountants, lawyers and representatives shall be entitled at all reasonable times to have access to and to make copies of the Schein Books and Records and other information of HSI and NLS, for any purpose relating to HSI and NLS’s ownership of the Contributed Schein Vet Business prior to the Closing including, without limitation, the preparation of Tax Returns and the determination of the Tax basis of the Contributed Assets. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 8.7 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.
     8.8 HSI Stub Period Financial Statements. Between the date of this Agreement and the Closing or the earlier termination of this Agreement, HSI shall use reasonable efforts to deliver to Butler Holding the HSI Stub Period Financial Statements within fifteen (15) days of the end of the applicable month.
     8.9 Butler Holding Stub Period Financial Statements. Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Butler Holding shall use reasonable efforts to deliver to HSI the Butler Holding Stub Period Financial Statements within fifteen (15) days of the end of the applicable month or, if earlier, when made available to Butler Holding’s senior lenders.
     8.10 Assistance with HSI’s Financial Statements. From and after the date hereof, upon HSI’s request, Oak Hill and Butler Holding shall cooperate with, and use their reasonable best efforts to assist HSI and such independent auditor as HSI shall designate with respect to the preparation of such financial statements relating to WA Butler and Butler Holding and its Subsidiaries as HSI shall be required to file under Regulation S-X under U.S. federal securities laws.
     8.11 WARN Act. No later than five (5) business days prior to the Closing Date, HSI and Butler Holding shall provide to each other a list setting forth the number of employees terminated or anticipated to be terminated from each site of employment of HSI and its Subsidiaries with respect to the Contributed Schein Vet Business or Butler Holding and its Subsidiaries, as the case may be, during the 90 day period ending on the Closing Date (which, in the case of HSI, such list shall not include any employees who may be terminated on the Closing Date at the direction of Butler Holding) for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90 day period for terminations of employment at such site to be subject to the WARN Act.
     8.12 Non-Competition Agreement. At the Closing, each of Burns, HSI, Oak Hill and the Management Members shall enter into the Non-Competition Agreement.
     8.13 Covenants Regarding WA Butler and MergerSub.
          (a) From the date hereof until the Closing Date, Oak Hill shall not, and Oak Hill shall cause WA Butler not to, (i) take, or agree or commit to take, any action that would make any representation or warranty contained in Article 6 relating to WA Butler inaccurate in any respect at, or as of any time prior to, the Closing, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time or (iii) amend the certificate of incorporation or bylaws of WA Butler or amend the terms of the shares of WA Butler Common Stock.
          (b) From and after the date hereof, Oak Hill shall, and Oak Hill shall cause WA Butler to, (i) give HSI, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of WA Butler, (ii) furnish to HSI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to WA Butler as such Persons may reasonably request and (iii) instruct the officers, directors, employees, counsel and financial advisors of WA Butler to cooperate with HSI in its investigation of WA Butler.
          (c) From the date hereof until the Closing Date, HSI shall not, and HSI shall cause MergerSub not to, (i) take, or agree or commit to take, any action that would make any representation or warranty contained in Article 3 relating to MergerSub inaccurate in any respect at, or as of any time prior to, the Closing, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time or (iii) except as expressly contemplated by this Agreement, amend the certificate of incorporation or bylaws of MergerSub or amend the terms of the shares of MergerSub common stock.
          (d) From and after the date hereof, HSI shall, and HSI shall cause MergerSub to, (i) give Oak Hill, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of MergerSub, (ii) furnish to Oak Hill, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to MergerSub as such Persons may reasonably request and (iii) instruct the officers, directors, employees, counsel and financial advisors of MergerSub to cooperate with Oak Hill in its investigation of MergerSub.
     8.14 Tax Matters.
          (a) Each party hereto shall use commercially reasonable efforts to obtain all certificates and other documents from any Governmental Authority that may be necessary to eliminate or mitigate any Transfer Tax that may be imposed on a party in connection with the consummation of the transactions consummated hereby.
          (b) Butler Holding shall pay all applicable sales and transfer Taxes and filing, recording (mortgage or otherwise), registration, stamp, documentary, collateral assignment and other similar Taxes and fees (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement. The parties shall cooperate in the preparation and filing of all Tax Returns relating to such Transfer Taxes.
          (c) HSI, MergerSub and OHCP intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and agree to file all Tax Returns in a manner consistent with the treatment of the Merger as such a reorganization. Following the Merger, MergerSub shall not take, and HSI shall not cause MergerSub to take, any action (other than any action consented to or caused by Oak Hill or any action required by the Transaction Documents) that will cause the Merger to not qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither HSI nor MergerSub has any present plan or intention to take any action following the Closing that would cause a discontinuance of the historic business of WA Butler or a discontinuance of the use of a significant portion of WA Butler’s historic business assets in a business.

     8.15 Financing Cooperation. The parties hereto shall use their commercially reasonable efforts to, and shall cause their respective Subsidiaries to, reasonably cooperate with Butler Holding and its Subsidiaries and their lenders in connection with Butler Holding and its Subsidiaries obtaining the financing on the terms provided for in the Commitment Letter (the “Financing”), including (i) making representatives of all parties hereto available at reasonable times in connection with the syndication of any debt financing and (ii) assisting Butler Holding and its Subsidiaries in obtaining all customary waivers, estoppels, approvals, opinions, transfer documents and consents from counterparties to the HSI Material Contracts and the Butler Material Contracts. Butler Holding and its Subsidiaries will use their commercially reasonable efforts to perform all of its obligations under the Commitment Letter and satisfy all conditions precedent to the funding thereunder. Butler Holding and its Subsidiaries shall not amend the Commitment Letter in any manner that shall make the consummation of the transactions contemplated hereby materially less likely to occur. In the event that the Financing is not available to consummate the transactions contemplated by this Agreement, the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain alternative financing on terms, taken in the aggregate, that are, in the reasonable judgment of Butler Holding and HSI, no less favorable to Butler Holding and its Subsidiaries than those set forth in the Commitment Letter (the “Alternative Financing”). Subject to the Shared Expenses Agreement, nothing in this Section 8.15 shall require any party other than Butler Holding, BAHS and any Subsidiary of Butler Holding and BAHS to provide any credit enhancement or other credit support (including, without limitation, guaranty, indemnification or collateral) or incur a material cost in connection with the Financing or Alternative Financing.
     8.16 Transition Services. From and after the Closing, at BAHS’s request, HSI shall provide substantially the same services and other assistance to the Contributed Schein Vet Business as may be reasonably necessary to operate the Contributed Schein Vet Business after the Closing (the “Post-Closing Services”). Butler Holding and BAHS shall reimburse HSI and its Subsidiaries for all direct costs and expenses and all allocated costs and expenses (allocated in the same manner and methodology used to derive the Core Vet Financials for the twelve (12) month period ended September 26, 2009, with such modifications as the parties may mutually agree are reasonably necessary to reflect the operations of the Contributed Schein Vet Business after the Closing) incurred in connection with the provision of such Post-Closing Services within twenty (20) days after invoicing (such invoices to include reasonable detail of the costs and expenses for the Post-Closing Services provided). Butler Holding may terminate any Post-Closing Service upon at least thirty (30) days prior written notice to HSI. HSI and its Subsidiaries shall not be under any obligation to provide Post-Closing Services after the date that is ninety (90) days following the Closing Date.
     8.17 Intellectual Property. HSI agrees to provide a non-exclusive, non-transferable, non-sublicensable, royalty-free license or sub-license to Butler Holding and its Subsidiaries to use Excluded IP solely for use in the Vet Business within North America, South America and Central America on terms and conditions reasonably acceptable to HSI and Butler Holding; provided, however, that (a) HSI shall not be obligated to provide any such license or sub-license if it would be in violation of any Applicable Law or Contract and (b) HSI shall not be under any obligation to obtain any third party consents or incur any additional costs or expenses in connection therewith.
     8.18 Post-Closing Receivables. From and after the Closing Date, if HSI receives payment (including by set-off) for (i) any accounts receivable included as HSI Current Assets in the final determination of HSI Closing Working Capital as of the Closing Date or (ii)  rebates receivable to the extent related to the Contributed Schein Vet Business and allocated in a manner consistent with HSI’s past practices, HSI shall, as promptly as practicable, remit such payment to BAHS.
     8.19 Waiver of Consents. The parties acknowledge that certain Contracts included in the Contributed Assets and certain Contracts of BAHS by their terms require consent with respect to the transactions contemplated hereby. HSI and Butler Holding agree to waive any requirements to obtain consents for such Contracts prior to Closing and shall cooperate with each other and use commercially reasonable efforts to obtain such consents before and after the Closing as they shall mutually agree. Butler Holding shall assume any and all Liabilities related thereto, and indemnify and hold harmless HSI and NLS from and against any and all Liabilities related thereto or arising therefrom.
     8.20 HSI Payables. Butler Holding shall pay to HSI an amount equal to $6,700,000 within thirty (30) days following the Closing Date (the “HSI Payable”).
     8.21 Darby Guaranty. Darby hereby unconditionally guarantees to HSI the full prompt payment and punctual performance by Burns of any and all obligations of Burns arising under this Agreement, including, without limitation, those obligations arising under Article 10. The liability of Darby hereunder shall not be conditioned or contingent upon pursuit by HSI or any other HSI Indemnified Party of any remedies either may have against Burns with respect to this Agreement. No exercise or nonexercise by HSI or any other HSI Indemnified Party of any right given to it hereunder, and no change, impairment or suspension of any right or remedy of HSI or any other HSI Indemnified Party hereunder, shall in any way affect Darby’s obligations hereunder. Darby acknowledges and agrees that this Section 8.21 is a guaranty of payment and performance, and not merely of collectability, and constitutes a direct obligation of Darby.
     8.22 Insurance.
          (a) On or prior to the Closing Date, Butler Holding shall provide evidence to HSI that Butler Holding, at the expense of Butler Holding, (to be paid following the Closing Date), obtained a six year tail for its director and officer liability insurance policy. HSI and Butler Holding shall mutually determine an appropriate insurance program for BAHS from and after the Closing Date.
          (b) From and after the Closing Date, HSI will provide that WA Butler, Butler Holding and BAHS shall be insured under the HSI director and officer liability insurance policy. HSI shall allocate and charge Butler Holding for such insurance in a manner consistent with HSI’s past practices with respect to its allocations of such charges to NLS. Payment for such charges shall be due within twenty (20) days after invoicing therefor.
          8.23 Bank Accounts; Outstanding Checks. On or prior to Closing, Butler Holding and BAHS shall cooperate with HSI and NLS to cause the bank accounts of NLS (with no cash) to be transferred to or merged into the bank accounts of BAHS such that any outstanding checks made by NLS which are outstanding as of the Closing shall be funded by a bank account of BAHS. If such bank accounts are not transferred on or prior to Closing, then any obligations for checks made by NLS but not cashed as of the Closing (provided that such underlying liability or obligation is included as HSI Current Liabilities in the final determination of the HSI Closing Working Capital) that are satisfied by NLS shall be treated as a Current Asset of the Contributed Schein Vet Business for purposes the final determination of HSI Closing Working Capital pursuant to Section 2.4.

ARTICLE 9
CONDITIONS TO CLOSING
     9.1 Conditions Precedent to Each Party’s Obligations. The obligation of each party to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
          (a) Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and prohibits consummation of the transactions contemplated by this Agreement and there shall not be any material investigation or proceeding by any Governmental Authority with respect to the business or operations of Butler Holding or any of its Subsidiaries or the Contributed Schein Vet Business, in each case, other than related to warehouse licenses.
          (b) No Injunction, Etc. There shall not be any order or threat of any order of any Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.
          (c) [Intentionally Omitted.]
          (d) Deliverables. Such party shall have received those payments, instruments, consents, certificates and other documents required to be delivered to such party at or prior to the Closing pursuant to Article 1.
          (e) Financing. Butler Holding and its Subsidiaries shall have received the Financing or the Alternative Financing on terms no less favorable to Butler Holding than the terms set forth in the Commitment Letter.
     9.2 Conditions Precedent to Butler Holding’s, Oak Hill’s and Burns’s Obligations. The obligations of each of Butler Holding, Oak Hill and Burns to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
          (a) Representations and Warranties True. Each of the representations and warranties contained in Article 3 of this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing (except as otherwise approved in writing by Butler Holding, Oak Hill and Burns and except for any representation or warranty that speaks as of a specified date, which shall be true and correct as of such date), unless the failure to be true and correct at and as of the Closing does not, individually or in the aggregate, have a Schein Material Adverse Effect (it being agreed that any materiality or “material adverse effect” qualification in a representation or warranty shall be disregarded for purposes of this sentence). Each of the representations and warranties made in Section 3.4 shall be true and correct in all respects at and as of the Closing.
          (b) Covenants Performed. HSI shall have performed, on or before the Closing Date, all obligations contained in this Agreement and the other Transaction Documents which by the terms hereof or thereof are required to be performed by them on or before the

Closing Date, unless the failure to perform such obligations does not, individually or in the aggregate, have a Schein Material Adverse Effect. Notwithstanding the foregoing, HSI shall have performed in all material respects, on or before the Closing Date, all obligations set forth in Section 8.3 and, subject to the satisfaction of all other applicable conditions to Closing, shall have paid and delivered all payments, instruments, consents, certificates and other documents required to be delivered at or prior to the Closing pursuant to Article 1.
          (c) No Material Adverse Change. From the Balance Sheet Date to the Closing, there shall not have occurred a Schein Material Adverse Effect.
     9.3 Conditions Precedent to HSI’s Obligations. The obligation of HSI to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
          (a) Representations and Warranties True. Each of the representations and warranties contained in Articles 4, 5 and 6 of this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing (except as otherwise approved in writing by HSI and except for any representation or warranty that speaks as of a specified date, which shall be true and correct as of such date), unless the failure to be true and correct at and as of the Closing does not, individually or in the aggregate, have a Butler Holding Material Adverse Effect or a WA Butler Material Adverse Effect (it being agreed that any materiality or “material adverse effect” qualification in a representation or warranty shall be disregarded for purposes of this sentence). Each of the representations and warranties made in Sections 4.4, 5.7, 6.2 and 6.10(c) shall be true and correct in all respects at and as of the Closing.
          (b) Obligations Performed. Each of Butler Holding, Oak Hill, Burns, WA Butler and the Management Members shall have performed, on or before the Closing Date, all of their respective obligations contained in this Agreement which by the terms hereof are required to be performed by any of them on or before the Closing Date, unless the failure to perform such obligation does not, individually or in the aggregate, have a Butler Holding Material Adverse Effect or a WA Butler Material Adverse Effect. Notwithstanding the foregoing, each of Butler Holding, Oak Hill, Burns, WA Butler and the Management Members shall have performed in all material respects, on or before the Closing Date, all obligations set forth in Section 8.3 and, subject to the satisfaction of all other applicable conditions to Closing, shall have paid and delivered all payments, instruments, consents, certificates and other documents required to be delivered at or prior to the Closing pursuant to Article 1.
          (c) No Material Adverse Change. From the Balance Sheet Date to the Closing, there shall not have occurred a Butler Holding Material Adverse Effect.
          (d) [Intentionally Omitted.]
          (e) Discharge of Certain Butler Holding Indebtedness. HSI shall have received the evidence of discharge of all Indebtedness listed on Schedule 9.3(e) (the “Existing Indebtedness”) and the release of any Lien securing such Indebtedness.

ARTICLE 10
SURVIVAL; INDEMNIFICATION
     10.1 Survival. The parties agree that the representations, warranties and covenants (requiring performance prior to Closing) contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing, except that the Specified Representations, 5.1 (Organization, Power and Standing), 5.2 (Power and Authority), 5.5 (Brokers), 5.8 (No Other Representations or Warranties), 6.1 (Organization, Power and Standing), 6.2 (Capitalization), 6.3 (Power and Authority), 6.6 (Brokers), 6.8 (No other Representations or Warranties), 6.10 (Business of WA Butler), 6.11 (Taxes), 7.1 (Power and Authority), 7.4 (Brokers), and 7.6 (No Other Representations or Warranties) shall survive until the expiration of the applicable statute of limitations, and (b) the representations and warranties contained in 3.21 (Compliance with Environmental Laws) and 4.21 (Compliance with Environmental Laws) shall survive until the three (3) year anniversary of the Closing. The applicable date of termination for the survival period of each representation or warranty is sometimes referred to herein as its “Cut-Off Date”. No claim for indemnification hereunder for breach of any representation or warranty may be brought after its applicable Cut-Off Date, except for claims of which the Indemnifying Party has been notified in writing with reasonable specificity by the Indemnified Party prior to its Cut-Off Date. All covenants and agreements to be performed after the Closing contained in this Agreement shall survive the Closing in accordance with their terms.
     10.2 Indemnification of the Butler Indemnified Parties. Subject to the other terms of this Article 10, from and after the Closing, HSI agrees to indemnify each of the Butler Holding Members, and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Butler Indemnified Parties”) and hold them harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys’ fees (collectively, “Losses”), which arise or result from (a) any breach of any of the representations or warranties made by HSI contained in Article 3 of this Agreement or contained in any other Transaction Document delivered by HSI to Butler Holding at the Closing pursuant to this Agreement, (b) the failure of HSI to perform any of its covenants or agreements contained herein to be performed after the Closing, (c) the failure of HSI to perform any agreement or covenant contained herein which by its terms is required to be fully performed prior to the Closing, (d) the Excluded Assets, and (e) the Excluded Liabilities. HSI’s indemnification obligations under this Agreement, however, shall be subject to the following limitations and conditions:
               (i) For purposes of this Section 10.2, Losses shall include any diminution in the value of the direct or indirect economic interest of the Butler Holding Members in Butler Holding. If an indemnifiable Loss under this Section 10.2 is suffered directly by a Butler Holding Member, the indemnification payment in respect of such Loss shall be paid by HSI in respect of the full amount of such direct Loss. If an indemnifiable Loss under this Section 10.2 is suffered directly by Butler Holding, BAHS or any of their Subsidiaries (as opposed to directly suffered by another Butler Indemnified Party), the indemnification payment in respect of such Loss shall be paid directly to the Butler Holding Members and the determination of the amount of such Loss to each Butler Holding Member shall reflect the direct and indirect percentage interest of such Butler Holding Member in Butler Holding immediately following the Closing.
               (ii) HSI shall have no indemnification obligation under Section 10.2(a) unless, and only to the extent that, the cumulative amount of Losses incurred by the Butler Indemnified Parties exceeds $2,000,000; provided, however, that this limitation shall not apply to the Specified Representations or any agreements or covenants contained herein.
               (iii) HSI’s cumulative liability for indemnification payments under Sections 10.2(a) shall not exceed, in the aggregate, $15,000,000; provided, however, that this limitation shall not apply to the Specified Representations or any agreements or covenants contained herein.
               (iv) HSI shall have no indemnification obligation with respect to Losses for any breach of the representations and warranties contained in Section 3.21, except to the extent such Losses represent amounts actually incurred by the Butler Indemnified Parties for the performance of investigation or remedial action, or the payment of any fine, penalty or damage award, in each case required by an Environmental Law or ordered by any Governmental Authority with jurisdiction over the matter, or in defense of or reasonable settlement of an Environmental Claim asserted by any Governmental Authority or third party in accordance with Section 10.8(b).
               (v) No claim for indemnification in respect of the Schein Pre-Closing Taxes shall be made unless, and to the extent that, the amount of unpaid Schein Pre-Closing Taxes exceeds the aggregate amount of Taxes which are included as HSI Current Liabilities in the final determination of the HSI Closing Working Capital.
               (vi) The final determination of the Closing Working Capital at Closing shall be made pursuant to Article 2, and no claim under this Article 10 shall be made against HSI in respect of the determination of the components of HSI Closing Working Capital other than a claim for breach of Article 2.
               (vii) [Intentionally Omitted.]
               (viii) For purposes of HSI’s indemnification obligations contained in this Section 10.2 with respect to the representations and warranties contained in Article 3 with respect to MergerSub (the “MergerSub Indemnity”) (a) OHCP shall be the only Butler Indemnified Party entitled to indemnification; (b) all indemnification payments in respect of the MergerSub Indemnity shall be paid by HSI directly to OHCP and (c) the MergerSub Indemnity shall not be subject to any cap or basket hereunder.
               (ix) For purposes of the indemnification provisions contained in this Section 10.2, all materiality qualifications in respect of the representations and warranties contained herein (other than the representations and warranties contained in Sections 3.6 (Financial Statements) and 3.7(g) (Absence of Certain Changes)) shall be disregarded; it is understood, however, that where a representation or warranty requires a list of certain items on a

Schedule to this Agreement (e.g., the Material Contracts Schedule), it is not the intent of the parties that this clause (ix) would broaden the scope of the disclosures required to be set forth on such Schedule.
               In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Butler Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries (net of any costs incurred to obtain such insurance proceeds or recoveries), in such cases, actually received by the Butler Indemnified Parties or Butler Holding in respect of such Losses (which proceeds and recoveries the Butler Indemnified Parties and Butler Holding agree to use diligent efforts to obtain). If an indemnification payment is received by a Butler Indemnified Party, and such Butler Indemnified Party later receives insurance proceeds or other third-party recoveries in respect of such Losses, such Butler Indemnified Party shall immediately pay to HSI a sum equal to the lesser of (y) the actual amount of such insurance proceeds and other third-party recoveries (net of any costs incurred to obtain such insurance proceeds or recoveries) or (z) the actual amount of the indemnification payment previously paid by HSI, with respect to such Losses.
     10.3 Indemnification of the HSI Indemnified Parties by the Butler Group. Subject to the other terms of this Article 10, from and after the Closing, each member of the Butler Group severally (based on their respective Indemnification Percentage Interests), and not jointly and severally, agrees to indemnify HSI, each of its officers, directors, employees, partners, members, agents and Affiliates (the “HSI Indemnified Parties”) and hold them harmless against and in respect of any and all Losses, which arise or result from (a) any breach of any of the representations or warranties contained in Article 4 of this Agreement or contained in any other Transaction Document delivered by Butler Holding or any of its Subsidiaries to HSI at the Closing pursuant to this Agreement, (b) the failure of Butler Holding or any of its Subsidiaries to perform any of its covenants or agreements contained herein to be performed after the Closing, (c) the failure of Butler Holding or any of its Subsidiaries to perform any agreement or covenant contained herein which by its terms is required to be fully performed prior to the Closing, and (d) any disputes or Liabilities involving a holder of any class of Butler Holding Common Shares or any other Equity Securities issued or outstanding (or alleged to have been issued or outstanding) at any time at or prior to the Closing arising out of or relating to the transactions contemplated hereby, including, without limitation, the allocation of any purchase price or redemptions paid hereunder. The Butler Group’s indemnification obligations pursuant to this Section 10.3, however, shall be subject to the following limitations and conditions:
               (i) Each member of the Butler Group shall be responsible for its Indemnification Percentage Interest of any indemnifiable Losses pursuant to this Section 10.3.
               (ii) For purposes of this Section 10.3, Losses shall include any diminution in the value of the direct or indirect economic interest of HSI in Butler Holding. If an indemnifiable Loss under this Section 10.3 is suffered directly by an HSI Indemnified Party, the indemnification payment in respect of such Loss shall be paid by the Butler Group in respect of the full amount of such direct Loss. If an indemnifiable Loss under this Section 10.3 is suffered directly by Butler Holding, BAHS or any of their Subsidiaries (as opposed to directly suffered by another Butler Indemnified Party), the indemnification payment in respect of such Loss shall be paid directly to HSI and the determination of the amount of such Loss to HSI shall reflect the direct and indirect percentage interest of HSI in Butler Holding immediately following the Closing.
               (iii) The Butler Group shall have no indemnification obligation under Section 10.3(a) unless, and only to the extent that, the cumulative amount of Losses incurred by HSI Indemnified Parties for any claims pursuant to this Section 10.3 exceeds $2,000,000; provided, however, that this limitation shall not apply to the Specified Representations, or any agreements or covenants contained herein.
               (iv) The Butler Group’s cumulative liability for indemnification payments under Section 10.3(a) shall not exceed, in the aggregate, $20,000,000; provided, however, that this limitation shall not apply to the Specified Representations, or any agreements or covenants contained herein.
               (v) The Butler Group shall have no indemnification obligation with respect to Losses for any breach of the representations and warranties contained in Section 4.21, except to the extent such Losses represent amounts actually incurred for the performance of investigation or remedial action, or the payment of any fine, penalty or damage award, in each case required by an Environmental Law or ordered by any Governmental Authority with jurisdiction over the matter, or in defense of or reasonable settlement of an Environmental Claim asserted by any Governmental Authority or third party in accordance with Section 10.8(b).
               (vi) No claim for indemnification in respect of the Butler Holding Pre-Closing Taxes shall be made unless, and to the extent that, the amount of unpaid Butler Holding Pre-Closing Taxes exceeds the aggregate amount of Taxes which are included as Butler Holding Current Liabilities in the final determination of the Butler Holding Closing Working Capital.
               (vii) The final determination of the Butler Holding Closing Working Capital at Closing shall be made pursuant to Article 2, and no claim under this Article 10 shall be made against the Butler Group in respect of the determination of the components of Butler Holding Closing Working Capital at Closing other than a claim for breach of Article 2.
               (viii) [Intentionally Omitted.]
               (ix) For purposes of the indemnification provisions contained in this Section 10.3, all materiality qualifications in respect of the representations and warranties contained herein (other than the representations and warranties contained in Sections 4.6 (Financial Statements) and 4.7(g) (Absence of Certain Changes)) shall be disregarded; it is understood, however, that where a representation or warranty requires a list of certain items on a Schedule to this Agreement (e.g., the Material Contracts Schedule), it is not the intent of the parties that this clause (ix) would broaden the scope of the disclosures required to be set forth on such Schedule.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which an HSI Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries (net of any costs incurred to obtain such insurance proceeds or recoveries), in such cases, actually received by such HSI Indemnified Party in respect of such Losses (which proceeds and recoveries the HSI Indemnified Parties agree to use diligent efforts to obtain). If an indemnification payment is received by an HSI Indemnified Party, and such HSI Indemnified Party later receives insurance proceeds or other third-party recoveries in respect of such Losses, such HSI Indemnified Party shall immediately pay to the Butler Group (in proportion to their respective Indemnification Percentage Interests) a sum equal to the lesser of (y) the actual amount of such insurance proceeds and other third-party recoveries (net of any costs incurred to obtain such insurance proceeds or recoveries) or (z) the actual amount of the indemnification payment previously paid by the Butler Group, with respect to such Losses.
     10.4 Indemnification of HSI by Oak Hill. From and after the Closing, OHCP and OHCM, jointly and severally, agree to indemnify the HSI Indemnified Parties and hold them harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of representations and warranties contained in Article 6 and (b) the failure of OHCP, OHCM or WA Butler to perform any of their respective covenants or agreements set forth in this Agreement. The indemnity obligations set forth in this Section 10.4 shall not be subject to any cap or basket hereunder.
     10.5 Indemnification of HSI by Burns. From and after the Closing, Burns agrees to indemnify the HSI Indemnified Parties and hold them harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of representations and warranties made by Burns contained in Article 5 or (b) the failure of Burns to perform any of its covenants or agreements set forth in this Agreement. The indemnity obligations set forth in this Section 10.5 shall not be subject to any cap or basket hereunder.
     10.6 Indemnification of HSI by Management Members. From and after the Closing, each of the Management Members agree to indemnify the HSI Indemnified Parties and hold them harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of representations and warranties made by such Management Member contained in Article 7 or (b) the failure of such Managing Member to perform any of their respective covenants or agreements set forth in this Agreement. The indemnity obligations set forth in this Section 10.6 shall not be subject to any cap or basket hereunder.
     10.7 Indemnification of HSI by Butler Holding and BAHS. From and after the Closing, Butler Holding and BAHS, jointly and severally, shall, and shall cause each of their respective Subsidiaries to, indemnify the HSI Indemnified Parties and hold them harmless against and in respect of any and all Losses based on, attributable to, arising from or relating to (i) the Assumed Liabilities, (i) the Liabilities under Sections 8.5(e) and (h), and (iii) the ownership and operation of the Schein Vet Business after the Closing; provided, however, that neither Butler Holding and BAHS shall be required to indemnify the HSI Indemnified Parties for any Losses for which HSI is required to indemnify the Butler Holding Members pursuant to

Section 10.2. The indemnity obligations set forth in this Section 10.7 shall not be subject to any cap or basket hereunder.
     10.7A Indemnification of HSI by Butler Holding Members. From and after the Closing, each of the Butler Holding Members (severally, in accordance with their respective Pre-Closing Percentage Interests) agree to indemnify the HSI Indemnified Parties and hold them harmless against and in respect of any and all Losses based on or attributable to Taxes of WA Butler or MergerSub in the taxable year of the Closing Date relating to or arising from the distribution of cash to WA Butler or MergerSub on the Closing Date in accordance with the Closing Mechanics, determined as if no other relevant transactions occurred other than those set forth on Schedule 1.8. The indemnity obligations set forth in this Section 10.7A shall not be subject to any cap or basket hereunder and shall expire three (3) months after the expiration of any applicable statute of limitations (or extensions thereof). The Butler Group shall prepare the Tax Returns of WA Butler and the Company for such taxable year. They will provide HSI with a reasonable opportunity to review drafts of such returns and comment prior to filing, it being understood that the Butler Group shall make the final decision with respect thereto.
     10.8 Procedure for Indemnification.
          (a) Any party making a claim for indemnification hereunder (the “Indemnified Party”) shall promptly notify the indemnifying party (the “Indemnifying Party”) of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party (unless reasonably necessary to protect the rights of the Indemnified Party) until the expiration of the 30-day response period.
          (b) If a claim for indemnification hereunder is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense thereof, at its own expense, including employment of counsel reasonably satisfactory to the Indemnified Party, by providing written notice to the party seeking indemnification that it will assume the defense of such claim within thirty (30) days after its receipt of notice in accordance with Section 10.8(a) above by the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice at its expense; and provided, however, that the Indemnifying Party shall not be entitled to assume control of the defense if (i) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, (ii) the claim would reasonably be expected to give rise to Losses which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to this Article 10 or (iii) the claim is for injunctive or equitable relief or relates to a criminal prosecution or indictment of Butler Holding or any of its Affiliates (and the Indemnified Party’s reasonable costs in conducting the defense thereof shall be considered “Losses”). In the event that the Indemnifying Party assumes the defense, the Indemnifying Party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated the Indemnifying Party, shall not be concluded without the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned.
     10.9 Remedies Exclusive. The remedies provided in this Article 10 shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including, without limitation, for any breach or non-performance of any representation, warranty, covenant or agreement contained herein, except (a) in the case of fraud and willful misconduct, in which case the harmed party shall have all rights and remedies under this Agreement and provided by law against the party that committed the fraud or willful misconduct, (b) any equitable remedies that do not involve the payment of monetary damages and (c) as set forth in Sections 2.2, 2.3 and 2.4. No party may commence any suit, action or proceeding against any other party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except (i) to enforce such party’s express rights under this Article 10, (ii) to bring a claim for fraud and willful misconduct or (iii) to seek injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by law.
     10.10 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as a direct or indirect contribution, as an adjustment to a direct or indirect contribution or as an adjustment to purchase price or other consideration, as the case may be, for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly and not take any inconsistent position.
     10.11 Indemnification for Disclosures Related to Taxes and Brokers. Notwithstanding the disclosure of any item on Schedules 4.8 or 6.11 with respect to Taxes, and Schedules 4.20, 5.5 or 6.6 with respect to brokers, the HSI Indemnified Parties shall be indemnified with respect thereto as if no such disclosure had been set forth on such Schedule, and the representation and warranty was not so qualified by such disclosure; provided, however, that in the case of Taxes, this Section 10.11 shall apply only to the extent of Taxes payable to Taxing authorities with respect to periods (or portions thereof) ending on or prior to the Closing Date).
     10.12 No Consequential or Punitive Damages. None of the parties hereto shall have any indemnification obligation for consequential damages, punitive or exemplary damages, special damages or lost profits, except with respect to a claim for such damages by a third party against the party seeking indemnification.
ARTICLE 11
TERMINATION
     11.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of HSI and Butler Holding;
          (b) by Butler Holding, if both (i) any of the representations and warranties of HSI set forth in this Agreement shall not be true and correct to the extent set forth in Section 9.2(a), or HSI shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Sections 9.2(b), and (ii) such breach, failure or misrepresentation has resulted in a Schein Material Adverse Effect;
          (c) by HSI, if both (i) any of the representations and warranties of Butler Holding, Oak Hill, Burns or the Management Members set forth in this Agreement shall not be true and correct to the extent set forth in Section 9.3(a), or if Butler Holding, Oak Hill, Burns or any Managing Members shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 9.3(b), and (ii) such breach, failure or misrepresentation has resulted in a Butler Holding Material Adverse Effect;
          (d) by either HSI or Butler Holding, if any Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
          (e) by either HSI or Butler Holding, if the Closing has not occurred by the Termination Date or such other date, if any, as HSI and Butler Holding may agree in writing, provided that the right to terminate this Agreement under this Section 11.1(e) will not be available to any party whose material breach of this Agreement has been the cause of the failure of the Closing to occur on or before such date;
     As used herein, the “Termination Date” shall mean March 31, 2010.

     11.2 Effect of Termination.
          (a) If this Agreement is terminated as provided in Section 11.1 above, this Agreement shall become null and void and have no further force or effect and the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its willful breach of the provisions of this Agreement and the non-breaching party hereto shall be entitled to all rights and remedies provided by law or equity in respect of such breach.
          (b) The obligations of the parties under Sections 8.1(c) through (f) and the provisions contained in Sections 12.4 and 12.10 shall survive the termination of this Agreement.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. All notices and communications to a party hereunder shall be made in writing and shall deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by facsimile transmission (with another method of notice specified in this Section 12.1 contemporaneously given), (c) sent by nationally recognized overnight delivery service or (d) mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto) pursuant to this Section 12.1. All notices shall only be duly given and effective upon receipt (or refusal of receipt).
     If to HSI, to:
Henry Schein, Inc.
135 Duryea Road
Melville, NY 11747
Facsimile: (631) 843-5660
Attn: General Counsel
     with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile: (212) 969-2900
Attn: Steven L. Kirshenbaum, Esq.

     If to Butler Holding (for all periods prior to the Closing), to:
Oak Hill Capital Management, LLC
Park Avenue Tower
65 East 55th Street, 36th Floor
New York, New York 10022
Facsimile: (517) 339-7330
Attn: John Monsky, Esq.
And
Darby Group Companies, Inc.
300 Jericho Quadrangle
Jericho, NY 11753
Facsimile: (516) 688-2813
Attn: Michael Caputo
     with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 492-0570
Attn: Angelo Bonvino, Esq.
And
Salon, Marrow, Dyckman, Newman & Broudy LLP
292 Madison Avenue
New York, NY 10017
Facsimile: (212) 661-3339
Attn: Joel Salon, Esq.
     If to Butler Holding (for any period from and after the Closing), to:
Henry Schein, Inc.
135 Duryea Road
Melville, NY 11747
Facsimile: (631) 843-5660
Attn: General Counsel
And

Oak Hill Capital Management, LLC
Park Avenue Tower
65 East 55th Street, 36th Floor
New York, New York 10022
Facsimile: (517) 339-7330
Attn: John Monsky, Esq.
And
Darby Group Companies, Inc.
300 Jericho Quadrangle
Jericho, NY 11753
Facsimile: (516) 688-2813
Attn: Michael Caputo
     with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile: (212) 969-2900
Attn: Steven L. Kirshenbaum, Esq.
And
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 492-0570
Attn: Angelo Bonvino, Esq.
And
Salon, Marrow, Dyckman, Newman & Broudy LLP
292 Madison Avenue
New York, NY 10017
Facsimile: (212) 661-3339
Attn: Joel Salon, Esq.
     If to Oak Hill, to:
Oak Hill Capital Management, LLC
Park Avenue Tower
65 East 55th Street, 36th Floor
New York, New York 10022
Facsimile: (517) 339-7330
Attn: John Monsky, Esq.

     with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 492-0570
Attn: Angelo Bonvino, Esq.
     If to any Management Member, to such address set forth next to such Management Member’s name on Exhibit A or if no address is set forth on Exhibit A, then such address set forth in Butler Holding’s records.
     12.2 No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
     12.3 Amendments and Waivers. This Agreement may be modified, amended or waived only by a writing signed by HSI and Butler Holding.
     12.4 Choice of Law; Forum; Waiver of Jury Trial. This Agreement and all claims and controversies hereunder (whether based on contract, tort or any other theory) shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the state of New York sitting exclusively in the County of New York, State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each party hereby expressly submits to the personal jurisdiction and venue of such courts as provided above for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 12.1. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     12.5 Binding Effects and Benefits. No party may assign either this Agreement or any of its rights or interests, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other parties. Any attempt to make any such prohibited assignment without such consent shall be null and void. Subject to the preceding sentences of this Section 12.5, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
     12.6 Integration; Schedules. This writing, together with the Exhibits and Schedules attached hereto, the Transaction Documents, and the Confidentiality Agreement, embody the entire agreement and understanding among the parties with respect to this transaction and supersede all prior discussions, understandings and agreements concerning the matters covered hereby and thereby. Information set forth on any Schedule shall be deemed to qualify each other Section of this Agreement to which such information is applicable (regardless of whether or not such other Section is qualified by reference to a Schedule), so long as application to such Section is reasonably apparent on its face from the reading of such disclosure. No information set forth on any Schedule shall be deemed to broaden in any way the scope of HSI’s or Butler Holding’s representations and warranties. The inclusion of any item on a Schedule is not evidence of the materiality of such item for purposes of the Agreement, or that such item is a disclosure required under the Agreement. No disclosure in any Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.
     12.7 Counterparts. This Agreement may be executed in one or more counterparts, and counterparts by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     12.8 Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.
     12.9 Headings. The headings of Articles, Sections, Exhibits and Schedules herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     12.10 Expenses; Filing Fees. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein or the Shared Expenses Agreement. Effective from and after the Closing, Butler Holding will pay as and when due any and all Shared Expenses (as defined in the Shared Expenses Agreement) and any Refinancing Expenses not set forth on the Closing Date Certificate, and in connection with the Closing, reimburse any party with respect to any Shared Expenses paid by such party.
     12.11 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. HSI and its Subsidiaries and Butler Holding, BAHS and its Subsidiaries and Affiliates acknowledge and agree that all provisions contained herein with respect to employees are included for the sole benefit of HSI,

Butler Holding, BAHS and their respective Affiliates and shall not create any right in any other Person, including any employees, former employees, participants or former participants in any Benefit Plans or any beneficiary thereof, or any other third parties. In addition, except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Vet Business Employee or Transferred Employee any right to employment or continued employment with HSI, NLS, Butler Holding, BAHS or any of their respective Subsidiaries and Affiliates or any rights under any Benefit Plan, including severance benefits, by reason of this Agreement.
     12.12 Further Assurances. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.
     12.13 “Knowledge” Defined.
          (a) As used herein, “to the knowledge of HSI,” “to HSI’s knowledge,” or any other similar phrase shall mean the actual knowledge of Edward “Reed” Presnell, Steven Paladino, Ken Williams and Ronald South, after reasonable inquiry.
          (b) As used herein, “to the knowledge of Butler Holding,” “to Butler Holding’s knowledge,” “to the knowledge of WA Butler,” “to WA Butler’s knowledge,” or any other similar phrase shall mean the actual knowledge of Leo “Mac” McNeil, Kevin Vasquez, Charles B. Patton and Michael Caputo, after reasonable inquiry.
     12.14 Communication Plan; Publicity.
          (a) As soon as reasonably practicable after the date of this Agreement, the parties will work in good faith and cooperate in the joint development of a communication plan to customers, vendors, landlords and employees concerning the proposed transactions contemplated by this Agreement (the “Communication Plan”). The Communication Plan shall be reasonably acceptable to HSI and Butler Holding.
          (b) It is the current intent of the parties to commence with the communications contemplated by the Communications Plan promptly following the execution of this Agreement, provided, however, that HSI and Butler Holding each reserve the right to suspend all communications contemplated by such plan if it determines in good faith that (i) there is a reasonable possibility that the transactions contemplated hereby may not close, or (ii) such disclosure could have a materially adverse impact on such party’s business or the ability of HSI or Butler Holding to close the transactions contemplated hereby. If it is reasonably necessary to correct any false or misleading information which may become public concerning the transactions contemplated hereby or to prevent a material adverse impact on HSI or Butler Holding, the parties will consider in good faith whether or not to accelerate the communications contemplated by the Communication Plan.
          (c) Pending the Closing, except as expressly permitted by Section 12.14(b) above, no party shall issue a press release or make any other public announcement (including any internal communication to employees) concerning the transactions contemplated by this Agreement without the prior written consent of HSI or Butler Holding, as applicable, except to the extent required by law, in which case the other party shall have a reasonable opportunity to review and comment prior to disclosure. For clarity, it is understood that this Section 12.14(c) shall not prohibit internal communications to the employees of the parties involved in planning the integration of HSI and Butler Holding post-Closing concerning the proposed transactions.
     12.15 Acknowledgment. Each party hereto acknowledges that, anything in this Agreement or in any Transaction Document to the contrary notwithstanding, the representations, warranties, covenants and agreements of such party contained in this Agreement or in any Transaction Document shall not be deemed waived by any investigation by another party or any of its officers, directors, employees, counsel, accountants, advisors, representatives and agents. The right to indemnification, reimbursement or other remedy based upon any of such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any agreement or covenant, will not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, agreement or covenant.
     12.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other Transaction Document, this Agreement and such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other Transaction Document.
ARTICLE 13
DEFINITIONS
     13.1 Definitions. For the purposes of this Agreement, terms defined in this Agreement (including in the Schedules to this Agreement) shall have the respective meanings given to such terms thereby and each of the following terms shall have the following respective meanings:
     “2005 Transaction Documents” means the Amended and Restated Contribution Agreement, dated as of June 30, 2005, by and among Oak Hill, Burns, Vet Acquisition Corp., Darby, Butler Holding and BAHS (without giving effect to any subsequent amendments, modifications, supplements or waivers in respect thereof), the Agreement and Plan of Merger, dated as of March 30, 2005, by and among WA Butler, Vet Supply Acquisition Corporation and W.A. Butler Holdings, LLC (without giving effect to any subsequent amendments, modifications, supplements or waivers in respect thereof), and the Amended and Restated Burns Transfer, Representation and Indemnity Agreement, dated as of July 1, 2005, by and among Darby, Burns, Vet Supply Acquisition Corp, Butler Holding and BAHS, together with any other agreements, instruments, certificates and documents executed in connection therewith.
     “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person. For the purpose of this definition, “control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
     “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) HSI Authorizations or Butler Authorizations, as applicable, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
     “Associate”, when used to indicate a relationship with any Person, means (i) a corporation or organization of which such Person is an officer, director, member or partner or is, directly or indirectly, the beneficial owner of any class of equity securities, (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, any Person who is a descendent, sibling or descendant of a sibling, or the spouse of a descendent, sibling or a descendant of a sibling, of such Person.
     “Authorizations” means, with respect to any Person, all licenses, permits and authorizations of Governmental Authorities held by such Person and each of its Subsidiaries.
     “Balance Sheet Date” means (a) with respect to HSI and the Contributed Schein Vet Business, December 27, 2008 and (b) with respect to Butler Holding and its Subsidiaries, December 31, 2008.
     “Balance Sheet Rules” means, collectively, the rules set forth on Exhibit K.
     “Benefit Plans” means with respect to any Person, any employee benefit plans or arrangements that are pension, profit-sharing, savings, retirement, supplemental retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, accident, workers’ compensation, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, education assistance, welfare or fringe benefit plan (whether written or oral, qualified or non-qualified or insured or uninsured), including, without limitation, any plans within the meaning of Section 3.3 of ERISA, or any other employer benefit plan or arrangement, whether or not subject to ERISA, maintained, established, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by such Person or any of its Subsidiaries for the general benefit of any employee, officer, director, stockholder, consultant or other service provider (whether current, former or retired) or any beneficiary thereof, or with respect to which such Person or any of its Subsidiaries has or has had a liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA) on behalf of any employee, officer, director, stockholder, consultant or other service provider (whether current, former or retired) or any beneficiary thereof.
     “Burns Put Rights Agreement” means that certain Put Rights Agreement in the form attached hereto as Exhibit G-2.
     “Business Intellectual Property” means Intellectual Property owned, used or held for use (1) primarily or exclusively in connection with the Contributed Schein Vet Business or (2) in connection with the Butler Vet Business, as applicable.
     “Butler Authorizations” means all Authorizations which are material to Butler Holding and its Subsidiaries.
     “Butler Balance Sheet” means the unaudited consolidated balance sheet of Butler Holding and its Subsidiaries as of December 31, 2008.
     “Butler Benefit Plans” means the Benefit Plans of Butler Holding and its Subsidiaries.
     “Butler Holding Books and Records” means all books and records, manuals, price lists, mailing lists, lists of customers (including telephone and fax numbers and email addresses of customers), slides and promotional materials, purchasing materials, personnel records, quality control records and procedures, research and development files, financial and accounting records (exclusive of records and work papers maintained by Butler Holding’s independent accountants), environmental records and litigation files (regardless of the media in which stated), in each case relating to or used by Butler Holding and BAHS and their respective Subsidiaries.
     “Butler Holding Closing Working Capital” means all Butler Holding Current Assets as of the close of business on the Closing Date minus all Butler Holding Current Liabilities as of the close of business on the Closing Date in each case, without giving effect to the transactions contemplated hereby.
     “Butler Holding Common Shares” means the Pre-Closing Common Shares as defined in the Existing Operating Agreement.
     “Butler Holding Current Assets” means, as of any date, the consolidated current assets of Butler Holding and its subsidiaries, on a consolidated basis, which current assets shall include only the line items set forth on Exhibit L-1 under the heading “Current Assets” and no other assets.

     “Butler Holding Current Liabilities” means, as of any date, the consolidated current liabilities of Butler Holding and its subsidiaries, on a consolidated basis, which current liabilities shall include only the line items set forth on Exhibit L-1 under the heading “Current Liabilities” and no other liabilities (including, without limitation, any Transaction Expenses of any Person charged to Butler Holding or any of its Subsidiaries).
     “Butler Holding Estimated Closing Working Capital” means the Butler Holding Closing Working Capital, determined using the estimate of the Butler Holding Closing Working Capital set forth in the Butler Holding Estimated Closing Working Capital Certificate.
     “Butler Holding Inventory” or “Butler Holding Inventories” means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) with respect to Butler Holding.
     “Butler Holding Material Adverse Effect” shall mean a change, event, development, condition or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on the assets, business, properties or financial condition of Butler Holding and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Butler Holding Material Adverse Effect: any change, event, development, condition or occurrence resulting from changes in general business or economic conditions that do not disproportionately affect Butler Holding and its Subsidiaries, taken as a whole, relative to the effects on others within the industry in which Butler Holding and its Subsidiaries operate.
     “Butler Holding Member” means each of Burns, Oak Hill and the Management Members.
     “Butler Holding Pre-Closing Taxes” means any unpaid Taxes of Butler Holding or any of its Subsidiaries (including, without limitation, any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise) for any period or portion thereof ending before the Closing Date.
     “Butler Holding Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Butler Animal Health Holding Company, LLC in the form attached hereto as Exhibit N-1.
     “Butler Holding Post-Closing Percentage Interest” means 49.9%.
     “Butler Holding Preferred Shares” shall mean the Preferred Shares as defined in the Existing Operating Agreement.
     “Butler Holding Stub Period Financial Statements” means, for each full calendar month beginning on October 1, 2009, each of the month end, unaudited consolidated balance sheets of Butler Holding and the unaudited consolidated statements of income of Butler Holding for the month then ended, in each case prepared consistently with the Butler Financial Statements

     “Butler Holding Target Closing Working Capital” means $94,000,000.
     “Butler Improvements” means Improvements included in the Butler Leased Premises.
     “Butler Inventory” or “Butler Inventories” means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) of Butler Holding and its Subsidiaries.
     “Butler Vet Business” means the Vet Business operated by Butler Holding and its Subsidiaries.
     “Charter Documents” means, with respect to any entity, the charter, bylaws, operating agreement, partnership agreement and other organizational documents of such entity, as applicable.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letter” means the commitment letter of J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to BAHS, dated as of November 29, 2009, a copy of which is attached hereto as Exhibit P.
     “Contracts” means all agreements, contracts, commitments, orders, licenses, leases and other instruments, arrangements and understandings (whether written or oral) to which a Person is a party or by which any of the assets or liabilities of such Person are bound or under which such Person has any obligations, provided that, in each case, if such Person is HSI or any of its Subsidiaries, only with respect to the Contributed Schein Vet Business.

     “Contributed Business IP” means the Business Intellectual Property owned, used, or held for use exclusively in connection with the Contributed Schein Vet Business.
     “Contributed Schein Vet Business” means the Contributed Assets and the Assumed Liabilities.
     “Contribution Documents” means a bill of sale in respect of the Contributed Assets and an assignment and assumption agreement in respect of the Contributed Assets and Assumed Liabilities, in each case in form and substance satisfactory to Butler Holding and HSI.
     “Core Vet Business” means that portion of the Contributed Schein Vet Business other than the Contributed Assets and Contributed Liabilities from NLS.
     “DE Certificate of Merger” means the certificate of merger with respect to the Merger prescribed by the DGCL, in the form attached hereto as Exhibit H-1.
     “Demand Note” means the demand note with a principal amount equal to the Demand Note Amount, issued and delivered by MergerSub to Oak Hill as evidenced by a demand note in the form of Exhibit I attached to this Agreement.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Environment” shall mean any surface or subsurface, physical medium or natural resource, including soil, surface waters, groundwaters, stream and river sediments, land, surface or subsurface strata, ambient air and biota.
     “Environmental Claim” shall mean any litigation, proceeding, order, directive, summons, complaint, investigation, claim, notice, fine, penalty, violation or citation, from any Governmental Authority or other Person relating to or arising out of Environmental Laws or the use, treatment, storage, handling, disposal or release of or exposure to Hazardous Substances.
     “Environmental Laws” shall mean all applicable foreign, federal, state and local laws (including the common law), statutes, regulations, rules, codes and ordinances relating to human health and safety, or the pollution, or protection of the Environment, or the discharge of Hazardous Substances into the Environment.
     “Equity Securities” means, with respect to any Person (i) the capital stock, shares, membership interests, partnership interests, voting interests, profits interests, restricted stock, units or other forms of equity or other ownership interests of such Person and (ii) options, warrants, calls, rights to acquire (including preemptive rights) or other securities (including equity securities or debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, or require the issuance, delivery or sale of, any type of Equity Security as described in the foregoing clause (i).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any Person, any entity which is (or at any relevant time was) a member of a “controlled group of corporations,” under “common control” or in “an affiliated service group” with such Person within the meaning of Section 414(b), (c) or (m) of the Code.
     “Excluded IP” means any Intellectual Property used in the Contributed Schein Vet Business other than (i) Contributed Business IP; and (ii) generally commercially available software that is available (or a comparable alternative to which is available) to Butler Holding or any of its Subsidiaries from a third party vendor.
     “Existing Operating Agreement” shall mean the Second Amended and Restated Limited Liability Company Operating Agreement of Butler Holding dated as of October 31, 2006, a copy of which is attached hereto as Exhibit N-2.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization or accreditation body (including the National Association of Boards of Pharmacy but not including any research institute).
     “Hazardous Substances” shall mean any chemical material or substance which is defined or regulated under applicable Environmental Laws or defined as a “hazardous substance,” “hazardous waste,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “toxic waste,” “pollutants,” “contaminants” or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including without limitation, any chemicals, materials or substances that contain polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or petroleum products or petroleum derived substances, radioactive materials, urea formaldehyde, pesticides, volatile organic compounds, asbestos, mold or radon gas.
     “HSI Authorizations” means all Authorizations which are material to the Contributed Schein Vet Business.

     “HSI Benefit Plans” means the material Benefit Plans of HSI and its Subsidiaries for the general benefit of any employee, officer, director, stockholder, consultant or other service provider (whether current, former or retired) whose duties are primarily related to the Contributed Schein Vet Business.
     “HSI Closing Working Capital” means all HSI Current Assets as of the close of business on the Closing Date minus all HSI Current Liabilities as of the close of business on the Closing Date, in each case, without giving effect to the transactions contemplated hereby.
     “HSI Current Assets” means, as of any date, the consolidated current assets of the Schein Vet Business that are Contributed Assets, which current assets shall include only the line items set forth on Exhibits L-2 and L-3 under the heading “Current Assets” and no other assets, and shall exclude any Excluded Assets.
     “HSI Current Liabilities” means, as of any date, the consolidated current liabilities of the Contributed Schein Vet Business that are Assumed Liabilities, which current liabilities shall include only the line items set forth on Exhibits L-2 and L-3 under the heading “Current Liabilities” and no other liabilities, and shall exclude any Excluded Liabilities.
     “HSI Estimated Closing Working Capital” means the HSI Closing Working Capital, determined using the estimate of the HSI Closing Working Capital set forth in the HSI Estimated Closing Working Capital Certificate.
     “HSI Improvements” means all Improvements included in the HSI Leased Premises.
     “HSI Inventory” or “HSI Inventories” means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) primarily or exclusively relating to, or primarily or exclusively used in the operation of the Contributed Schein Vet Business.
     “HSI Post-Closing Percentage Interest” means, as of immediately following the consummation of the transactions contemplated by this Agreement, a percentage, equal to 50.1%.
     “HSI Stub Period Financial Statements” means, for each full fiscal month beginning on September 27, 2009, each of the month end, unaudited balance sheets of the Contributed Schein Vet Business and the unaudited consolidated statements of income of the Contributed Schein Vet Business for the month then ended, in each case prepared consistently with the HSI Vet Financial Statements.
     “HSI Target Closing Working Capital” means $24,650,000.

      “HSI Vet Financial Statements” means, collectively, the NLS Financials and the Core Vet Financials.
      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
      “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof.
      “Indebtedness” means, with respect to any Person, without duplication of amounts, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security, (iii) obligations under any letter of credit, (iv) the amount of the obligation required to be recorded by United States generally accepted accounting principles (“GAAP”) in respect of all capitalized lease obligations, (v) obligations under any interest rate, currency or other hedging arrangement, (vi) amounts owing as deferred purchase price for property (but expressly excluding trade payables, operating leases and any amount included as a Butler Holding Current Liability or HSI Current Liability, as applicable, in the final calculation of such party’s closing working capital pursuant Article 2), (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayment of any Indebtedness on the Closing Date; provided, however, that, with respect to HSI and the Schein Vet Business, “Indebtedness” shall not include any Excluded Liabilities.
      “Indemnification Percentage Interest” means, in reference to each member of the Butler Group, that percentage set forth opposite such Person’s name on Exhibit O hereto.
      “Intellectual Property” means, anywhere in the world, all (i) patents, patent applications, patent disclosures and related rights, (ii) trademarks, service marks, trade dress, trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, databases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vi) domain names.
      “IP Licenses” means with respect to any Person, (i) all licenses granted by such Person or any of its Subsidiaries to any third party with respect to any owned Business Intellectual Property and (ii) all material licenses granted by any third party to such Person or any of its Subsidiaries with respect to any Business Intellectual Property, excluding “off-the-shelf” or “shrink wrap” programs with a value of less than $20,000 licensed to such person or any of its Subsidiaries in the ordinary course of business.

     “IRS” means the Internal Revenue Service.
     “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency or guaranty of or by any Person of any type, whether known or unknown, disputed or undisputed, secured or unsecured, due or to become due, vested or unvested, liquidated or unliquidated, accrued, absolute, contingent, matured or unmatured, whether or not the same is required to be accrued on the financial statements of such Person.
     “License Agreement” means that certain license agreement in the form attached hereto as Exhibit R.
     “Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.
     “Management Agreement” means that certain Management Services Agreement dated July 1, 2005 by and among OHCP, Darby, Butler Holding and BAHS.
     “MergerSub Common Stock” means the shares of common stock, par value $0.01 per share, of MergerSub.
     “MergerSub Stockholders Agreement” means that certain Stockholders Agreement in the form attached hereto as Exhibit E.
     “Multiemployer Plan” means a “multiemployer” plan within the meaning of Code Section 414(f), Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.
     “Non-Competition Agreement” means that certain Confidentiality, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit F.
     “Oak Hill Put Rights Agreement” means that certain Put Rights Agreement in the form attached hereto as Exhibit G-1.
     “OH Certificate of Merger” means the certificate of merger with respect to the Merger prescribed by the ORC in the form attached hereto as Exhibit H-2.

     “ORC” means the Revised Code of the State of Ohio.
     “Permitted Liens” means (i) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use of the Contributed Assets of HSI or its Subsidiaries, or assets of Butler Holding or its Subsidiaries, as the case may be, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and are accrued on the most recent balance sheet delivered by HSI to the Butler Group or the Butler Group to HSI, as the case may be pursuant to this Agreement, (iii) Liens for Taxes that constitute Assumed Liabilities and that are not yet due and payable, or being contested in good faith (provided that such Taxes being contested in good faith are accrued on the most recent balance sheet delivered by HSI to the Butler Group or the Butler Group to HSI, as the case may be, pursuant to this Agreement), (iv) the Liens set forth on Schedule 13, and (v) restrictions under applicable securities laws, in all cases, not including any Liens relating to Excluded Liabilities.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.
     “Pre-Closing Percentage Interests” means, in reference to each member Butler Holding Member, that percentage set forth opposite such Person’s name on Exhibit Q hereto.
     “Preferred Shares” means the number of Preferred Shares of Butler Holding held by such Member immediately prior to the Closing Date.
     “Proceeding” means any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity.

     “Registration Rights Agreement” means that certain Registration Rights Agreement in the form attached hereto as Exhibit J.
     “Schein Balance Sheet” means the unaudited balance sheets of the Core Vet Business and of NLS as of December 27, 2008.
     “Schein Books and Records” means all books and records, manuals, price lists, mailing lists, lists of customers (including telephone and fax numbers and email addresses of customers), slides and promotional materials, purchasing materials, personnel records, quality control records and procedures, research and development files, financial and accounting records (exclusive of records and work papers maintained by HSI’s independent accountants), environmental records and litigation files (regardless of the media in which stated), in each case, exclusively relating to or used by HSI with respect to the Contributed Schein Vet Business, provided, however, at HSI’s option, HSI may provide copies in lieu of originals of such Schein Books and Records.
     “Schein Material Adverse Effect” means a change, event, development, condition or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on the assets, business, properties or financial condition of the Contributed Schein Vet Business, taken as a whole; provided, however, that in no event shall any of the following constitute a Schein Material Adverse Effect: any change, event, development, condition or occurrence resulting from changes in general business or economic conditions that do not disproportionately affect the Contributed Schein Vet Business, taken as a whole, relative to the effects on others within the industry in which the Contributed Schein Vet Business operates.
     “Schein Pre-Closing Taxes” means any unpaid Taxes with respect to the Contributed Schein Vet Business (including, without limitation, any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise) for any period or portion thereof ending before the Closing Date.
     “Schein Vet Business” means the Vet Business operated by Henry Schein and its Subsidiaries.
     “Shared Expenses Agreement” means the letter agreement re: Shared Transaction Expenses, dated November 1, 2009, between BAHS, Butler Holding and HSI.
     “Specified Representations” means the representations and warranties contained in Sections 3.1 (Organization, Power and Standing), 3.2 (Power and Authority), 3.4 (Capitalization; Subsidiaries), 3.8 (Taxes), Sections 3.18 (Benefit Plans), 3.20 (Brokers), 3.31 (Business of MergerSub and NLS), 3.34 (No Other Representations or Warranties), 4.1 (Organization, Power and Standing), 4.2 (Power and Authority), 4.4 (Capitalization; Subsidiaries), 4.8 (Taxes), 4.18

(Benefit Plans), 4.20 (Brokers), 4.32 (Regarding Oak Hill and WA Butler Capitalization Represenations), and 4.33 (No Other Representations or Warranties) of this Agreement.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, all corporations and other Persons in which the Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.
     “Tangible Property” means machinery, equipment, furniture, computer hardware, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property primarily or exclusively relating to, or primarily or exclusively used in the operation of the Contributed Schein Vet Business.
     “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, suspense liabilities, or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, customs duties and requirements to account for and pay over unclaimed or abandoned funds or other property.
     “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.
     “Transaction Documents” means this Agreement, the Non-Competition Agreement, the Contribution Documents, the Demand Note, the Burns Put Rights Agreement, the Oak Hill Put Rights Agreement, the Registration Rights Agreement, the MergerSub Stockholders Agreement, the Butler Holding Operating Agreement, and the Shared Expense Agreement, together with any other agreements, instruments, certificates and documents executed in connection herewith or therewith.
     “Transaction Expenses” means all outstanding fees, expenses and payments to outside counsel, accountants, financial advisors, investment bankers and other advisors of any Party in connection with or related to this Agreement or the transactions contemplated hereby excluding the Shared Expenses (as defined in the Shared Expense Agreement).
     “Vedco” means VEDCO, Inc., a Delaware corporation.

     “Vedco Interests” means six (6) shares of common stock, par value $500.00 per share, issued by Vedco to HSI.
     “Vet Business” means the business of purchasing, marketing, selling and/or distributing veterinary supply products, including diagnostics, biologicals, pharmaceuticals, vaccines, parasiticides, instruments, equipment and supplies used for the maintenance, treatment and prevention of ailments of and diseases in animals, including companion pets, to veterinary practitioners and animal health clinics in the United States of America.
     “WA Butler Common Stock” means the shares of common stock, $1.00 par value per share, of WA Butler.
     “WA Butler Material Adverse Effect” shall mean a change, event, development, condition or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on the assets, business, properties or financial condition of WA Butler; provided, however, that in no event shall any of the following constitute a WA Butler Material Adverse Effect: any change, event, development, condition or occurrence resulting from changes in general business or economic conditions that do not disproportionately affect WA Butler relative to the effects on others within the industry in which WA Butler operates.
     “WARN Act” means the Worker Adjustment and Retraining Act, and the regulations promulgated thereunder, any successor U.S. law, and any other applicable plant closing notification law.
     13.2 Defined Terms Relating to Closing Mechanics. Additional terms used in this Agreement with respect to Sections 1.1, 1.3 and 1.8 (including the Schedules referenced therein) are set forth on Schedule 1.8 hereto.
     13.3 Additional Defined Terms. The following terms used in this Agreement shall have the meanings set forth in the corresponding Articles, Sections or subsections of this Agreement:

Term	Section or Place Where Defined
Accounting Firm	Section 2.2(c)
Agreement	Preamble
Alternative Financing	Section 8.15
Assumed Liabilities	Schedule 1.1(a)
BAHS	Preamble
BAHS’s Welfare Plans	Section 8.5(b)
Burns	Preamble
Butler Closing Working Capital Payment	Section 2.1(c)(ii)
Butler Employees	Section 4.17(a)
Butler Equity Securities	Section 4.4(b)
Butler Financial Statements	Section 4.6(a)
Butler Group	Preamble
Butler Holding	Preamble
Butler Holding Closing Working Capital Certificate	Section 2.3(a)
Butler Holding Contribution	Section 1.1
Butler Holding Disputed Items	Section 2.3(c)

Term	Section or Place Where Defined
Butler Holding Disputed Items Notice	Section 2.3(b)
Butler Holding Estimated Closing Working Capital Certificate	Section 2.1(b)
Butler Holding Conversion	Section 1.1
Butler Insurance Policies	Section 4.19
Butler Indemnified Parties	Section 10.2
Butler Leased Premises	Section 4.10(b)
Butler Material Contracts	Section 4.12
Butler Negotiation Period	Section 2.3(c)
Butler Post-Closing Working Capital Payment	Section 2.4(a)(ii)
Butler Real Property Leases	Section 4.10(b)
Brakke Agreement	Section 4.20
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Certificate	Section 1.8(a)
Closing Mechanics	Section 1.8(a)
Communication Plan	Section 12.14(a)
Confidentiality Agreement	Section 8.1(c)
Contributed Assets	Schedule 1.1(a)
Contributed Contracts	Schedule 1.1(a)
Core Vet Business	Section 3.6
Core Vet Financials	Section 3.6(b)
Core Vet September Statement	Section 3.6(b)
Cut-Off Date	Section 10.1
Darby	Preamble
Effective Time	Schedule 1.1(b)
Excluded Assets	Schedule 1.1(a)
Excluded Liabilities	Schedule 1.1(a)
Existing Indebtedness	Section 9.3(e)
Final Closing Statement	Section 1.8(b)
Financing	Section 8.15
HSI	Preamble
HSI 401(k) Plan	Section 8.5(f)
HSI Closing Working Capital Certificate	Section 2.2(a)
HSI Closing Working Capital Payment	Section 2.1(c)(ii)
HSI Contributed Assets	Schedule 1.1(a)
HSI Disputed Items	Section 2.2(c)
HSI Disputed Items Notice	Section 2.2(b)
HSI Estimated Closing Working Capital Certificate	Section 2.1(a)
HSI Indemnified Parties	Section 10.3
HSI Insurance Policies	Section 3.19
HSI Leased Premises	Section 3.10(b)
HSI Material Contracts	Section 3.12
HSI Negotiation Period	Section 2.2(c)
HSI Payable	Section 8.20
HSI Real Property Leases	Section 3.10(b)

Term	Section or Place Where Defined
HSI Stock Purchase	Section 1.1
Indemnified Party	Section 10.8(a)
Indemnifying Party	Section 10.8(a)
Loans	Section 8.5(f)
Losses	Section 10.2
Management Member	Preamble
Management Members	Preamble
Merger	Section 1.1
Merger Consideration	Schedule 1.1(b)
MergerSub	Preamble
MergerSub Contribution	Section 1.1
MergerSub Equity Securities	Section 3.4(b)
MergerSub Indemnity	Section 10.2(viii)
MergerSub Shares	Schedule 1.1(c)
NLS	Preamble
NLS Contributed Assets	Schedule 1.1(a)
NLS Financials	Section 3.6(a)
Oak Hill	Preamble
OHCM	Preamble
OHCP	Preamble
Order	Section 9.1(a)
Post-Closing Services	Section 8.16
Relevant NDA Party	Section 8.1(e)
Redeemed Member	Schedule 1.1(f)
Redemptions	Section 1.1
Schein Allocation Methodologies	Section 3.6(b)
Schein Business Employees	Section 3.17(a)
Schein Contribution	Section 1.1
Stock Merger Consideration	Schedule 1.1(b)
Surviving Corporation	Schedule 1.1(b)
Termination Date	Section 11.1
Transferred Employees	Section 8.5(a)
Transfer Taxes	Section 8.14(b)
WA Butler	Preamble
WA Butler Equity Securities	Section 6.2(b)
Vet Business Employee	Section 8.5(a)
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

HENRY SCHEIN, INC.
By:	/s/ Mark E. Mlotek
	Name:	Mark E. Mlotek
	Title:	Executive Vice President

NATIONAL LOGISTICS SERVICES, LLC
By:	/s/ Mark E. Mlotek
	Name:	Mark E. Mlotek
	Title:	Vice President

WINSLOW ACQUISITION COMPANY
By:	/s/ Mark E. Mlotek
	Name:	Mark E. Mlotek
	Title:	Executive Vice President

BUTLER ANIMAL HEALTH HOLDING COMPANY LLC
By:	/s/ Kevin R. Vasquez
	Name:	Kevin R. Vasquez
	Title:	CEO & President

BUTLER ANIMAL HEALTH SUPPLY, LLC By: Butler Animal Health Holding Company LLC, its sole member
By:	/s/ Kevin R. Vasquez
	Name:	Kevin R. Vasquez
	Title:	CEO & President

OAK HILL CAPITAL PARTNERS II, L.P. By: OHCP II GenPar, L.P., its general partner By: HCP II MGP, LLC, its general partner
By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Partner

OAK HILL CAPITAL MANAGEMENT PARTNERS II, L.P. By: OHCP II GenPar, L.P., its general partner By: OHCP II MGP, LLC, its general partner
By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Partner

W.A. BUTLER COMPANY
By:	/s/ John Monsky
	Name:	John Monsky
	Title:	President

BURNS VETERINARY SUPPLY, INC.
By:	/s/ Michael Caputo
	Name:	Michael Caputo
	Title:	President

DARBY GROUP COMPANIES, INC.
By:	/s/ Michael Caputo
	Name:	Michael Caputo
	Title:	President

/s/ Kevin R. Vasquez

KEVIN R. VASQUEZ

/s/ Kimberly E. Allen

KIMBERLY E. ALLEN

/s/ Fred Bravo

FRED BRAVO

/s/ Tony Johnson

TONY JOHNSON

/s/ Jerry Savage

JERRY SAVAGE

/s/ Sally Baker

SALLY BAKER

/s/ Thomas Rogan

THOMAS ROGAN

/s/ Ben Coe

BEN COE

/s/ Davey Stone

DAVEY STONE

/s/ Robert Miller

ROBERT MILLER

/s/ John Nicholson

JOHN NICHOLSON

/s/ Michael Caputo

MICHAEL CAPUTO

/s/ Anthony Ricigliano

ANTHONY RICIGLIANO

/s/ Robert Anderson

ROBERT ANDERSON

/s/ Ronald Zumbro

RONALD ZUMBRO

/s/ Michael Powers

MICHAEL POWERS

/s/ Dawn Burdette

DAWN BURDETTE

/s/ Justina Gordon

JUSTINA GORDON

The McNeil Family Limited Partnership
By:	/s/ Leo E. McNeil
Name: Leo E. McNeil
Title: General Partner

Exhibit G-1
to the Omnibus Agreement
PUT RIGHTS AGREEMENT
          This Put Rights Agreement (this “Agreement”), dated as of                                   , 2009, is entered into by and among Henry Schein, Inc., a Delaware corporation, or its successor (“HSI”), Oak Hill Capital Management Partners II, L.P., a Delaware limited partnership (“OHCM”), Oak Hill Capital Partners II, L.P., a Delaware limited partnership (“OHCP” and together with OHCM, “Oak Hill”) and, solely for purposes of Sections 2.5(d) and 2.5(e) of this Agreement, Butler Schein Animal Health Holding Company, LLC, a Delaware limited liability company, or its successor (the “Company”).
          WHEREAS, as a condition to the consummation of the transactions contemplated by the Omnibus Agreement (as defined below), the parties have agreed to enter into this Agreement.
          NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions.
          (a) Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Operating Agreement (as defined below).
          (b) For the purposes of this Agreement, each of the following terms shall have the following respective meanings:
               “Agreement” shall have the meaning set forth in the Preamble.
               “Annual Put Limitation Amount” means an amount equal to (i) $125,000,000 for the first Put Year, (ii) $137,500,000 for the second Put Year and (iii) $150,000,000 for the third Put Year and for each Put Year thereafter.
               “BAHHC Common Shares” means the “Common Shares” or, following an Initial Public Offering, the “Successor Common Stock” (each as defined in the Operating Agreement), in each case, as adjusted for any reclassification, recapitalization, distribution, split, combination, exchange or similar adjustment thereof.
               “Burns” shall mean Burns Veterinary Supply Inc., a New York corporation.
               “Closing Date” shall have the meaning set forth in the Omnibus Agreement.

               “Commission” means the United States Securities and Exchange Commission, or any other federal agency administering the Securities Act and the Exchange Act at the time.
               “Company” shall have the meaning set forth in the Preamble.
               “Convertible Security” means any capital stock, equity or debt security convertible into, exchangeable for or representing any rights to subscribe for or acquire any BAHHC Common Shares. For purposes of clarification, “Convertible Security” shall not include any options.
               “Darby” means the Darby Group Companies, Inc., a New York corporation.
               “Decision Period” shall have the meaning set forth in Section 2.2(a)(ii)(2).
               “Designated Investment Banker” shall have the meaning set forth in Section 2.2(a)(ii)(1).
               “Discount Rate” means the National Municipal Bond yields for AAA Rated Tax Exempt General Obligations Bonds as reported by Bloomberg for the nearest period of time remaining with respect to the tax liabilities applicable to the FIFO tax adjustment, which, as of November 29, 2009 is 0.66% for the two (2) year bond.
               “Enterprise Value Methodology” means a methodology to be considered by the Designated Investment Banker in connection with its determination of Fair Market Value, whereby first, the enterprise value of the Company is calculated by multiplying (i) normalized EBITDA by (ii) an appropriate multiple as determined by the Designated Investment Banker, and second, total cash and cash equivalents of the Company and its subsidiaries as of the most recent full month-end balance sheet date immediately preceding the applicable Put Notice Date would be added thereto, and third, from the enterprise value so calculated, the total indebtedness of the Company and its subsidiaries for borrowed monies as of the most recent full month-end balance sheet date immediately preceding the applicable Put Notice Date would be subtracted.
               “Excess Tax Distribution Adjustment Amount” for OHCP or OHCM means an amount equal to the difference between (i) the aggregate net amount that would have been received by OHCP or OHCM, as applicable, with respect to the Put Securities if on the day immediately preceding the Put Closing Date the Company had made a distribution to its members in the minimum amount sufficient to eliminate the distribution advances to all members (including accrued amounts in the nature of interest) provided for in Section 6.6(a)(ii) of the Operating Agreement outstanding as of that day (the “First Distribution”) and then redistributed the amount of distribution advances treated as repaid pursuant to Section 6.6(a)(ii) (followed, in the case of OHCP, by a distribution by WABC of the proceeds of those distributions) and (ii) the aggregate amount that would have been received by Oak Hill with respect to the Put Securities if on the day immediately preceding the Put Closing Date the Company had made a distribution to its members in the amount of the First Distribution (and, in the case of OHCP, followed by a distribution of the proceeds of this distribution) but on that date the amount of the distribution advances provided for in that Section 6.6(a)(ii) for all members had been zero (in both cases not taking account of any adjustments relating to tax liabilities resulting from the change by the Company from the LIFO to the FIFO inventory accounting method). To the extent the amount determined under clause (i) of the immediately preceding sentence exceeds the amount determined under clause (ii) of that sentence the Excess Tax Distribution Adjustment Amount shall be considered “positive”; to the extent the amount

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determined under that clause (ii) exceeds the amount determined under that clause (i) the Excess Tax Distribution Adjustment Amount shall be considered “negative.” Attached hereto as Exhibit A is an example of the Excess Tax Distribution Adjustment Amount calculation set forth above.
               “Fair Market Value” means the fair market value of 100% of the equity interests of the Company, calculated as of the relevant Put Notice Date (except as specifically provided in the definition of Enterprise Value Methodology), determined pursuant to Section 2.2(a) or Section 2.2(b)(ii), as applicable.
               “Final Determination” shall have the meaning set forth in Section 2.2(a)(ii)(1).
               “Final Notice” shall have the meaning set forth in Section 2.2(a)(ii)(2).
               “Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local.
               “HSI” shall have the meaning set forth in the Preamble.
               “In the Money Options” means (i) all issued and outstanding options for BAHHC Common Shares for which the applicable exercise price is less than the Put Price and which are either vested as of the applicable Put Closing Date or may become vested in accordance with their terms within six (6) months after the applicable Put Closing Date, and (ii) any BAHHC Common Shares issued upon exercise of any options at any time on or after the applicable Put Notice Date through the date immediately preceding the applicable Put Closing Date.
               “HSI Change of Control” means (a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of HSI or, in the context of a consolidation, merger or other corporate reorganization in which HSI is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis; or (b) the sale of all or substantially all the assets of HSI and its subsidiaries (on a consolidated basis).
               “Initial Public Offering” means the initial underwritten public offering of common stock by the Company pursuant to an effective registration statement on Form S-1 (or any successor form) under the Security Act.
               “Lien” means any pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.
               “LIFO Tax Adjustment Amount” means, with respect to the tax distributions to be made by the Company on or after the Put Closing Date with regard to the income already recognized, and to be recognized, for tax purposes by the Company as a result of the change from the LIFO to the FIFO inventory accounting method in accordance with Section 4.1 of the Operating Agreement, the amount calculated by multiplying (x) the present value (discounted at the Discount Rate) of the amount of tax liability to be borne by OHCP or OHCM, as applicable, with regard to that income pursuant to the last sentence of Section 4.1 of the Operating Agreement, based on the Corporate Tax Rate (as defined in the Operating Agreement, based on the operations of the Company as of the day immediately preceding the Put Closing Date for the purpose of determining allocation and apportionment) in effect for the relevant periods on the day immediately preceding the Put Closing Date, by (y) a fraction, (i) the denominator of which shall be the Effective

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Percentage Interest (as defined in the Operating Agreement) of Oak Hill immediately following the consummation of the transactions contemplated by the Omnibus Agreement, and (ii) the numerator of which shall be the Effective Percentage Interest represented by the Put Securities as of immediately following the consummation of the transactions contemplated by the Omnibus Agreement.
               “Market Price” means the closing sale price per BAHHC Common Share on the applicable Put Notice Date (or the nearest preceding business day).
               “Notice” shall have the meaning set forth in Section 3.2.
               “Oak Hill” shall have the meaning set forth in the Preamble.
               “OHCM” shall have the meaning set forth in the Preamble.
               “OHCP” shall have the meaning set forth in the Preamble.
               “Omnibus Agreement” means the Omnibus Agreement, dated as of November 29, 2009, by and among HSI, National Logistics Services, LLC, Oak Hill, WABC, Darby, Burns, the Company and the other Persons party thereto.
               “Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the date hereof, between WABC, OHCM, HSI, OHCP, Darby, Burns and the other members party thereto, as amended from time to time in accordance with the terms thereof.
               “Person” means an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government and any agency or political subdivision thereof.
               “Put Closing” shall have the meaning set forth in Section 2.4(a).
               “Put Closing Date” shall have the meaning set forth in Section 2.4(a).
               “Put Interest Percentage” means a percentage equal to the sum of: (i) the number of BAHHC Common Shares designated as Put Securities in the relevant Put Notice divided by the total number of BAHHC Common Shares and Convertible Securities then issued and outstanding determined on a fully diluted as-converted basis as of the Put Notice Date taking into account option dilution for In the Money Options, plus (ii) the product of (A) the number of shares of WABC Common Stock designated as Put Securities in the relevant Put Notice divided by the total number of shares of WABC Common Stock, multiplied by (B) the WABC Ownership

4

Percentage, in each case as calculated as of the Put Notice Date (except as indicated in the definition of In the Money Options).
               “Put Notice” shall have the meaning set forth in Section 2.1(b).
               “Put Notice Date” means, with respect to each Put Notice, the date on which such Put Notice is delivered to HSI.
               “Put Price” means the aggregate amount payable to Oak Hill in connection with the exercise of a Put Right, calculated by multiplying either (1) the Put Interest Percentage and the Fair Market Value in the case of Sections 2.2(a) and 2.2(b)(ii) or (2) the Market Price and the number of BAHHC Common Shares designated as Put Securities in the case of Section 2.2(b)(i), as applicable; provided, that, in the case of Section 2.2(a), the Put Price shall equal (w) the amount as provided in clause (1) above plus (x) the Excess Tax Distribution Adjustment Amount, if it is positive, or minus (y) the Excess Tax Distribution Adjustment Amount, if it is negative, and minus (z) the LIFO Tax Adjustment Amount, and on the Put Closing Date (A) Oak Hill shall transfer to HSI the entitlement with respect to the amounts in clause (x) and (B) HSI shall assume from Oak Hill the obligations with respect to the amounts in clauses (y) and (z).
               “Put Right” shall have the meaning set forth in Section 2.1(a).
               “Put Securities” shall have the meaning set forth in Section 2.1(b).
               “Put Year” means the one year period commencing on the first anniversary of the Closing Date and ending on the date immediately prior to the second anniversary of the Closing Date and each successive one year period thereafter.
               “Qualified Initial Public Offering” has the meaning given to such term in the Registration Rights Agreement.
               “Regulatory Approvals” means all regulatory approvals from and notices to any Governmental Authority that are required in order to consummate the transactions contemplated at the applicable Put Closing, including any such regulatory approvals or notices required to be obtained by the Company or any of its subsidiaries.
               “Securities” means, collectively, all or any portion of, the [                    ] BAHHC Common Shares owned by OHCM as of the date hereof (as adjusted for reclassification, recapitalization, distributions, splits, combinations, exchanges or similar events) and, all or any portion of, the [                    ] shares of WABC Common Stock owned by OHCP, as of the date hereof (as adjusted for reclassification, recapitalization, distributions, splits, combinations, exchanges or similar events).

5

               “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
               “WABC” means W.A. Butler Company, a Delaware corporation, or its successor.
               “WABC Common Stock” means the shares of common stock of WABC, par value $0.01 per share, as adjusted for any reclassification, recapitalization, distribution, split or combination, exchange or similar adjustment thereof.
               “WABC Ownership Percentage” means a percentage equal to the number of BAHHC Common Shares owned by WABC divided by the total number of BAHHC Common Shares then issued and outstanding, determined on a fully diluted basis, taking into account option dilution for In the Money Options, in each case as calculated as of the Put Notice Date (except as indicated in the definition of In the Money Options).
ARTICLE II
PUT RIGHTS
     2.1. Put Right Grants and Mechanics.
              (a) HSI hereby grants to Oak Hill the right (a “Put Right”), at any time and from time to time on or after the earlier of (x) first anniversary of the Closing Date or (y) an HSI Change of Control, to require HSI to purchase all or any portion of the Securities then owned by Oak Hill, on the terms and subject to the conditions set forth in this Agreement.
              (b) Oak Hill may exercise its Put Right by delivery of a written Notice (a “Put Notice”) to HSI, which Put Notice shall state that Oak Hill is exercising its Put Right to require HSI to purchase the number and type of Securities specified in such Put Notice (the “Put Securities”).
          2.2. Determination of Fair Market Value. For purposes of calculating Put Price payable in connection with the exercise of any Put Right, the Fair Market Value shall be determined as follows:
              (a) Pre-QPO. If the Put Notice is delivered prior to a Qualified Initial Public Offering, the Put Price payable in connection with the exercise of any Put Right shall be determined as follows:
     (i) Mutual Agreement. Oak Hill and HSI shall use all reasonable efforts and negotiate in good faith to agree upon the Fair Market Value. If Oak Hill and HSI agree upon the Fair Market Value, then, subject to the conditions to closing set forth in Section 2.4 below, Oak Hill shall sell, transfer and convey, and HSI shall purchase and accept, the Put Securities free and clear of all Liens at the Put Closing for the Put Price calculated based on such agreed-upon Fair Market Value.

6

     (ii) Dispute Procedures. (1) If Oak Hill and HSI are unable to agree upon the Fair Market Value pursuant to Section 2.2(a)(i) within twenty-one (21) days of the Put Notice Date, then either party may request, by delivery of a written Notice to the other party, a reputable independent nationally recognized investment bank retained by the Company, or, if such investment bank is not acceptable to Oak Hill or HSI, another reputable independent nationally recognized investment bank as to which HSI and Oak Hill mutually agree (the “Designated Investment Banker”), that the Designated Investment Banker determine the Fair Market Value. If HSI and Oak Hill are unable to agree upon the selection of the Designated Investment Banker, then each shall select one nationally recognized investment bank and the Designated Investment Banker shall be selected by those two investment banks, whose determination of the Designated Investment Banker will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court with jurisdiction thereover. The Designated Investment Banker shall determine the Fair Market Value, using such method or methods of determining Fair Market Value as it, in its sole discretion, shall determine; provided, however, that in determining Fair Market Value, the Designated Investment Banker shall (A) not include a discount for lack of control, minority interests, lack of a public market in the Company’s securities or leverage levels, block sale discounts or otherwise take into account any contractual restrictions on the Company’s ability to operate anywhere in the world or limiting HSI’s ability to consummate the Put Closing (other than as set forth in this Agreement), (B) consider, among other things, the value that could be realized by a sophisticated seller seeking to maximize the consideration to be received for the Put Securities, whether through a private sale of 100% of the Company or a strategic combination or in an Initial Public Offering (determined on a fully distributed basis) and assuming, for purposes of the valuation, that the capital stock of the Company is widely held and no one shareholder holds a control position), without taking into consideration any initial public offering discount or underwriter’s discount or any other costs or expenses of sale, and (C) consider, in addition to any other methods deemed by the Designated Investment Banker, in its sole discretion, to be customary or appropriate, the Enterprise Value Methodology. For the avoidance of doubt, the Designated Investment Banker shall not consider or attribute any value (or negative value) to any distribution advances by the Company provided for in Section 6.6(a)(ii) of the Operating Agreement or tax liabilities relating to the change from the LIFO to the FIFO inventory accounting method, which is the subject of the last sentence of Section 4.1 of the Operating Agreement. Upon reasonable notice, the Designated Investment Banker shall provide each of Oak Hill and HSI the opportunity to make one presentation (with representatives of the non-presenting party present) of reasonable length to the Designated Investment Banker regarding their respective views on the determination of Fair Market Value; provided that any materials provided by any party to the Designated Investment Banker in connection with such presentation shall be simultaneously provided to the other party. The Designated Investment Banker shall issue its determination in writing to Oak Hill and HSI (the “Final Determination”) within forty-five (45) days of

7

delivery of the initial Notice to the Designated Investment Banker requesting such determination and will constitute an arbitral award that is final, binding and non-appealable and upon which judgment may be entered by a court with jurisdiction thereover.
     (2) Oak Hill shall have fifteen (15) days after delivery of the Final Determination (the “Decision Period”) to decide whether to (A) withdraw its Put Notice or (B) require HSI to purchase the Put Securities indicated in its Put Notice for a price equal to the Put Price calculated based on the Fair Market Value set forth in the Final Determination, which decision shall be furnished to HSI by written Notice delivered prior to the expiration of the Decision Period, notifying HSI of such decision (the “Final Notice”). If the Final Notice indicates that Oak Hill is withdrawing its Put Notice or if Oak Hill fails to deliver a Final Notice prior to the expiration of the Decision Period, then the Put Notice shall be deemed to be irrevocably withdrawn and HSI shall not be required to purchase the Put Securities specified in such Put Notice. Any Put Notice that is withdrawn pursuant to this Section 2.2(a)(ii)(2) shall continue to be deemed to have been delivered for purposes of Section 2.5(c).
          (b) Post-QPO. If the Put Notice is delivered after a Qualified Initial Public Offering: (i) if the BAHHC Common Shares are then listed or quoted on NASDAQ or NYSE, the Put Price shall be equal to the Market Price, and (ii) if the BAHHC Common Shares are not then listed or quoted on NASDAQ or NYSE, the Fair Market Value shall be determined in accordance with Section 2.2(a). In lieu of exercising a Put Right hereunder, Oak Hill may, subject to any restriction set forth in the Registration Rights Agreement and any applicable securities law restrictions, sell any or all of their respective BAHHC Common Shares on the open market pursuant to Rule 144 of the Securities Act or the Registration Rights Agreement.
     2.3. Payment of Put Price. The Put Price payable by HSI at the Put Closing shall be payable in a single cash payment by wire transfer of immediately available funds to an account designated by Oak Hill in writing at least two (2) days prior to the Put Closing.
     2.4. Put Closing; Conditions Precedent.
          (a) HSI and Oak Hill shall consummate the sale of the Put Shares (the “Put Closing”) as soon as reasonably practicable after the delivery of the Final Notice to HSI, but in no event later than thirty (30) days after delivery of the Final Notice (the “Put Closing Date”), subject in all respects to the satisfaction of the conditions set forth in Sections 2.4(b) and 2.4(c).
          (b) HSI’s obligations to purchase the Put Securities at a Put Closing shall be expressly subject to the fulfillment or express written waiver by HSI of the following conditions on or prior to the applicable Put Closing Date:
     (i) HSI shall have received from Oak Hill certificates or other instruments representing the Put Securities, together with unit, stock or other appropriate powers duly endorsed with respect thereto, together with and any other documentation reasonably requested by HSI in order to confirm that such

8

Put Shares, and all rights in respect thereof (including, without limitation, all economic and voting rights) are being transferred to HSI free and clear of all Liens.
     (ii) There shall not be any order of any Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.
     (iii) The purchase and sale of the Put Securities at the Put Closing would not violate the Securities Act or any state securities or “blue sky” laws applicable to Oak Hill, HSI, the Company or the Put Securities.
          (c) Oak Hill’s obligations to sell the Put Securities at a Put Closing shall be expressly subject to the fulfillment or express written waiver by Oak Hill of the following conditions on or prior to the applicable Put Closing Date:
     (i) HSI shall have paid the Put Price.
     (ii) There shall not be any order of any Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.
     (iii) The purchase and sale of the Put Securities at the Put Closing would not violate the Securities Act or any state securities or “blue sky” laws applicable to Oak Hill, HSI, the Company or the Put Securities.
          (d) If any of the conditions set forth in Section 2.4(b) and 2.4(c) are not or are not reasonably expected to be satisfied on the Put Closing Date, HSI and Oak Hill shall cooperate in good faith to cause such conditions to be satisfied.
     2.5. Additional Terms and Conditions Applicable to Put Rights.
          (a) Oak Hill shall only be permitted to exercise its Put Right if the Put Price for the Put Securities to be acquired from Oak Hill at the applicable Put Closing is equal to or greater than fifty million dollars ($50,000,000), unless the Put Securities constitute all of the Put Securities then owned by Oak Hill. If, upon determination of the Put Price payable to Oak Hill in connection with its exercise of a Put Right in accordance with the terms hereof, the Put Price is less than fifty million dollars ($50,000,000), unless the Put Securities constitute all of the Put Securities then owned by Oak Hill, then the Put Notice corresponding to such Put Right shall be void ab initio and HSI shall have no obligation with respect thereto.
          (b) In any Put Year, HSI shall not be required to pay, in the aggregate, Put Prices hereunder in excess of the applicable Annual Put Limitation Amount. If the Put Price otherwise payable by HSI hereunder on a Put Closing Date, when combined with all other Put Prices paid by HSI hereunder during the Put Year in which such Put Closing Date is to occur, would exceed the Annual Put Limitation Amount, then, subject to Section 2.5(a), HSI shall only be obligated to purchase that portion of the Put Securities that have an aggregate Put Price so that, when combined with all other Put Prices paid by HSI hereunder during the Put Year in which such Put Closing Date is to occur, the

9

Annual Put Limitation Amount is not exceeded, and the number of Put Securities to be acquired on such Put Closing Date shall be reduced accordingly on a pro rata basis.
          (c) No Put Notice may be delivered if a Put Notice has already been delivered during the immediately preceding twelve (12) month period, and any such Put Notice shall be void ab initio; provided, however, if a Put Notice is withdrawn pursuant to Sections 2.2(a)(ii)(2) or 2.5(a), then Oak Hill may deliver a Put Notice after the date that is six (6) months following the (x) expiration of the applicable Decision Period in the case of Section 2.2(a)(ii)(2) and (y) date of determination that the Put Price is less than $50,000,000 under Section 2.5.
          (d) The Company shall, and HSI and Oak Hill shall cause the Company to, provide the Designated Investment Banker with access, upon reasonable notice and during normal business hours, to management of the Company and to such documents and information as it shall reasonably request, including, without limitation, the most recently approved Company Budget and projections for the Company’s next fiscal year presented by Company management to the Company Board. Any access under this Section 2.5(d) shall be subject to such limitations as the Company may reasonably require to prevent the disclosure of non-public information and/or the material disruption of the business of the Company, including, without limitation, the execution of a non-disclosure agreement by the Designated Investment Banker in form and substance reasonably satisfactory to the Company. The Company shall provide reasonable prior written notice to HSI and Oak Hill of any access to be provided by the Company to the Designated Investment Banker. HSI, Oak Hill and their respective representatives shall have the right to accompany the Designated Investment Banker on any visits to Company’s facilities or in any meetings between the Designated Investment Banker and management of the Company.
          (e) All fees, costs and expenses of the Designated Investment Banker incurred in connection with the determination of the Put Price hereunder shall be borne by the Company.
          (f) The Put Rights granted hereunder are personal to Oak Hill and may not be transferred or assigned by Oak Hill other than in accordance with Section 3.8 hereof.
ARTICLE III
MISCELLANEOUS
     3.1. Choice of Law; Forum; Waiver of Jury Trial. This Agreement and all claims and controversies hereunder (whether based on contract, tort or any other theory) shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the state of New York sitting in the County of New York, State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each party hereby expressly submits to the personal jurisdiction and venue of such courts as provided above for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 3.2. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT

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PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     3.2. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this Section 3.2) or by overnight courier service, at the following addresses (or at such other address for a party as shall be specified to the other parties by like Notice). All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).
(a)	If to HSI, to: Henry Schein, Inc. 135 Duryea Road Melville, NY 11747 Facsimile: (631) 843-5660 Attn: General Counsel
With a copy (which shall not constitute notice) to:
Proskauer Rose LLP 1585 Broadway New York, NY 10036 Facsimile: (212) 969-2900 Attn: Steven Kirshenbaum, Esq.
(b)	If to Oak Hill, to: Oak Hill Capital Partners II, L.P. Oak Hill Capital Management Partners II, L.P. 201 Main Street, Suite 1680 Fort Worth, TX 76102 Facsimile: (817) 339-7350 Attn: Ray Pinson
With a copy (which shall not constitute notice) to:

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Oak Hill Capital Management, LLC Park Avenue Tower 65 East 55th Street, 36th Floor New York, NY 10022 Facsimile: (212) 527-8454 Attn: John Monsky
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Facsimile: (212) 492-0570 Attn: Angelo Bonvino, Esq.
     3.3. Amendments. Any provision of this Agreement may be modified, amended or waived only by a writing signed by each of the parties hereto. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.
     3.4. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.
     3.5. Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement among the parties with respect to the subject matter hereof.
     3.6. Construction. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     3.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     3.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may directly or indirectly assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of HSI and

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Oak Hill. Notwithstanding the foregoing, (a) HSI shall be entitled to assign its rights and obligations under this Agreement, without the consent of any other party hereto, to any Affiliate of HSI; and (b) OHCM and OHCP shall be entitled to assign their respective rights and obligations under this Agreement, without the consent of any other party hereto, to its Permitted Primary Transferees; provided, however, that (i) one Person reasonably acceptable to HSI shall be appointed as agent with full power and authority to act conclusively and timely for and on behalf of all such Permitted Primary Transferees with respect to their rights and obligations hereunder, on terms and conditions reasonably satisfactory to HSI and (ii) HSI shall not incur or become subject to any additional obligations as a result of any such assignment. For the avoidance of doubt, in the event that HSI (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each case, the successors and purchasers of HSI or HSI’s properties and assets, as appropriate, shall agree to fulfill and comply with the obligations set forth in this Agreement. Notwithstanding any assignment by any party of its obligations hereunder, such assigning party shall remain primarily liable for all obligations so assigned.
[Signature Page Follows.]

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the date first above written.

HENRY SCHEIN, INC.

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS II, L.P.

By: OHCP GenPar, L.P., its general partner
By: OHCP MGP, LLC, its general partner

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS II, L.P.

By: OHCP GenPar, L.P., its general partner
By: OHCP MGP, LLC, its general partner

By:

Name:
Title:

BUTLER SCHEIN ANIMAL HEALTH HOLDING
COMPANY, LLC (solely with respect to
Sections 2.5(d) and 2.5(e) of this Agreement)

By:

Name:
Title:
[Signature Page to Put Rights Agreement]

Exhibit G-2
to the Omnibus Agreement
PUT RIGHTS AGREEMENT
          This Put Rights Agreement (this “Agreement”), dated as of                      ___, 2009, is entered into by and among Henry Schein, Inc., a Delaware corporation, or its successor (“HSI”), Burns Veterinary Supply Inc., a New York corporation (“Burns”) and, solely for purposes of Sections 2.5(d) and 2.5(e) of this Agreement, Butler Schein Animal Health Holding Company, LLC, a Delaware limited liability company, or its successor (the “Company”).
          WHEREAS, as a condition to the consummation of the transactions contemplated by the Omnibus Agreement (as defined below), the parties have agreed to enter into this Agreement.
          NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions.
          (a) Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Operating Agreement (as defined below).
          (b) For the purposes of this Agreement, each of the following terms shall have the following respective meanings:
               “30-Day True-Up Period” means a 30-day period commencing on the day that HSI provides notice to Burns that either (a) an Oak Hill Put Closing has occurred and the Oak Hill Put Price has been paid to Oak Hill or (b) no Oak Hill Put Notice was given during a Put Year; provided, however, that a 30-day True-Up Period shall only commence from and after the fifth anniversary of the Closing Date.
               “Agreement” shall have the meaning set forth in the Preamble.
               “Annual Burns Put Limitation Amount” means, (i) for any Pre Divestiture Put Year, the lesser of (x) the number of BAHHC Common Shares valued (in accordance with Section 2.2) at an amount equal to the difference between $150,000,000 and any Oak Hill Put Price paid by HSI to Oak Hill with respect to an Oak Hill Put Notice delivered during such Pre Divestiture Put Year, and (y) [___]1 BAHHC Common Shares, and (ii) for any Post Divestiture Put Year, [___]1 BAHHC Common Shares. Notwithstanding the foregoing, in no event shall the Annual Burns Put Limitation Amount exceed an amount equal to the difference between $150,000,000 and any Oak Hill Put Price paid by HSI to Oak Hill during the twelve month period immediately prior to any Burns Put Closing.
               “BAHHC Common Shares” means the “Common Shares” or, following an Initial Public Offering, the “Successor Common Stock” (each as defined in the Operating Agreement), in each case, as adjusted for any reclassification, recapitalization, distribution, split, combination, exchange or similar adjustment thereof.
               “Burns” shall have the meaning set forth in the Preamble.

[1]	The number of BAHHC Common Shares equal to 20% of Burns’ ownership interest in the Company determined as of the Closing Date.

               “Burns Put Closing” shall have the meaning set forth in Section 2.4(a).
               “Burns Put Closing Date” shall have the meaning set forth in Section 2.4(a).
               “Burns Put Price” means the aggregate amount payable to Burns in connection with the exercise of a Burns Put Right, calculated by multiplying either (1) the Put Interest Percentage and the Fair Market Value in the case of Sections 2.2(a) and 2.2(b)(ii) or (2) the Market Price and the number of BAHHC Common Shares designated as Put Securities in the case of Section 2.2(b)(i), as applicable; provided, that, in the case of Section 2.2(a), the Burns Put Price shall equal (w) the amount as provided in clause (1) above plus (x) the Excess Tax Distribution Adjustment Amount, if it is positive, or minus (y) the Excess Tax Distribution Adjustment Amount, if it is negative, and minus (z) the LIFO Tax Adjustment Amount, and on the Put Closing Date (A) Burns shall transfer to HSI the entitlement with respect to the amounts in clause (x) and (B) HSI shall assume from Burns the obligations with respect to the amounts in clauses (y) and (z).
               “Burns Put Right” shall have the meaning set forth in Section 2.1(a).
               “Closing Date” shall have the meaning set forth in the Omnibus Agreement.
               “Commission” means the United States Securities and Exchange Commission, or any other federal agency administering the Securities Act and the Exchange Act at the time.
               “Company” shall have the meaning set forth in the Preamble.
               “Convertible Security” means any capital stock, equity or debt security convertible into, exchangeable for or representing any rights to subscribe for or acquire any BAHHC Common Shares. For purposes of clarification, “Convertible Security” shall not include any options.
               “Darby” means the Darby Group Companies, Inc., a New York corporation.
               “Decision Period” shall have the meaning set forth in Section 2.2(a)(ii)(2).
               “Designated Investment Banker” shall have the meaning set forth in Section 2.2(a)(ii)(1).
               “Discount Rate” means the National Municipal Bond Yields for AAA Rated Tax Exempt General Obligations Bonds as reported by Bloomberg for the nearest period of time remaining with respect to the tax liabilities to the FIFO tax adjustment, which as of November 29, 2009 is 0.66% for the two (2) year bond.
               “Enterprise Value Methodology” means a methodology to be considered by the Designated Investment Banker in connection with its determination of Fair Market Value, whereby first, the enterprise value of the Company is calculated by multiplying (i) normalized EBITDA by (ii) an appropriate multiple as determined by the Designated Investment Banker, and second, total cash and cash equivalents of the Company and its subsidiaries as of the most

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recent full month-end balance sheet date immediately preceding the applicable Put Notice Date would be added thereto, and third, from the enterprise value so calculated, the total indebtedness of the Company and its subsidiaries for borrowed monies as of the most recent full month-end balance sheet date immediately preceding the applicable Put Notice Date would be subtracted.
               “Excess Tax Distribution Adjustment Amount” means an amount equal to the difference between (i) the aggregate net amount that would have been received by Burns with respect to the Put Securities if on the day immediately preceding the Burns Put Closing Date the Company had made a distribution to its members in the minimum amount sufficient to eliminate the distribution advances to all members (including accrued amounts in the nature of interest) provided for in Section 6.6(a)(ii) of the Operating Agreement outstanding as of that day (the “First Distribution”) and then redistributed the amount of distribution advances treated as repaid pursuant to Section 6.6(a)(ii), and (ii) the aggregate amount that would have been received by Burns with respect to the Put Securities if on the day immediately preceding the Burns Put Closing Date the Company had made a distribution to its members in the amount of the First Distribution but on that date the amount of the distribution advances provided for in that Section 6.6(a)(ii) for all members had been zero (in both cases not taking account of any adjustments relating to tax liabilities resulting from the change by the Company from the LIFO to the FIFO inventory accounting method). To the extent the amount determined under clause (i) of the immediately preceding sentence exceeds the amount determined under clause (ii) of that sentence the Excess Tax Distribution Adjustment Amount shall be considered “positive”; to the extent the amount determined under that clause (ii) exceeds the amount determined under that clause (i) the Excess Tax Distribution Adjustment Amount shall be considered “negative”. Attached hereto as Exhibit A is an example of the Excess Tax Distribution Adjustment Amount calculation set forth above.
               “Fair Market Value” means the fair market value of 100% of the equity interests of the Company, calculated as of the relevant Put Notice Date (except as specifically provided in the definition of Enterprise Value Methodology), determined pursuant to Section 2.2(a) or Section 2.2(b)(ii), as applicable.
               “Final Determination” shall have the meaning set forth in Section 2.2(a)(ii)(1).
               “Final Notice” shall have the meaning set forth in Section 2.2(a)(ii)(2).
               “Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local.
               “HSI” shall have the meaning set forth in the Preamble.
               “In the Money Options” means (i) all issued and outstanding options for BAHHC Common Shares for which the applicable exercise price is less than the Put Price and which are either vested as of the applicable Put Closing Date or may become vested in accordance with their terms within six (6) months after the applicable Put Closing Date, and (ii) any BAHHC Common Shares issued upon exercise of any options at any time on or after the applicable Put Notice Date through the date immediately preceding the applicable Put Closing Date.
               “Initial Public Offering” means the initial underwritten public offering of common stock by the Company pursuant to an effective registration statement on Form S-1 (or any successor form) under the Security Act.
               “Lien” means any pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

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               “LIFO Tax Adjustment Amount” means, with respect to the tax distributions to be made by the Company on or after the Burns Put Closing Date with regard to the income already recognized, and to be recognized, for tax purposes by the Company as a result of the change from the LIFO to the FIFO inventory accounting method in accordance with Section 4.1 of the Operating Agreement, the amount calculated by multiplying (x) the present value (discounted at the Discount Rate) of the amount of tax liability to be borne by Burns with regard to that income pursuant to the last sentence of Section 4.1 of the Operating Agreement, based on the Corporate Tax Rate (as defined in the Operating Agreement, based on the operations of the Company as of the day immediately preceding the Burns Put Closing Date for the purpose of determining allocation and apportionment) in effect for the relevant periods on the day immediately preceding the Burns Put Closing Date, by (y) a fraction, (i) the denominator of which shall be the Effective Percentage Interest (as defined in the Operating Agreement) of Burns immediately following the consummation of the transactions contemplated by the Omnibus Agreement, and (ii) the numerator of which shall be the Effective Percentage Interest represented by the Put Securities as of immediately following the consummation of the transactions contemplated by the Omnibus Agreement.
               “Market Price” means the closing sale price per BAHHC Common Share on the applicable Put Notice Date (or the nearest preceding business day).
               “Notice” shall have the meaning set forth in Section 3.2.
               “Oak Hill” means OHCM together with OHCP.
               “Oak Hill Divestiture Date” means the date upon which Oak Hill no longer owns any “Securities”, as that term is defined in the Oak Hill Put Rights Agreement.
               “Oak Hill Put Closing” means the occurrence of a Put Closing (as defined in the Oak Hill Put Rights Agreement) pursuant to the Oak Hill Put Rights Agreement.
               “Oak Hill Put Notice” means the Put Notice as defined in the Oak Hill Put Rights Agreement.
               “Oak Hill Put Price” means the Put Price (as defined in the Oak Hill Put Rights Agreement).
               “Oak Hill Put Rights Agreement” means the Put Rights Agreement, dated as of the date hereof, between HSI, Oak Hill and the Company.
               “OHCM” means Oak Hill Capital Management Partners II, L.P., a Delaware limited partnership.
               “OHCP” means Oak Hill Capital Partners II, L.P., a Delaware limited partnership.
               “Omnibus Agreement” means the Omnibus Agreement, dated as of November 29, 2009, by and among HSI, National Logistics Services, LLC, Oak Hill, WABC, Darby, Burns, the Company and the other Persons party thereto.
               “Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the date hereof, between

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WABC, OHCM, HSI, OHCP, Darby, Burns and the other members party thereto, as amended from time to time in accordance with the terms thereof.
               “Person” means an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government and any agency or political subdivision thereof.
               “Post Divestiture Put Year” means any Put Year following the Oak Hill Divestiture Date. For purposes of clarification, if such date occurs during any Put Year, then the first Post Divestiture Put Year shall be the following Put Year.
               “Pre Divestiture Put Year” means any Put Year beginning prior to the first Post Divestiture Put Year.
               “Put Interest Percentage” means a percentage equal to the number of BAHHC Common Shares designated as Put Securities in the relevant Put Notice divided by the total number of BAHHC Common Shares and Convertible Securities then issued and outstanding determined on a fully diluted as-converted basis taking into account option dilution for In the Money Options, in each case as calculated as of the Put Notice Date (except as indicated in the definition of In the Money Options).
               “Put Notice” shall have the meaning set forth in Section 2.1(b).
               “Put Notice Date” means, with respect to each Put Notice, the date on which such Put Notice is delivered to HSI.
               “Put Securities” shall have the meaning set forth in Section 2.1(b).
               “Put Year” means the one year period commencing on the fifth anniversary of the Closing Date and ending on the date immediately prior to the sixth anniversary of the Closing Date and each successive one year period thereafter.
               “Qualified Initial Public Offering” has the meaning given to such term in the Registration Rights Agreement.
               “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
               “WABC” means W.A. Butler Company, a Delaware corporation, or its successor.

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ARTICLE II
PUT RIGHTS
     2.1. Burns Put Right Grants and Mechanics.
          (a) HSI hereby grants to Burns the right (a “Burns Put Right”), at any time and from time to time on or after the fifth anniversary of the Closing Date, to require HSI to purchase all or any portion of the BAHHC Common Shares then owned by Burns, on the terms and subject to the conditions set forth in this Agreement.
          (b) Subject to Sections 2.5(a) through (c), Burns may exercise its Burns Put Right by delivery of a written Notice (a “Put Notice”) to HSI, which Put Notice shall state that Burns is exercising its Burns Put Right to require HSI to purchase the number and type of BAHHC Common Shares specified in such Put Notice (the “Put Securities”) and may, if such Put Notice is being delivered at any time prior to the first anniversary of the Oak Hill Divestiture Date, state the minimum number of Put Securities that would be acceptable to Burns if all such Put Securities are greater than the Annual Burns Put Limitation Amount.
     2.2. Determination of Fair Market Value. For purposes of calculating Burns Put Price payable in connection with the exercise of any Burns Put Right, the Fair Market Value shall be determined as follows:
       (a) Pre-QPO. If the Put Notice is delivered prior to a Qualified Initial Public Offering, the Burns Put Price payable in connection with the exercise of any Burns Put Right shall be determined as follows:
     (i) Mutual Agreement. Burns and HSI shall use all reasonable efforts and negotiate in good faith to agree upon the Fair Market Value. If Burns and HSI agree upon the Fair Market Value, then, subject to the conditions to closing set forth in Section 2.4 below, Burns shall sell, transfer and convey, and HSI shall purchase and accept, the Put Securities free and clear of all Liens at the Burns Put Closing for the Burns Put Price calculated based on such agreed-upon Fair Market Value.
     (ii) Dispute Procedures. (1) If Burns and HSI are unable to agree upon the Fair Market Value pursuant to Section 2.2(a)(i) within twenty-one (21) days of the Put Notice Date, then either party may request, by delivery of a written Notice to the other party, an independent investment bank retained by the Company, or, if such investment bank is not acceptable to Burns or HSI, another reputable independent nationally recognized investment bank as to which HSI and Burns mutually agree (the “Designated Investment Banker”), that the Designated Investment Banker determine the Fair Market Value. If HSI and Burns are unable to agree upon the selection of the Designated Investment Banker, then each shall select one nationally recognized investment bank and the Designated Investment Banker shall be selected by those two investment banks, whose determination of the Designated Investment Banker will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court with jurisdiction thereover. The Designated Investment Banker shall determine the Fair Market Value, using such method or methods of determining Fair Market Value as it, in its sole discretion, shall determine; provided, however, that in determining Fair Market Value, the Designated Investment Banker shall (A) not include a discount for lack of control, minority interests, lack of a public market in the Company’s securities or leverage levels, block sale discounts or

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otherwise take into account any contractual restrictions on the Company’s ability to operate anywhere in the world or limiting HSI’s ability to consummate the Burns Put Closing (other than as set forth in this Agreement), (B) consider, among other things, the value that could be realized by a sophisticated seller seeking to maximize the consideration to be received for the Put Securities, whether through a private sale of 100% of the Company or a strategic combination or in an Initial Public Offering (determined on a fully distributed basis) and assuming, for purposes of the valuation, that the capital stock of the Company is widely held and no one shareholder holds a control position), without taking into consideration any initial public offering discount or underwriter’s discount or any other costs or expenses of sale, and (C) consider, in addition to any other methods deemed by the Designated Investment Banker, in its sole discretion, to be customary or appropriate, the Enterprise Value Methodology. For the avoidance of doubt, the Designated Investment Banker shall not consider or attribute any value (or negative value) to any distribution advances by the Company provided for in Section 6.6(a)(ii) of the Operating Agreement or tax liabilities relating to the change from the LIFO to the FIFO inventory accounting method, which is the subject of the last sentence of Section 4.1 of the Operating Agreement. Upon reasonable notice, the Designated Investment Banker shall provide each of Burns and HSI the opportunity to make one presentation (with representatives of the non-presenting party present) of reasonable length to the Designated Investment Banker regarding their respective views on the determination of Fair Market Value; provided that any materials provided by any party to the Designated Investment Banker in connection with such presentation shall be simultaneously provided to the other party. The Designated Investment Banker shall issue its determination in writing to Burns and HSI (the “Final Determination”) within forty-five (45) days of delivery of the initial Notice to the Designated Investment Banker requesting such determination and will constitute an arbitral award that is final, binding and non-appealable and upon which judgment may be entered by a court with jurisdiction thereover.
     (2) Burns shall have fifteen (15) days after delivery of the Final Determination (the “Decision Period”) to decide whether to (A) withdraw its Put Notice or (B) require HSI to purchase the Put Securities indicated in its Put Notice for a price equal to the Burns Put Price calculated based on the Fair Market Value set forth in the Final Determination, which decision shall be furnished to HSI by written Notice delivered prior to the expiration of the Decision Period, notifying HSI of such decision (the “Final Notice”). If the Final Notice indicates that Burns is withdrawing its Put Notice or if Burns fails to deliver a Final Notice prior to the expiration of the Decision Period, then the Put Notice shall be deemed to be irrevocably withdrawn and HSI shall not be required to purchase the Put Securities specified in such Put Notice. Any Put Notice that is withdrawn pursuant to this Section 2.2(a)(ii)(2) shall continue to be deemed to have been delivered for purposes of Section 2.5(c).
          (b) Post-QPO. If the Put Notice is delivered after a Qualified Initial Public Offering: (i) if the BAHHC Common Shares are then listed or quoted on NASDAQ or NYSE,

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the Burns Put Price shall be equal to the Market Price, and (ii) if the BAHHC Common Shares are not then listed or quoted on NASDAQ or NYSE, the Fair Market Value shall be determined in accordance with Section 2.2(a). In lieu of exercising a Burns Put Right hereunder, Burns may, subject to any restriction set forth in the Registration Rights Agreement and any applicable securities law restrictions, sell any or all of their respective BAHHC Common Shares on the open market pursuant to Rule 144 of the Securities Act or the Registration Rights Agreement.
     2.3. Payment of Burns Put Price. The Burns Put Price payable by HSI at the Burns Put Closing shall be payable in a single cash payment by wire transfer of immediately available funds to an account designated by Burns in writing at least two (2) days prior to the Burns Put Closing.
     2.4. Burns Put Closing; Conditions Precedent.
          (a) HSI and Burns shall consummate the sale of the Put Shares (the “Burns Put Closing”) as soon as reasonably practicable after the delivery of the Final Notice to HSI, but in no event later than thirty (30) days after delivery of the Final Notice (the “Burns Put Closing Date”), subject in all respects to the satisfaction of the conditions set forth in Sections 2.4(b) and 2.4(c).
          (b) HSI’s obligations to purchase the Put Securities at a Burns Put Closing shall be expressly subject to the fulfillment or express written waiver by HSI of the following conditions on or prior to the applicable Burns Put Closing Date:
     (i) HSI shall have received from Burns certificates or other instruments representing the Put Securities, together with unit, stock or other appropriate powers duly endorsed with respect thereto, if applicable, together with and any other documentation reasonably requested by HSI in order to confirm that such Put Shares, and all rights in respect thereof (including, without limitation, all economic and voting rights) are being transferred to HSI free and clear of all Liens.
     (ii) There shall not be any order of any Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.
     (iii) The purchase and sale of the Put Securities at the Burns Put Closing would not violate the Securities Act or any state securities or “blue sky” laws applicable to Burns, HSI, the Company or the Put Securities.
          (c) Burns’s obligations to sell the Put Securities at a Burns Put Closing shall be expressly subject to the fulfillment or express written waiver by Burns of the following conditions on or prior to the applicable Burns Put Closing Date:
     (i) HSI shall have paid the Burns Put Price.

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     (ii) There shall not be any order of any Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.
     (iii) The purchase and sale of the Put Securities at the Burns Put Closing would not violate the Securities Act or any state securities or “blue sky” laws applicable to Burns, HSI, the Company or the Put Securities.
          (d) If any of the conditions set forth in Section 2.4(b) and 2.4(c) are not or are not reasonably expected to be satisfied on the Burns Put Closing Date, HSI and Burns shall cooperate in good faith to cause such conditions to be satisfied.
     2.5. Additional Terms and Conditions Applicable to Burns Put Rights.
          (a) During any Pre Divestiture Put Year, Burns shall only be permitted to exercise its Burns Put Right during the 30-Day True-Up Period.
          (b) In any Put Year, HSI shall not be required to pay, in the aggregate, Burns Put Prices or acquire, in the aggregate, that number of Put Securities, as applicable, in excess of the applicable Annual Burns Put Limitation Amount. If the Burns Put Price otherwise payable by HSI, or the number of Put Securities otherwise to be acquired by HSI, on a Burns Put Closing Date, when combined with all other Burns Put Prices and Oak Hill Put Prices paid by HSI during the Put Year in which such Burns Put Closing Date is to occur, would exceed the Annual Burns Put Limitation Amount, then HSI shall only be obligated to purchase that portion of the Put Securities so that, when combined with all other Burns Put Prices paid by HSI and Put Securities acquired by HSI during the Put Year in which such Burns Put Closing Date is to occur (or deemed to occur), the Annual Burns Put Limitation Amount is not exceeded, and the number of Put Securities to be acquired on such Burns Put Closing Date shall be reduced accordingly. If Burns exercises its Burns Put Right during a 30-Day True-Up Period pursuant to sub-section (b) of the definition of 30-Day True-Up Period, then the prior year’s Annual Burns Put Limitation Amount shall be applicable; provided, however, that, if Oak Hill delivers an Oak Hill Put Notice following the delivery of a Put Notice by Burns but prior to the applicable Put Closing therefor, then (x) the Put Closing in respect of such Put Notice from Burns shall be delayed so that such Put Closing shall occur immediately following the applicable Oak Hill Put Closing, (y) the Fair Market Value or Market Price, as applicable, shall equal the value or price used in connection with the applicable Oak Hill Put Closing and (z) if, after giving effect to such Oak Hill Put Closing, the number of Put Securities that would be within the applicable Annual Burns Put Limitation Amount is less than the minimum number specified in the Put Notice, then Burns may withdraw such Put Notice and the next Put Notice delivered by Burns during the remainder of such Put Year shall not be subject to the provisions of Section 2.5(c).
          (c) No Put Notice may be delivered if a Put Notice has already been delivered during the immediately preceding twelve (12) month period, and any such Put Notice shall be void ab initio; provided, however, if a Put Notice is withdrawn pursuant to Sections 2.2(a)(ii)(2) then Burns may deliver a Put Notice after the date that is six (6) months following the expiration of the applicable Decision Period in the case of Section 2.2(a)(ii)(2).
          (d) The Company shall, and HSI and Burns shall cause the Company to, provide the Designated Investment Banker with access, upon reasonable notice and during normal business hours, to management of the Company and to such documents and information as it shall reasonably request, including, without limitation, the most recently approved Company Budget and projections for the Company’s next fiscal year presented by Company management to the Company Board. Any access under this Section 2.5(d) shall be subject to such limitations

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as the Company may reasonably require to prevent the disclosure of non-public information and/or the material disruption of the business of the Company, including, without limitation, the execution of a non-disclosure agreement by the Designated Investment Banker in form and substance reasonably satisfactory to the Company. The Company shall provide reasonable prior written notice to HSI and Burns of any access to be provided by the Company to the Designated Investment Banker. HSI, Burns and their respective representatives shall have the right to accompany the Designated Investment Banker on any visits to Company’s facilities or in any meetings between the Designated Investment Banker and management of the Company.
          (e) All fees, costs and expenses of the Designated Investment Banker incurred in connection with the determination of the Burns Put Price hereunder shall be borne by the Company.
          (f) The Burns Put Rights granted hereunder are personal to Burns and may not be transferred or assigned by Burns other than in accordance with Section 3.8 hereof.
ARTICLE III
MISCELLANEOUS
     3.1. Choice of Law; Forum; Waiver of Jury Trial. This Agreement and all claims and controversies hereunder (whether based on contract, tort or any other theory) shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the state of New York sitting in the County of New York, State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each party hereby expressly submits to the personal jurisdiction and venue of such courts as provided above for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 3.2. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     3.2. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and delivered in person, by facsimile transmission (with a Notice

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contemporaneously given by another method specified in this Section 3.2) or by overnight courier service, at the following addresses (or at such other address for a party as shall be specified to the other parties by like Notice). All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).
(a)	If to HSI, to:

Henry Schein, Inc.
135 Duryea Road
Melville, NY 11747
Facsimile: (631) 843-5660
Attn: General Counsel

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile: (212) 969-2900
Attn: Steven Kirshenbaum, Esq.
(b)	If to Burns, to:

c/o Darby Group Companies, Inc.
300 Jericho Quadrangle
Jericho, NY 11753
Facsimile: (516) 688-2813
Attn: President

with a copy (which shall not constitute notice) to:

Salon, Marrow, Dyckman Newman & Broudy LLP
292 Madison Avenue
New York, NY 10017
Facsimile: (212) 661-3339
Attn: Joel Salon, Esq.
     3.3. Amendments. Any provision of this Agreement may be modified, amended or waived only by a writing signed by each of the parties hereto. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.
     3.4. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other

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provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.
     3.5. Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement among the parties with respect to the subject matter hereof.
     3.6. Construction. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     3.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     3.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may directly or indirectly assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of HSI and Burns. Notwithstanding the foregoing, (a) HSI shall be entitled to assign its rights and obligations under this Agreement, without the consent of any other party hereto, to any Affiliate of HSI; and (b) Burns shall be entitled to assign its rights and obligations under this Agreement, without the consent of any other party hereto to its Permitted Primary Transferees; provided, however, that (i) one Person reasonably acceptable to HSI, shall be appointed as agent with full power and authority to act conclusively and timely for and on behalf of all such Permitted Primary Transferees with respect to their rights and obligations hereunder, on terms and conditions reasonably satisfactory to HSI and (ii) HSI shall not incur or become subject to any additional obligations as a result of any such assignment. For the avoidance of doubt, in the event that HSI (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each case, the successors and purchasers of HSI or HSI’s properties and assets, as appropriate, shall agree to fulfill and comply with the obligations set forth in this Agreement. Notwithstanding any assignment by any party of its obligations hereunder, such assigning party shall remain primarily liable for all obligations so assigned.
[Signature Page Follows.]

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the date first above written.

HENRY SCHEIN, INC.

By:
Name:
Title:

BURNS VETERINARY SUPPLY, INC.

By:
Name:
Title:

BUTLER ANIMAL HEALTH HOLDING COMPANY, LLC (solely with respect to Sections 2.5(d) and 2.5(e) of this Agreement)

By:
Name:
Title:
[Signature Page to Burns Put Rights Agreement]